Exhibit 10.26

GROUND LEASE

THIS LEASE is made and entered into as of February 2, 2006 (the “Effective Date”), by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Lessor”), and 3401 HILLVIEW LLC, a Delaware limited liability company (“Lessee”).

RECITALS

A. Lessor owns that certain real property commonly known as 3401 Hillview Avenue, Palo Alto, California, and more particularly described in the attached Exhibit A (the “Land”).

B. Lessor and Lessee’s predecessor-in-interest are the parties to that certain Agreement to Lease dated as of August 18, 2004, as amended by that certain letter agreement dated as of December 15, 2004, and as further amended by that certain Second Amendment to Agreement to Lease dated as of January 20, 2005 (as amended, the “Agreement to Lease”), pursuant to which Lessee has agreed to lease the Land and all of the improvements on the Land (including all buildings, structures, systems, facilities and fixtures located on the Land, and any and all machinery, equipment, apparatus and appliances (not owned by subtenants) incorporated into the foregoing and used in connection with the operation or occupancy of the Land) (collectively, the “Improvements”) from Lessor. Accordingly, the Land and Improvements are referred to herein as the “Premises.”

NOW, THEREFORE, in consideration of the rents to be paid hereunder and of the agreements, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1. BASIC LEASE INFORMATION

The following is a summary of basic lease information. Each term or item in this Article 1 shall be deemed to incorporate all of the provisions set forth below pertaining to such term or item and to the extent there is any conflict between the provisions of this Article 1 and any more specific provision of this Lease, the more specific provision shall control.

Lessor:	The Board of Trustees of the
Leland Stanford Junior University

Address of Lessor:	Stanford Management Company
2770 Sand Hill Road
Menlo Park, CA 94025-3065
Attention: Director, Stanford Research Park
Facsimile: (650) 854-9268

Lessee:	3401 Hillview LLC

Address of Lessee:	176 South Street
Hopkinton, MA 01748
Attn: Vice President for
Worldwide Facilities
Facsimile: (508) 435-3324

With a copy to:	EMC Corporation
176 South Street
Hopkinton, MA 01748-9103
Attention: General Counsel
Facsimile: (508) 293-7189

Entitlement Period:	From the Effective Date through August 31, 2005 (as may be extended pursuant to Section 5.2)

Term:	Fifty-one (51) years, commencing on the Commencement Date

Commencement Date:	The day after the date the Entitlement Period expires

Rent Commencement Date:	The date that is three hundred nine (309) days after the Commencement Date

Expiration Date:	The date that is fifty-one (51) years after the Commencement Date

Minimum Annual Rent (Article 7):	7.25% multiplied by the Land Value Factor, multiplied by Entitled Square Feet, and as adjusted pursuant to Article 7

Use (Article 10):	Research and development (as further described in Section 10.2)

ARTICLE 2. DEFINITIONS

As used in this Lease, the following terms shall have the following meanings, applicable, as appropriate, to both the singular and plural forms of the terms herein defined:

“2003 Rules” means (a) the City ordinances and resolutions, rules, regulations, and official policies that are in effect on June 10, 2003 and attached as an exhibit to the Mayfield Development Agreement, and the City ordinances and resolutions, rules, regulations and official policies that are incorporated therein by reference, and (b) the 1998-2010 Palo Alto Comprehensive Plan, all as modified by Section 6 of the Mayfield Development Agreement and limited by Sections 7 and 8 of the Mayfield Development Agreement.

“3421 Hillview Premises” is defined in Section 5.6.

“Additional Improvements and Alterations” are defined in Section 12.1.

“Additional Rent” is defined in Section 8.1.

“Affiliate” means (a) any entity of which a majority of the voting or economic interest is owned, directly or indirectly, by Lessee; (b) any entity in which Lessee or a person referred to in the preceding clauses is a controlling stockholder, controlling partner or controlling member; (c) any person or entity which is a controlling stockholder, controlling partner or controlling member of Lessee or of any person or entity referred to in the preceding clauses; or (d) any person or entity directly or indirectly controlling, controlled by or under common control with, Lessee or any person or entity referred to in any of the preceding clauses. For purposes of this definition, “control” means owning directly or indirectly fifty percent (50%) or more of the beneficial interest in such entity or the direct or indirect power to control the management policies of such person or entity, whether through ownership, by contract or otherwise.

“Agreement to Lease” is defined in Recital B.

“Alterations” means any additional improvements, alterations, remodeling, or reconstruction of or to the Improvements existing on the Premises as of the Commencement Date.

“Applicable Laws” means (a) all applicable laws, statutes, codes, ordinances, orders, resolutions, rules, regulations and requirements, including, without limitation, all Environmental Requirements, of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities, and officers thereof; (b) all judicial rulings, decrees and orders; and (c) all orders, rules and regulations of the Pacific Fire Rating Bureau, and the American Insurance Association (formerly the National Board of Fire Underwriters) or any other body exercising similar functions relating to or affecting the Premises, the Improvements now or hereafter located on the Premises or the use, operation or occupancy of the Premises for the purposes permitted hereunder. In each instance, Applicable Laws shall include those existing as of the Commencement Date and those hereafter enacted.

“Appropriation” means any taking by exercise of right of condemnation (direct or inverse) or eminent domain, or requisitioning by military or other public authority for any purpose arising out of a temporary emergency or other temporary circumstance or sale under threat of condemnation. “Appropriated” means having been subject to such taking and “Appropriating” means exercising such taking authority.

“ARB” is defined in Section 5.3.

“Award” means the amount paid by the Appropriating authority as a result of an Appropriation.

“Basic Lease Information” means the information contained in Article 1.

“City” means the City of Palo Alto.

“Commencement Date” is defined in Article 1.

“Complete ARB Application” is defined in Section 5.3.

“Cooperation Agreement” is defined in Section 3.1.

“Demolition Work” is defined in Section 12.9.

“Development Impact Fees” means all fees collected by the City from applicants for new development, including all forms of approvals and permits necessary for development, for the funding of public services, infrastructure, improvements or facilities, but not including taxes or assessments or fees for processing applications or permits or for design review. The fees included in this definition include, but are not limited to those included in Chapters 16.45, 16.57, 16.58 of the Municipal Code, those for traffic improvements and mitigation; provided nothing herein shall preclude the City from collecting fees lawfully imposed by another entity having jurisdiction which the City is required or authorized to collect pursuant to state law.

“Effective Date” is defined in Article 1.

“Entitled Square Feet/Footage” is defined in Section 7.1.

“Entitlement Cost” is defined in Section 5.1(c).

“Entitlement Period” is defined in Article 1.

“Entitlements” is defined in Section 5.1(a).

“Environmental Audit” is defined in Section 19.5.

“Environmental Claims” means all claims, demands, suits, actions (including, without limitation, notices of noncompliance, charges, directives, and requests for information), causes of action, orders, judgments, settlements, damages, losses, diminutions in value, penalties, fines, actions, proceedings, obligations, liabilities (including strict liability), encumbrances, liens, costs (including, without limitation, costs of investigation and defense of any claim, whether or not such claim is ultimately defeated, and costs of any good faith settlement or judgment), and expenses of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ and consultants’ fees and disbursements, any of which are incurred at any time, arising out of or related to Environmental Requirements, including, without limitation:

(a) Damages for personal injury, or injury to property or natural resources occurring upon the Premises or off the Premises, foreseeable or unforeseeable, including, without limitation, the cost of demolition and rebuilding of any improvements on real property, interest and penalties;

(b) Claims brought by or on behalf of employees of Lessee, with respect to which Lessee waives any immunity to which it may be entitled under any industrial or worker’s compensation laws;

(c) Fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of Releases of Hazardous Substances (whether or not performed voluntarily) or violation of Environmental Requirements, including, but not limited to, preparation of feasibility studies or reports, or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, reasonably necessary to restore full economic use of the Premises or any other property, or otherwise expended in connection with such conditions, and including without limitation any attorneys’ fees, costs and expenses incurred in enforcing this Lease or collecting any sums due hereunder;

(d) Liability to any third person or governmental agency to indemnify such person or agency for costs expended in connection with the items referenced above; and

(e) Diminution in the value of the Premises, and damages for the loss of business and restriction on the use of, or adverse impact on the marketing of, rentable or usable space or any amenity of the Premises.

“Environmental Requirements” means, to the extent applicable to the Premises, all present and future statutes, regulations, rules, ordinances, codes, common law, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, and all amendments thereto, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, California, and political subdivisions thereof, and all applicable judicial, administrative and regulatory decrees, judgments, and orders relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (a) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Substances, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances; and (b) all requirements pertaining to the health and safety of employees or the public. Environmental Requirements include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act; the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the California Medical Waste Management

Act and Radiation Control Law; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act and the National Environmental Policy Act and any and all state or local law counterparts.

“Exacerbation” means any direct, material adverse impact on a Pre-Existing Environmental Condition that arises out of, is the result of, or is related to the acts or omissions (where there is a duty to act) of Lessee or Lessee’s Agents, subtenants or invitees on or about the Premises during the Entitlement Period or the Term. Exacerbation includes, without limitation, actions which speed, redirect or enhance the migration of groundwater contamination at the Premises in a fashion that causes a material adverse impact (for example, by causing Hazardous Substances to migrate to deeper aquifers), actions which cause damage to or limit the effectiveness of any existing remediation systems or equipment, and actions which give rise to Environmental Claims. Notwithstanding the foregoing or any provision hereof to the contrary, “Exacerbation” does not include (and Lessee shall have no liability for, and no obligation to indemnify, defend or hold Lessor harmless from or against any losses, costs, damages, or expenses arising from) any exacerbation of any Pre-Existing Environmental Condition resulting from any investigation of the Premises or any construction activity provided that such investigation or construction activity is performed: (A) in accordance with the scope and logistics therefor approved (or deemed approved) by Lessor pursuant to the provisions of Section 12.10 hereof; and (B) in a manner that meets then current industry standards for such investigation, or for the conduct of construction activity in areas of potential environmental sensitivity.

“Excess Rent” is defined in Section 24.4.

“Existing 3421 Square Footage” is defined in Section 5.6(d).

“Expiration Date” is defined in Article 1.

“Event of Default” is defined in Section 26.1.

“Fair Market Land Value” as determined from time to time, means the arms-length fair market value of the fee simple interest in the Land (as unimproved) for real property comparable to the Premises (in terms of location, permitted densities, views and allowable uses), based on the maximum square foot of improvements permitted by Applicable Laws as of the time of such determination. No value shall be attributed to and no consideration shall be given to buildings or other improvements on the Land or to Lessee’s income or profits derived in whole or in part from the Land or any other source. In the event the parties cannot agree as to the Fair Market Land Value after thirty (30) days of good faith negotiations, the Fair Market Land Value shall be determined pursuant to the process described in Exhibit B.

“First Class” means having a standard of condition, maintenance, repair and operation at least equal to comparable properties in the Stanford Research Park as of the Commencement Date.

“Force Majeure” means any delay in the performance of construction, installations, repairs, alterations, additions or improvements under this Lease by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials, or by any other reason (financial inability excluded) beyond the performing party’s reasonable control.

“Founding Grant” is defined in Section 10.3.

“Full Insurable Replacement Value” is defined in Section 20.2.

“Handbook” is defined in Section 12.5(a).

“Hazardous Substance” means any substance, material or waste:

(a) the presence of which requires investigation or remediation under any Environmental Requirement;

(b) which is or becomes listed, regulated or defined as a “hazardous waste,” “hazardous substance,” “hazardous material”, “toxic substance”, “hazardous air pollutant”, “pollutant,” “infectious waste,” “bio-hazardous waste”, “medical waste”, “radioactive waster”, or “contaminant” under any Environmental Requirement;

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous to human health, safety, wildlife or the environment and is or becomes regulated under any Environmental Requirement;

(d) which falls into one of the categories listed in clauses (a) through (c) above, and the presence or Release of which at, on, under or from the Premises causes or threatens to cause a nuisance upon the Premises or to surrounding properties or poses or threatens to pose a hazard to the environment or the health or safety of persons on or about the Premises; or

(e) which falls into one of the categories listed in clauses (a) through (c) above, and the presence of which on adjacent properties could constitute a trespass by Lessee.

Without limitation of the foregoing, Hazardous Substances shall include gasoline, diesel fuel and other petroleum hydrocarbons and the additives and constituents thereto, including MTBE; polychlorinated biphenals (PCBs); asbestos and asbestos-containing material; lead; urea formaldehyde foam insulation; radon gas and microbial material (including mold).

“Improvements” are defined in Recital B, and shall also include (a) all Replacement Improvements, MDA Improvements and Additional Improvements and Alterations, once constructed on the Premises, and (b) the existing building located on the 3421 Hillview Premises (if applicable), when the 3421 Hillview Premises are leased by Lessee pursuant to Section 5.6.

“Institutional Lender” is defined in Section 25.1(c).

“Interest Rate” means the lesser of (a) the rate of interest charged by Bank of America at its offices in San Francisco as its prime or reference rate, plus 4%; or (b) the highest rate permitted under Applicable Laws, compounded monthly.

“Land” is the real property more particularly described in Exhibit A.

“Land Value Factor” is defined in Section 7.2(a).

“Lease Amendment” is defined in Section 5.6.

“Lease Year” means each successive twelve month period commencing on September 1 and ending on August 31, provided that the first partial Lease Year shall commence on the Commencement Date and the last partial Lease Year shall end on the Termination Date.

“Leasehold Mortgage” is defined in Section 25.1(a).

“Lessee Environmental Activity” means (a) any use, treatment, keeping, handling, storage, transport, sale or Release at, on, under or from the Premises of any Hazardous Substance during the Entitlement Period or the Term by Lessee or Lessee’s Agents, subtenants or invitees, or (b) the Exacerbation of any Pre-Existing Environmental Condition, as defined in Section 19.8 by Lessee or Lessee’s Agents, subtenants or invitees.

“Lessee’s Agents” means Lessee’s employees, agents and contractors.

“Lessor Released Parties” is defined in Section 19.10(b).

“Lessor’s Agents” means Lessor’s employees, agents and contractors.

“Liens” are defined in Section 16.1.

“Mayfield Development Agreement” is defined in Section 5.5.

“MDA Entitlement Turnover Date” is defined in Section 5.5(c).

“MDA Improvements” are defined in Section 5.5(a).

“MDA Rights” is defined in Section 5.5.

“Minimum Annual Rent” is defined in Section 7.3(a).

“Offer” is defined in Section 23.5(a).

“Official Records” is defined in Section 3.1.

“Permitted Sublease” is defined in Section 24.3.

“Pre-Existing Environmental Condition” is defined in Section 19.8.

“Premises” is defined in Recital B.

“Project Costs” is defined in Section 9.2.

“Property Taxes” are defined in Section 8.2.

“Proposed District” is defined in Section 8.6.

“Release” with respect to Hazardous Substances, means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Substances into the environment; provided that “Release” shall not include the migration, seepage or discharge on, over or across the Premises of any Hazardous Substance that originates off of the Premises.

“Rent” means Minimum Annual Rent and Additional Rent.

“Rent Commencement Date” is defined in Article 1.

“Rent Reset Date” is defined in Section 7.2(b).

“Replacement Improvements” are defined in Section 5.1(a).

“Roche” is defined in Section 3.1.

“Roche Utilities” are defined in Section 5.6.

“SAP” means SAP Labs, Inc., a Delaware corporation.

“SAP Lease” is defined in Section 5.6.

“SEC” is defined in Section 23.2(g).

“Supplemental Audit” is defined in Section 19.5.

“Term” is defined in Article 1.

“Termination Date” means the Expiration Date or such earlier date as this Lease is terminated pursuant to any provision hereof.

“Transfer” is defined in Section 23.1.

“Transfer Costs” are defined in Section 24.4.

“Transit Fees” are defined in Section 8.7.

“Work Product” is defined in Section 5.1(b).

ARTICLE 3. LEASE OF PREMISES; RESERVATION OF RIGHTS

Section 3.1 Lease of Premises. As of the Effective Date, Lessor hereby leases the Premises to Lessee, and Lessee hereby leases the Premises from Lessor on the terms and conditions set forth in this Lease. Without limiting the foregoing, the Premises shall include and Lessor hereby assigns to Lessee the rights and interests granted to Lessor pursuant (a) that certain Easement Agreement dated April 14, 2003 by and between Lessor and Roche Palo Alto LLC (“Roche”) recorded April 15, 2003 as Document No. 16965762 in the Official Records of Santa Clara County (the “Official Records”), and (b) that certain Reciprocal Easement Agreement by and between Lessor and Roche dated April 14, 2003, recorded April 15, 2003 as Document No. 16915759 in the Official Records, as amended by that certain First Amendment by and among Lessor, Lessee and Roche dated February 3, 2005, and recorded March 29, 2005 as Document No. 18295968 in the Official Records. This Lease shall be subject to (a) all Applicable Laws and all zoning and other governmental regulations now or hereafter in effect, (b) all liens, encumbrances, restrictions, rights and conditions of law or of record existing as of the Effective Date, and (c) all other matters affecting title to or use of the Premises either known to Lessee or ascertainable by survey or investigation, including without limitation that certain Cooperation Agreement dated as of April 14, 2003 by and between Lessor and Roche, and as restated and amended as of February 3, 2005 pursuant to that certain Restated and Amended Cooperation Agreement by and between Roche, Lessor and Lessee (as amended and restated, the “Cooperation Agreement”).

Section 3.2 Reservation of Rights.

(a) Lessor hereby reserves the right of Lessor, at all reasonable times and following reasonable advance written notice to Lessee, to enter and to permit the City, the County of Santa Clara, the Santa Clara Valley Water District, other governmental bodies, public or private utilities and any other persons or entities authorized by Lessor to enter upon the Premises for the purposes of (i) installing, using, operating, maintaining, renewing, relocating and replacing (A) underground wells, (B) water, oil, gas, steam, storm sewer, sanitary sewer and other pipe lines, and (C) telephone, electric, power and other lines, conduits, and facilities; (ii) flood control; (iii) maintenance of rights of way; and (iv) remediation of Hazardous Substances in, on, or under, the Premises or any other property in the neighborhood of the Premises.

(b) Lessor hereby retains the sole and exclusive right, at all reasonable times and following reasonable advance written notice to Lessee, to enter upon the Premises to mine or otherwise produce or extract by any means whatsoever, whether by slant drilling or otherwise, oil, gas, hydrocarbons and other minerals (of any character) in or under or from the Premises, such mining, production or extraction to be for the sole benefit of Lessor without obligation to pay Lessee for any or all of the substances so mined, produced or extracted; provided, however, that none of the operations for such mining, production or extraction shall be conducted from the surface of the Premises, but only at such depth beneath the surface as not to interfere with the use of the Premises or the stability of any Improvements on the Premises.

(c) Lessor shall be entitled, at all reasonable times and upon reasonable advance written notice to Lessee, to go upon and into the Premises and the Improvements for the purposes of (i) inspecting the same; (ii) inspecting the performance by Lessee of the terms, covenants, agreements and conditions of this Lease; (iii) posting and keeping posted thereon notices of non-responsibility for any construction, alteration or repair; and (iv) any other reason permitted under this Lease. Notwithstanding the foregoing, Lessor shall have the right to go upon and into the Premises and the Improvements during the Entitlement Period, at any time and without prior notice to Lessee, as Lessor deems necessary.

(d) In exercising or delegating its rights under this Section 3.2, Lessor shall not materially interfere with Lessee’s use of the Premises or materially adversely affect any Improvements on, or the use, operation or value of the Premises. Without limiting the foregoing:

(i) Lessor shall conduct all of Lessor’s activities (and the activities of any person or entity authorized by Lessor to enter upon the Premises pursuant to the rights reserved by Lessor under this Section 3.2), in full compliance with each law, zoning restriction, ordinance, rule, regulation or requirement of any governmental or quasi-governmental agency with jurisdiction over the Property;

(ii) Lessor shall make every reasonable effort to accommodate the requests of Lessee and any occupants of the Premises regarding any of Lessor’s activities so as to minimize interference with business operations at the Premises;

(iii) Prior to entering the Premises to perform any of Lessor’s activities permitted under subsections 3.2(a) or (b), (or permitting any other person or entity to enter upon the Premises pursuant to the rights reserved by Lessor under those subsections), Lessor shall provide to Lessee a certificate of insurance (or in Lessor’s case only, self-insurance) showing that Lessor (or such other person or entity, if applicable) maintains in full force and effect a policy of comprehensive general liability insurance (A) covering the activities of Lessor (or such other person or entity) (including its employees, independent contractors and agents) in connection with such activities, (B) in an amount not less than $3 million combined single limit per occurrence from a carrier reasonably acceptable to Lessee (which coverage amount shall be subject to annual adjustment as of the first (1st) day of each Lease Year after the Rent Commencement Date to reflect percentage increases in the Index), (C) naming Lessee, its officers and directors as additional insureds, and (D) requiring at least thirty (30) days written notice to Lessee prior to cancellation or reduction in coverage. All of Lessor’s activities pursuant to this Section shall be at Lessor’s sole cost and expense. Lessor shall promptly repair any damage to the Premises caused by such activities, and shall keep the Premises free of mechanics’ or materialmens’ liens arising as a result thereof. In no event shall Lessee be entitled to terminate this Lease as a result of Lessor’s exercise of its rights under this Section 3.2, notwithstanding any possible liability of Lessor for damages as a result of its breach of this Lease, violation of Applicable Law, negligence or willful misconduct. Except to the extent of Lessor’s breach of this Lease, violation of Applicable Law, negligence or willful misconduct in the exercise of its rights under this

Section, Lessee hereby waives and releases any claims for damages for any injury or inconvenience to or interference with Lessee’s business at the Premises, any loss of occupancy or quiet enjoyment or the Premises or any other loss, damage, liability or cost occasioned by Lessor’s exercise of the rights reserved to Lessor under, or granted to Lessor pursuant to this Section. Notwithstanding the foregoing, Lessor shall indemnify and hold Lessee harmless from and against any and all damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or relating to the breach of this Lease, violation of Applicable Law, Release of Hazardous Substances on or under the Premises, exacerbation of any Pre-Existing Environmental Condition, negligence or willful misconduct, in each instance caused by Lessor or Lessor’s Agents in the exercise of Lessor’s rights under this Section.

(e) Lessee hereby acknowledges that, as owner and in the best interests of the Stanford Research Park, Lessor may find it necessary or convenient from time to time to apply for entitlements, seek rezoning, or otherwise endeavor to negotiate agreements with the governmental entities having jurisdiction over the Stanford Research Park. Lessee agrees that so long as Lessor’s efforts do not (i) have a material adverse impact on Lessee’s investment in, or the use, operation, value or marketability of the Premises, (ii) discriminate against the Premises or disproportionately burden the Premises as compared to other properties in the Stanford Research Park, and (iii) cause Lessee to incur any cost or expense, Lessee shall not publicly oppose or object to any such efforts by Lessor.

ARTICLE 4. ACCEPTANCE OF PREMISES

Section 4.1 Lessee’s Due Diligence. Prior to entering into this Lease, Lessee has made a thorough, independent examination of the Premises and all matters relevant to Lessee’s decision to enter into this Lease, and Lessee is thoroughly familiar with all aspects of the Premises and is satisfied that they are in an acceptable condition and meet Lessee’s needs. Without in any way limiting the generality of the foregoing, Lessee’s inspection and review has included, to the extent that Lessee in its sole discretion has deemed necessary or appropriate:

(a) all matters relating to title; all municipal and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes; and all matters relating to the development potential of the Premises;

(b) the physical condition of the Premises, including the soils and groundwater, any other geological conditions, engineering data (including, but not limited to, engineering evaluations of the Improvements), the presence or absence of Hazardous Substances on, under or in the vicinity of the Premises, the availability of utilities to the Premises, and all other physical and functional aspects of the Premises;

(c) the boundaries of the Premises and all easements and access rights to which the Premises are subject;

(d) Lessee’s ability to obtain appropriate licenses and satisfy all licensing requirements under Applicable Laws;

(e) all material documents relating to the ownership and operation of the Premises made available to Lessee; and

(f) the economics of the business Lessee intends to conduct on the Premises, including without limitation, market conditions and financial viability.

Section 4.2 Acceptance of the Premises. Lessee acknowledges that, except as otherwise provided in this Lease or the Agreement to Lease, Lessor has made no representations or warranties, express or implied, regarding the Premises or matters affecting the Premises, whether made by Lessor, on Lessor’s behalf or otherwise, including, without limitation, the physical condition of the Premises, title to, or the boundaries of the Premises, pest control matters, soil conditions, the presence, existence or absence of Hazardous Substances on or in the vicinity of the Premises, compliance of the Premises and Improvements with Applicable Laws, structural and other engineering characteristics (including seismic damage) of the Premises, traffic patterns, market data, economic conditions or projections, the availability of utilities, the development potential of the Premises, the suitability of the Premises for the intended use, the likelihood of deriving business from or other characteristics of The Leland Stanford Junior University, the economic feasibility of the business Lessee intends to conduct on the Premises, or any other matter pertaining to the Premises or the market and physical environments in which the Premises are located. Lessee acknowledges: (a) Lessee is a sophisticated real estate operator and owner with sufficient experience and expertise to evaluate the Premises and the operations conducted on the Premises and the risks associated with acquiring a leasehold interest in the Premises upon the terms and conditions set forth herein; (b) Lessee has received sufficient information and had adequate time to make such an evaluation; (c) Lessee has entered into this Lease with the intention of relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Premises; (d) in connection with its investigations and inspections of the Premises, Lessee has had the opportunity to obtain the advice of advisors and consultants, including but not limited to environmental consultants, engineers and geologists, soils and seismic experts, to conduct such environmental, geological, soil, hydrology, seismic, physical, structural, mechanical and other inspections of the Premises as Lessee deemed to be necessary, and that Lessee has reviewed thoroughly the reports of such advisors and consultants, as well as all materials and other information given or made available to Lessee by Lessor and by public and governmental entities; and (e) Lessee is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in or required pursuant to this Lease or the Agreement to Lease. Lessee further acknowledges that it has not received from or on behalf of Lessor any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors except to the extent of any representations and warranties of Lessor provided in this Lease or in the Agreement to Lease. Except to the extent of any express representations or warranties provided in this

Lease or in the Agreement to Lease, Lessee has satisfied itself as to such suitability and other pertinent matters by Lessee’s own inquiries and tests into all matters relevant in determining whether to enter into this Lease. Except as otherwise specifically provided in this Lease or in the Agreement to Lease, Lessee accepts the Premises in its existing condition and hereby expressly agrees that if any remedial or restoration work is required in order to conform the Premises to the requirements of Applicable Laws, Lessee shall assume sole responsibility for any such work. Except as otherwise specifically provided in this Lease or in the Agreement to Lease, Lessee is acquiring on the Effective Date a leasehold interest in the Premises in its “AS IS” condition and “WITH ALL FAULTS”.

ARTICLE 5. ENTITLEMENTS

Section 5.1 Entitlement of Replacement Improvements.

(a) As provided in Section 5.3, Lessee’s obligations hereunder are subject to Lessee obtaining, at its sole cost and expense, prior to expiration of the Entitlement Period, all necessary entitlements from the City, including, without limitation, a building permit (the “Entitlements”), allowing construction of at least 333,000 square feet of office and research and development buildings on the Land (the “Replacement Improvements”), such Replacement Improvements to be acceptable to Lessee in design, schedule and cost. Notwithstanding the foregoing, Lessee shall not agree to any obligations with respect to the Entitlements that would any way bind Lessor, the Premises, or any part thereof prior to the Commencement Date. Lessor acknowledges that Lessee’s obligations hereunder do not include a covenant to obtain the Entitlements, and that Lessee shall not be obligated to appeal the denial of any Entitlement or to defend any appeal of any Entitlement.

(b) Lessee shall obtain the prior written approval of Lessor for all submissions and applications to any government authority regarding the Premises and the Entitlements pursuant to the provisions of Section 12.1(e) and shall provide to Lessor in connection with any request for approval a copy of any such submission or application, together with complete copies of all correspondence, written materials, plans, studies, maps and applications that Lessee intends to provide to such government authority. All such correspondence, written materials, plans, studies, maps and applications that are intended to be submitted to governmental authorities, together with all such other written materials that are prepared by or for Lessee in connection with obtaining the Entitlements are herein referred to as the “Work Product.” Notwithstanding the foregoing or any other provision hereby to the contrary, including, without limitation, the provisions of Section 12.1(e), if Lessor fails to give written notice to Lessee within five (5) business days after Lessee makes any submittal (or resubmittal) to Lessor of any application for Entitlements either approving such submittal (or resubmittal) or specifying Lessor’s reasonable objections thereto, then the Entitlement Period shall be extended on a day-by-day basis for each day until Lessor issues such approval or reasonable objection. Lessor shall also have the right to approve all proposed exactions, mitigations and other conditions of approval relating to the Entitlements before they are imposed; provided that such approval right shall apply only to the extent such exactions, mitigations and other conditions of approval materially adversely affect other property owned by Lessor in the vicinity of the Premises. Lessee shall keep Lessor reasonably apprised as to the scheduling of meetings with governmental authorities in connection with Lessee’s pursuit of the Entitlements. Without limiting the foregoing, the provisions of Section 3.1(c)(vi) of the Agreement to Lease shall continue to apply during the Entitlement Period.

(c) In addition to the foregoing, Lessor may provide Lessee with such reasonable assistance as Lessee may request, provided that such assistance shall be at no cost or expense to Lessor. Lessee shall pay for all costs (the “Entitlement Costs”) incurred in connection with all submissions, applications and other matters related to obtaining the Entitlements, including, without limitation, filing fees and the costs of all of the Work Product, provided, however, that in no event shall Lessee be obligated to pay or reimburse Lessor for any costs or expenses incurred by Lessor relating to Entitlements unless Lessee and Lessor agreed in writing in advance that Lessee would pay or reimburse Lessor for such costs or expenses. Under no circumstances shall Lessor have any obligation or liability to pay any of the Entitlement Costs unless the parties otherwise agree in writing in advance. In the event this Lease is terminated during the Entitlement Period or upon the expiration thereof for any reason, Lessee shall assign to Lessor the rights to all of the Work Product, so that Lessor can, if it so elects, move forward with the development of the Replacement Improvements.

Section 5.2 Entitlement Period. The Entitlement Period shall expire on August 31, 2005, subject to the extension rights provided below. If Lessee does not obtain the Entitlements during the Entitlement Period, then Lessee shall have the right (but not the obligation) to extend the Entitlement Period for an additional ninety (90) day period, provided that (a) Lessee has used commercially reasonable efforts to obtain the Entitlements during the initial Entitlement Period, including, without limitation, submitting the Complete ARB Application (as defined in Section 5.3) no later than June 30, 2005, and (b) Lessee provides Lessor notice of its intent to extend the Entitlement Period prior to the expiration of the initial Entitlement Period. If, after the first 90-day extension of the Entitlement Period, Lessee still has not obtained the Entitlements despite continued commercially reasonable efforts to do so, then Lessee shall have the right (but not the obligation) to extend the Entitlement Period for a second ninety (90) day period; provided that Lessee complies with the requirements set forth in subsection (a) above and provides Lessor notice of its intent to extend the Entitlement Period prior to the expiration of the initial 90-day extension period. In addition, if Lessee’s inability to obtain the Entitlements during the Entitlement Period is due to (i) a governmental or legally mandated delay beyond Lessee’s reasonable control resulting from an appeal from or legal challenge to an entitlement decision, (ii) the determination by the City that the proposed construction of the Replacement Improvements will require an environmental impact report, or (iii) any request by any Entitlement-granting authority that Lessee consider potential impacts from development of the MDA Improvements on the Premises, then Lessee shall have the right (but not the obligation) to extend the Entitlement Period for an additional period of no more than two hundred seventy (270) days, provided that Lessee has continued to use commercially reasonable efforts to obtain the Entitlements during the second 90-day extension and that Lessee provides Lessor notice of its intent to extend the Entitlement Period prior to the expiration of the second

90-day extension period. Notwithstanding the foregoing, the Entitlement Period (as extended pursuant to this Section, if applicable) shall automatically expire and the Term shall commence once Lessee obtains the Entitlements. Notwithstanding any provision of this Agreement to the contrary, no Entitlement shall be deemed to be “obtained” unless and until all appeal periods applicable thereto shall have expired without the filing of any appeal or all appeals shall have been fully and finally adjudicated in favor of issuance of the Entitlements.

Section 5.3 Lessee’s Right to Terminate. In the event Lessee does not obtain the Entitlements (including, without limitation, the building permit) in form and substance satisfactory to Lessee within the Entitlement Period (including any extension thereof in accordance with Section 5.2) for any reason, Lessee shall have the right to terminate this Lease upon written notice to Lessor given within thirty (30) days after the expiration of the Entitlement Period. Provided that Lessee has submitted a Complete ARB Application to the City Architectural Review Board (the “ARB”) no later than June 30, 2005, upon Lessee’s termination of this Lease in accordance with the terms of this Section, Lessor shall return the Deposit (as defined in the Agreement to Lease) and all interest accrued thereon to Lessee. In the event Lessee has failed to submit a Complete ARB Application within such period, Lessor shall have the right to retain the Deposit and all interest accrued thereon as consideration for Lessor’s agreement to allow Lessee to terminate this Lease. For the purposes of this Section, the parties agree that the application submitted by Lessee to the ARB shall be deemed to be a “Complete ARB Application” if (a) Lessee submits to Lessor a draft of the ARB application before filing same with the ARB and the parties agree that such submittal is a complete package under the then-current ARB rules for a formal ARB hearing (not merely a study session or a preliminary hearing). It is further agreed that a subsequent determination by the ARB that the application was not complete for the purposes of a final hearing shall not change the status of the application as a Complete ARB Application for the purposes of this Section 5.3.

Section 5.4 Lessor’s Right to Terminate. In the event Lessee has not completed construction of at least 333,000 square feet of Replacement Improvements on the Premises by the fifth (5th) year anniversary of the Effective Date, Lessor shall have the right to terminate this Lease upon written notice to Lessee, which notice shall be effective only if delivered no later than ninety (90) days after such fifth (5th) anniversary date, and only in the event that Lessee fails to complete the Replacement Improvements within one hundred twenty (120) days after the date Lessee receives Lessor’s termination notice, subject to extension for Force Majeure. The Replacement Improvements shall be deemed completed when all building shells have been completed, the buildings are weather-tight, and the site has been landscaped.

Section 5.5 MDA Rights.

(a) In addition to the Replacement Improvements, Lessor shall assign to Lessee up to 100,000 square feet of Lessor’s first priority entitlement rights that are not linked to the development of housing or the performance or satisfaction of any other condition or obligation on the part of Lessor under the Mayfield Development Agreement

(as defined below) (the “MDA Rights”) [for purposes of clarification such first priority rights are those defined as the “Phase 1 Square Footage” in Section 6.1.1 of the Mayfield Development Agreement] if and when the development agreement for the Stanford Research Park that is currently being negotiated between Lessor and the City (the “Mayfield Development Agreement”) is executed (it being agreed that Lessee shall not be obligated to accept the assignment of any less than 90,000 s.f. of entitlement rights unless Lessee otherwise agrees in writing in its sole discretion); provided, however, that the assignment of the MDA Rights shall not occur until after the date that Lessee’s right to terminate this Lease pursuant to Section 5.3 has expired without exercise by Lessee. Lessor shall designate the Premises as a “Designated Site” (as such term is defined in the Mayfield Development Agreement) upon the date of such assignment; and within ten (10) days after written notice from Lessee describing the MDA Improvements (as such term is defined below), Lessor shall designate the MDA Improvements as a “Designated Project” under the Mayfield Development Agreement. Such designations shall not be revoked by Lessor unless and until Lessee reassigns the MDA rights to Lessor pursuant to subsections (b) or (c) below. Once assigned to Lessee by Lessor, the MDA Rights shall be included within the definition of Entitled Square Footage as provided in Section 7.1, subject to the following:

(i) Lessee shall be entitled to construct the allocated square footage (the “MDA Improvements”) based on the development rights set forth in the Mayfield Development Agreement that are applicable to the MDA Rights, including, without limitation, the application of the 2003 Rules, the City’s agreement that no Development Impact Fees will be required to be paid, and no material adverse changes to the applicable provisions of the Mayfield Development Agreement.

(ii) Neither the City nor any other governmental authority shall impose requirements on the construction of the MDA Improvements that are materially different from those imposed on the Replacement Improvements in terms of construction methods or materials, design criteria, and other aspects of the physical condition of the improvements.

(b) In the event that either of the conditions in Sections 5.5(a)(i) and (a)(ii) are not satisfied or waived in writing by Lessee, or if for any reason beyond Lessee’s reasonable control Lessee is unable to obtain final ARB approval for the MDA Improvements despite commercially reasonable efforts to do so and Lessor’s approval of Lessee’s ARB submission, Lessee shall so notify Lessor in writing, whereupon Lessor shall have the right to seek satisfaction of the conditions in Sections 5.5(a)(i) and (a)(ii) and to obtain ARB approval for the MDA Improvements through enforcement of its rights under the Mayfield Development Agreement and/or (at Lessor’s sole election) payment of any Development Impact Fees. The date of such notice to Lessor shall be referred to herein as the “MDA Entitlement Turnover Date.” For purposes of this Section 5.5(b), “commercially reasonable efforts” to obtain final ARB approval shall mean that Lessee files an application with the ARB that has been approved by Lessor and uses commercially reasonable efforts to obtain final ARB approval for a period of one hundred eighty (180) days after the date of such application. If Lessor has not succeeded in obtaining satisfaction of the conditions in Sections 5.5(a)(i) and (a)(ii) and final ARB approval for the MDA Improvements within one hundred eighty (180) days after the MDA Entitlement Turnover Date, then Lessee may elect to re-assign the MDA Rights to

Lessor, whereupon Lessee shall execute a written re-assignment of the MDA Rights to Lessor and the Entitled Square Footage shall be accordingly reduced by the actual square footage of the MDA Rights initially assigned to Lessee, retroactive to the date of such initial assignment to Lessee. Notwithstanding the foregoing, Lessee agrees that in the event any third party appeals any entitlement for the construction of the MDA Improvements, Lessee will not have any right to reassign the MDA Rights under this subsection unless and until such appeal has been concluded with a final determination by the City that results in a failure of one or both of the conditions in Sections 5.5(a)(i) and (a)(ii) or the refusal of the City to issue a building permit, except as set forth below. Lessee shall be obligated to defend any such third-party appeal at its sole cost and expense, but Lessee shall not be obligated to appeal any denial of its right to develop the MDA Improvements that has been finally determined by the Palo Alto City Council, nor shall Lessee be obligated to defend any third-party appeal of any decision of the Palo Alto City Council in favor of its right to develop the MDA Improvements. In the event the ARB disapproves the development of the MDA Improvements in a final decision, Lessee shall have no obligation to appeal such denial, it being agreed that any such appeal may be brought by Lessor at Lessor’s sole cost and expense (and at Lessor’s sole election) but with cooperation from Lessee; provided, however, that if Lessor shall fail to resolve such appeal and obtain final ARB approval within one (1) year after the MDA Entitlement Turnover Date, then Lessee shall have the right to reassign the MDA Rights under this subsection at any time after the expiration of such one (1) year period. If Lessee or Lessor obtains ARB approval for the MDA Improvements pursuant to the foregoing provisions of this Section 5.5(b), but Lessee is unable to obtain a building permit for the MDA Improvements due to reasons beyond Lessee’s reasonable control (e.g. a change in Applicable Laws), then Lessee shall also have the right to reassign the MDA Rights to Lessor. Until such time as Lessee shall re-assign the MDA Rights to Lessor in accordance with the provisions of this Section 5.5(b), Lessee shall continue to pay Rent with respect to the MDA Rights; provided, however, that if Lessee so re-assigns the MDA Rights, then, at the time of such re-assignment, Lessor shall refund to Lessee all Rent paid by Lessee with respect to the MDA Rights prior to the date of such re-assignment.

(c) If Lessee does not commence construction of the MDA Improvements within five (5) years after receiving the MDA Rights, upon election by Lessor, Lessee shall re-assign the MDA Rights to Lessor and the Entitled Square Footage shall be accordingly reduced by the actual square footage of the MDA Rights assigned to Lessee. Lessor’s termination notice shall be effective only if delivered no later than ninety (90) days after the expiration of such 5-year period, and only in the event that Lessee fails to commence construction of the additional square footage within one hundred twenty (120) days after the date Lessee receives Lessor’s termination notice, subject to extension for Force Majeure.

(d) Lessor and Lessee acknowledge that the Mayfield Development Agreement provides a mechanism for the partial release of Lessor from liability upon an assignment of rights under the Mayfield Development Agreement to which the City has consented. In the event the City does not grant partial releases to Lessor and Lessee in connection with the assignment of rights to Lessee (i.e. such that neither party is liable for any default by the other party of any obligations under the Mayfield Development Agreement), Lessor and Lessee hereby each agree to indemnify, protect, defend and save and hold harmless the other from and against, and shall reimburse the other for, any and all claims, demands, losses, damages, costs, liabilities, causes of action and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred in any way in connection with or arising from, in whole or in part, any default by the indemnifying party in the observance or performance of any of the terms, covenants or conditions of the Mayfield Development Agreement on the indemnifying party’s part to be observed or performed. The parties agree that Lessee shall be responsible for the observance and performance of only those terms, covenants and conditions of the Mayfield Development Agreement allocable to the MDA Rights, and that Lessor shall be responsible for the observance and performance of all other terms, covenants and conditions of the Mayfield Development Agreement.

Section 5.6 3421 Hillview Premises. During the term of that certain lease dated as of August 8, 2001 by and between Roche as original landlord and SAP Labs, Inc. (“SAP”) as tenant (the “SAP Lease”), the real property more particularly identified on the attached Exhibit C, including all improvements thereon, if any (collectively, the “3421 Hillview Premises”) shall be retained by Lessor and not included within Lessee’s leasehold estate under this Lease. Lessor and Lessee agree and acknowledge that at the expiration or earlier termination of the SAP Lease, the 3421 Hillview Premises will become a part of the Premises and Lessee’s responsibility through an amendment to this Lease in the form of the attached Exhibit D (the “Lease Amendment”), subject to the provisions set forth below in this Section 5.6. Upon the earlier of December 31, 2013 or the date which is one (1) year after the earlier termination of the SAP Lease, the Lease Amendment shall be executed by Lessor and Lessee, and the Existing 3421 Square Footage shall be included in the Entitled Square Footage, as provided in Section 7.1(c); provided, however, that:

(a) Lessee acknowledges that as of the expiration of the SAP Lease, it will be Lessee’s responsibility to obtain replacement utility service for the 3421 Hillview Premises in lieu of certain utilities currently provided by Roche under the terms of the Cooperation Agreement, which consist of gas, sanitary sewers and storm sewers (collectively, the “Roche Utilities”). If Lessee is unable to replace the Roche Utilities due to a moratorium imposed by the City on new utility connections, then Lessee shall so notify Lessor in writing, whereupon (i) the Lease Amendment shall not take effect (whether or not previously executed) and the Existing 3421 Square Footage shall not be included in the Entitled Square Footage, and (ii) Lessor shall have the right (at Lessor’s sole cost and expense) to attempt to obtain such replacement utility services for Lessee’s benefit, in which case the Lease Amendment shall be executed and take effect, and the Existing 3421 Square Footage shall be included in the Entitled Square Footage from and after the date which is one hundred eighty (180) days after the date of notice from Lessor to Lessee that replacement utility source has been obtained, and Lessee shall reimburse Lessor for the cost of obtaining such replacement utility services;

(b) If, (i) due to any change in any Applicable Laws after the Effective Date, Lessee is unable to obtain all entitlements (including, without limitation, a building permit), to demolish any existing improvements on the 3421 Hillview Premises and construct new building(s) totaling at least 67,000 leasable square feet after the exercise of commercially reasonable efforts, or (ii) the 3421 Hillview Premises can accommodate fewer than 3.3 parking spaces per 1,000 square feet of building area, assuming 67,000 leasable square feet of improvements, then Lessee shall have the right to either (A) preserve the existing improvements on the 3421 Hillview Premises (if any) and use them pursuant to the terms of this Lease (assuming that replacement utility services are available as described in subsection (a) above), in which case the Existing 3421 Square Footage will be included in the Entitled Square Footage, (B) demolish such improvements in the event Lessee has replaced the Existing 3421 Square Footage elsewhere on the Premises, or (C) terminate the Lease Amendment and reconvey to Lessor the 3421 Hillview Premises, which will thereafter be excluded from the definition of the Premises for all purposes under this Lease. In the event Lessee elects option (C), the Existing 3421 Square Footage of the 3421 Hillview Premises shall be excluded from the Entitled Square Footage from and after the date of such reconveyance, notwithstanding the provisions of Section 7.1(c). For purposes of this Section 5.6, “commercially reasonable efforts” shall mean that Lessee files an application with the ARB and uses commercially reasonable efforts to obtain ARB approval for a period of one hundred eighty (180) days after the date of such application. Notwithstanding the foregoing, Lessee agrees that in the event any third party appeals the final ARB approval, Lessee will not have any right to reconvey the 3421 Hillview Premises under this subsection unless and until such appeal has been concluded with a final determination by the City that results in a failure of one or both of the conditions set forth in clauses (b)(i) and (b)(ii) above or the refusal of the City to issue a building permit. Lessee shall be obligated to defend any such third-party appeal at its sole cost and expense, but Lessee shall not be obligated to appeal any denial of Entitlements for the redevelopment of the 3421 Hillview Premises that has been finally determined by the Palo Alto City Council, nor shall Lessee be obligated to defend any third-party appeal of any decision of the Palo Alto City Council in favor of issuance of entitlements for the redevelopment of the Sublease Premises. In the event the ARB disapproves the redevelopment of the 3421 Hillview Premises in a final decision, Lessee shall have no obligation to appeal such denial;

(c) The date upon which the Existing 3421 Square Footage shall be included in the Entitled Square Footage shall be extended by the number of days, if any, after December 31, 2013 or the earlier termination date of the SAP Lease before all tenants and occupants have vacated and yielded up the 3421 Hillview Premises in accordance with the terms of the SAP Lease; and

(d) For purposes of this Lease, including, without limitation, Section 7.1(c) hereof, the leasable square footage of the improvements located on the 3421 Hillview Premises shall be deemed to be 67,000 square feet as of the Effective Date (the “Existing 3421 Square Footage”), notwithstanding any provision of the SAP Lease to the contrary, or any subsequent destruction of the improvements.

ARTICLE 6. TERM

The term of this Lease (the “Term”) shall be for the period stated in the Basic Lease Information, commencing on the Commencement Date and expiring at 11:59 p.m. on the Expiration Date or on such earlier date as this Lease may be terminated as hereinafter provided.

ARTICLE 7. RENT

Section 7.1 Entitled Square Feet. The Minimum Annual Rent to be paid pursuant to Section 7.3 shall be based on the total square feet of Improvements entitled and/or constructed on the Premises (the “Entitled Square Feet/Footage”), including the following:

(a) The square footage of the Replacement Improvements, but in no event less than 333,000 square feet, whether or not the Replacement Improvements total a smaller square footage and whether or not the Replacement Improvements have been constructed;

(b) The MDA Rights, as and when assigned by Lessor to Lessee pursuant to Section 5.5; and

(c) Upon expiration of the SAP Lease, the Existing 3421 Square Footage (whether or not such square footage continues to exist), or the leasable square footage (if larger) of any building constructed as a replacement for the existing improvements on the 3421 Hillview Premises, such leasable square footage to be determined based on the definition of gross floor area set forth in Section 18.04.030(65)(A) of the City Municipal Code, including any area that would otherwise be exempt under Section 18.04.030(65)(B)(iv), a copy of which is attached as Schedule 7.1(c).

Section 7.2 Land Value Factor

(a) Beginning on the Rent Commencement Date, the land value used to calculate the Minimum Annual Rent will be set at ninety ($90.00) dollars (“Land Value Factor”), which amount shall be adjusted on the first anniversary of the Rent Commencement Date, and on each anniversary thereafter (except on the Rent Reset Date), to one hundred two percent (102%) of the then-previous Land Value Factor.

(b) On the twenty-fifth (25th) anniversary of the Rent Commencement Date (the “Rent Reset Date”) the Land Value Factor shall be adjusted to the current Fair Market Land Value, provided that the Fair Market Land Value shall in no event be less than the then-previous Land Value Factor, and in no event be greater than one hundred fifty dollars ($150.00).

Section 7.3 Minimum Annual Rent.

(a) Beginning on the Rent Commencement Date, and on the first day of each calendar month during the Term, Lessee shall pay to Lessor installments of one-twelfth (1/12th) of the annual fixed minimum rent (“Minimum Annual Rent”) specified in Article 1 at the address for Lessor set forth in Article 1, or at such other place as Lessor shall designate, without any prior demand therefor and without any deduction or offset whatsoever (except as otherwise expressly provided herein), which amount shall be adjusted as provided in subsection (b) below. Minimum Annual Rent shall be prorated for any partial months at the beginning or end of the Term, and for any partial Lease Years at the beginning or end of the Term.

(b) Minimum Annual Rent shall be adjusted for any change to the Land Value Factor (per Section 7.2) or Entitled Square Feet (per Section 7.1). Minimum Annual Rent shall be automatically adjusted commencing on the next calendar month after any change in Entitled Square Feet. For example, if Entitled Square Footage on the third anniversary of the Rent Commencement Date is 433,000, the Minimum Annual Rent for the following Lease Year shall be $2,998,257 [7.25% x ($90 x (102%^3)) x 433,000].

Section 7.4 Late Payments. Any unpaid Rent hereunder shall bear interest from the date which is five (5) days after the date the same is due until paid at the Interest Rate. In addition, Lessee recognizes that late payment of any Rent due hereunder will result in administrative expense to Lessor, the extent of which expense is difficult and economically impracticable to determine. Therefore, Lessee agrees that if Lessee fails to pay any Rent within five (5) days after the date the same is due and payable, an additional late charge of five percent (5%) of the sums so overdue shall become immediately due and payable. Lessee agrees that the late payment charge is a reasonable estimate of the additional administrative costs and detriment that will be incurred by Lessor as a result of such failure by Lessee. In the event of nonpayment of interest or late charges on overdue Rent, Lessor shall have, in addition to all other rights and remedies, the rights and remedies provided herein and by law for nonpayment of rent. Notwithstanding the foregoing, Lessor agrees to waive the assessment of a late payment charge unless and until the third (3rd) time a late payment occurs in any Lease Year.

ARTICLE 8. ADDITIONAL RENT

Section 8.1 Additional Rent. Each and every sum payable to Lessor pursuant to this Lease (other than Minimum Annual Rent), and each and every sum which Lessor pays to any third party to cure a default of Lessee under this Lease shall be additional rent (“Additional Rent”).

Section 8.2 Property Taxes. Without limiting the foregoing, Additional Rent shall include, and, during the Term Lessee agrees to bear, discharge and pay to the relevant authority or entity, in lawful money of the United States, without offset or deduction, as the same becomes due, and before delinquency, all taxes, assessments, rates, charges, license fees, municipal liens, levies, excises or imposts, whether general or special, or ordinary or extraordinary, of every name, nature and kind whatsoever, including all governmental charges of every name, nature or kind that may be levied, assessed, charged or imposed or may be or become a lien or charge upon the Premises or any part thereof; or upon the rent or income of Lessee; or upon the use or occupancy of the Premises; or any document creating or transferring an estate or interest in the Premises; upon any of the buildings or improvements that are or are hereafter placed, built or newly constructed upon the Premises; or upon the leasehold of Lessee or upon the estate hereby created; or upon Lessor by reason of its ownership of the fee underlying this Lease (but not including any franchise, transfer, inheritance, or capital stock taxes or income taxes measured by the net income of Lessor unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Lessor as a substitute for, in whole or in part, any other tax that would otherwise be the responsibility of Lessee). Lessee’s obligations described above include, but are not limited to, the payment of any bonds or charges imposed or required by any governmental agency or department with respect to the Premises, by reason of the proposed or actual use, treatment, storage, discharge, cleanup or disposal, or oversight thereof, of Hazardous Substances by any governmental agency, Lessee, or any subtenant, tenant or licensee claiming through Lessee; provided, however, that this provision shall not, and shall not be deemed to, (a) permit Lessee to use, treat, store or dispose of any such substances on the Premises, or (b) impose any liability on Lessee for any bonds or other charges imposed or required by any governmental agency or department with respect to any Pre-Existing Environmental Condition, it being agreed that Lessor shall be responsible for all such costs and expenses. If at any time during the Term, under any Applicable Laws, any tax is levied or assessed against Lessor directly, in substitution in whole or in part for real property taxes, Lessee covenants and agrees to pay and discharge such tax. All of the foregoing taxes, assessments and other charges which are the responsibility of Lessee are herein referred to as “Property Taxes.” Notwithstanding the foregoing or any provision hereof the contrary, the term “Property Taxes” shall not include any “in lieu” payments that Lessor may agree to make in substitution for real estate taxes, assessments, rates, charges, license fees, municipal liens, levies, excises, or imposts due to Lessor’s use of property that is subject to its tax-exempt status, nor shall Lessee have any liability for any payment thereof.

Section 8.3 Payment. Lessee shall obtain and deliver to Lessor, promptly upon request therefor, satisfactory evidence of payment of all Property Taxes.

Section 8.4 Right to Contest. Lessee shall have the right to contest, by appropriate proceedings, the amount or validity, in whole or in part, of any Property Taxes. In the event the applicable taxing authority having jurisdiction over the contest proceedings allows the posting of security or some other method of deferring payment of the disputed Property Taxes, Lessee may do so; otherwise Lessee shall not postpone or defer payment of any disputed Property Taxes but shall pay such Property Taxes in accordance with Section 8.2 notwithstanding such contest. Lessor shall have no obligation to join in any such proceedings. Lessee shall indemnify and defend Lessor against and hold Lessor harmless from and against any and all claims, demands, losses, costs, liabilities, damages, penalties and expenses, including, without limitation, reasonable attorneys’ fees and expenses, arising from or in connection with any such proceedings.

Section 8.5 Proration. Any Property Taxes relating to a fiscal period of any taxing authority, only a part of which period is included within the Term, shall be prorated as between Lessor and Lessee so that Lessor shall pay the portion thereof attributable to any period outside the Term, and Lessee shall pay the portion thereof attributable to any period within the Term. In addition, the parties shall cooperate in the equitable proration of any Property Taxes assessed on the Premises that include the 3421 Hillview Premises, and in the equitable proration of any Property Taxes assessed on the 3421 Premises that includes the Premises, until such time as the assessor’s parcels for both the 3421 Premises and the Premises have been adjusted to reflect the actual lease line of the Premises.

Section 8.6 Assessment Proceedings. If at any time during the Term any governmental authority shall undertake to create an improvement or special assessment district, the proposed boundaries of which shall include the Premises (the “Proposed District”), Lessee shall be entitled to appear in any proceeding relating thereto and to exercise all rights of a landowner to have the Premises excluded from the Proposed District, or to determine the degree of benefit to the Premises resulting therefrom. However, Lessor retains the independent right, but shall be under no obligation, to appear in any such proceeding for the purpose of seeking inclusion of the Premises in, or exclusion of the Premises from, any Proposed District or of determining the degree of benefit therefrom to the Premises. The party receiving any notice or other information relating to the Proposed District shall promptly advise the other party in writing of such receipt. If the Proposed District is ultimately formed and affects the Premises, Lessee may pay any resulting bonds over the maximum period allowed by law, and shall be liable only for any installments that become due during the Term.

Section 8.7 Transit Fees. Without limiting the foregoing, Additional Rent shall also include and Lessee agrees to bear, discharge and pay during the Term, in lawful money of the United States, without offset or deduction, its proportionate share of the reasonable cost of any commuter transit services or traffic mitigation programs which Lessor implements in the Stanford Research Park, including without limitation charges for service and surcharges imposed directly or indirectly on the Premises by any governmental agencies on or with respect to transit (including transit services which may be provided in the future to occupants of the Stanford Research Park) or automobile usage or parking facilities (collectively, “Transit Fees”), to the extent that such transit services or traffic mitigation programs serve the Premises. Lessee’s share of Transit Fees shall be assessed pro rata and on a non-discriminatory basis, based on a reasonable standard applied in a non-discriminatory manner by Lessor (for example, based on the rentable area of the Improvements as compared to the total rentable area of the Stanford Research Park [or the area being served by the service, if less than the entire Stanford Research Park], or based on the average employee headcount in the Premises as compared to the overall employee density of the Stanford Research Park [or the area being served by the service, if less than the entire Stanford Research Park]). In no event shall Lessee’s share of Transit Fees exceed ten cents ($0.10) per year per rentable square foot of space in the Premises, subject to annual adjustment (as of the first day of each Lease Year after the Rent Commencement Date) to reflect percentage increases or decreases in the Consumer Price Index published by the U.S. Department of Labor, Bureau of Labor Statistics (San Francisco, Oakland, San Jose Area, All Urban Consumers, All Items, 1982-84 - 100), or if such index is no longer published, a successor or substitute index designated by Lessor in its reasonable discretion, which shall be published by a governmental agency and reflecting changes in consumer prices in the San Francisco Bay Area (the “Index”). Notwithstanding the foregoing or any other provision hereof to the contrary, (a) Lessee shall not be required to pay any Transit Fees for programs that do not serve the Premises, and (B) in the event Lessee is operating its own commuter transit service (such as, but not limited to, a shuttle bus or van service), Lessee shall not be obligated to pay any Transit Fees so long as such service is in effect.

ARTICLE 9. NET LEASE; NO COUNTERCLAIM OR ABATEMENT

Section 9.1 Net Lease. The Rent due hereunder shall be absolutely net to Lessor and shall be paid without assertion of any counterclaim, offset, deduction or defense and without abatement, suspension, deferment or reduction. Lessor shall not be expected or required under any circumstances or conditions whatsoever, whether now existing or hereafter arising, and whether now known or unknown to the parties, to make any payment of any kind whatsoever with respect to the Premises or be under any obligation or liability hereunder during the Term, except if and solely to the extent expressly so provided elsewhere in this Lease or in the Agreement to Lease.

Section 9.2 Project Costs. In addition to Minimum Annual Rent, Lessee shall pay or fund when due all Property Taxes (subject to Lessee’s right to contest pursuant to Section 8.4), insurance premiums and deductibles, debt service, permit and license fees, costs of utilities and services, maintenance, repair, replacement, rebuilding, restoration, management, marketing and leasing services incurred by Lessee, operations and other costs of any type whatsoever accruing at any time during the Term in connection with the ownership, marketing, leasing, operation, management, maintenance, repair, replacement, restoration, use, occupancy or enjoyment of the Premises (collectively, “Project Costs”). Lessee shall pay all Project Costs directly, and shall contract directly for all required services, utilities and other items described herein during the Term; provided, however, that Lessor shall have the right to contract for any such services, utilities or other items if Lessee has failed to do so, or has failed to make any payment of Project Costs which is due and owing. Lessee shall provide Lessor, upon written request, with copies of invoices, receipts, canceled checks and/or other documentation reasonably substantiating Lessee’s payment of all Project Costs.

Section 9.3 Entitlement Period; Prorations. Notwithstanding anything to the contrary contained herein, during the Entitlement Period, Lessor shall be responsible for the cost of all utilities and services provided to the Premises, the maintenance, repair, management and operation of the Premises, and all Property Taxes. All receipts and disbursements of the Premises (including, without limitation, all Property Taxes, charges under any service contracts, and all utility bills) shall be prorated as of the expiration date of the Entitlement Period. Furthermore, Lessor shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Lessee as of the expiration of the Entitlement Period, so that Lessor shall be responsible for the portion thereof attributable to any period prior to the Commencement Date and Lessee shall be responsible for the portion thereof attributable to any period from the Commencement Date forward. The parties shall agree on a final prorations schedule within fifteen (15) days after the expiration of the Entitlement Period, and shall settle any amounts due within thirty (30) days after the finalization of the prorations schedule.

Section 9.4 No Release. Except as otherwise expressly provided herein, this Lease shall continue in full force and effect, and the obligations of Lessee hereunder shall not be released, discharged or otherwise affected, by reason of: (a) any damage to or destruction of the Premises or any portion thereof or any Improvements thereon, or any Appropriation; (b) any restriction or prevention of or interference with any use of the Premises or the Improvements or any part thereof; (c) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other proceeding relating to Lessor, Lessee or any constituent partner of Lessee or any sublessee, licensee or concessionaire or any action taken with respect to this Lease by an trustee or receiver, or by any court, in any proceeding; (d) any claim that Lessee or any other person has or might have against Lessor; (e) any failure on the part of Lessor to perform or comply with any of the terms hereof or of any other agreement with Lessee or any other person; (f) any failure on the part of any sublessee, licensee, concessionaire, or other person to perform or comply with any of the terms of any sublease or other agreement between Lessee and any such person; (g) any termination of any sublease, license or concession, whether voluntary or by operation of law; or (h) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, in each case whether or not Lessee shall have notice or knowledge of any of the foregoing.

Section 9.5 Independent Covenants. The obligations of Lessee under this Lease shall be separate and independent covenants, and each covenant of Lessee shall be both a covenant and a condition. Except to the extent expressly provided elsewhere in this Lease, Lessee hereby waives, to the maximum extent permitted by Applicable Laws, any rights that it may now or in the future have to quit or surrender the Premises, to terminate this Lease, or to any abatement, deferment, diminution, reduction or suspension of Rent on account of any event or circumstance, including without limitation any rights it might otherwise have under the provisions of California Civil Code Sections 1932 and 1933, or any amended, similar or successor laws.

ARTICLE 10. USE AND OPERATION OF PREMISES

Section 10.1 Permitted Use During the Entitlement Period. Subject to the rights granted to Lessor under Section 9.3, during the Entitlement Period, the Premises and all Improvements located thereon shall be used by Lessee solely for the purpose of obtaining the Entitlements. In order to obtain the Entitlements, Lessee shall have the right to enter the Premises at all reasonable times during the Entitlement Period. All entries into the Premises and all inspections, tests, surveys and other investigations thereof shall be at Lessee’s sole cost and expense and shall be done in a workmanlike manner in accordance with Applicable Laws. Lessee may not perform any activity during the Entitlement Period that could cause any damage to the Premises without the prior written consent of Lessor, which consent shall not be unreasonably withheld. In the event Lessee does not obtain the Entitlements during the Entitlement Period, Lessee shall, at its sole cost and expense, repair any damage to the Premises arising from Lessee’s entrance onto the Premises during the Entitlement Period.

Section 10.2 Permitted Use During the Term. Subject to all provisions and limitations contained herein, the Premises and all Improvements at any time located thereon shall at all times during the Term be used and operated for the purposes stated in the Basic Lease Information and for no other purpose. The parties hereby acknowledge and agree that Lessee’s covenant that the Premises shall be used solely for the purposes stated in the Basic Lease Information and for no other purpose is material consideration for Lessor’s agreement to enter into this Lease. The parties further acknowledge and agree that any violation of said covenant shall constitute a material breach of this Lease and entitle Lessor to exercise any and all of its rights and remedies under this Lease or otherwise at law or in equity. For the purposes of this Lease, “research and development” uses means uses primarily related to the study, testing, engineering, design, analysis and experimental development of products, processes, or services related to current or new technologies. “Research and development” may include limited manufacturing, fabricating, processing, assembling or storage of prototypes, products or materials, or similar related activities, where such activities are incidental to research, development or evaluation. Examples of research and development uses include, but are not limited to, computer software and hardware firms, electronic research firms, biotechnical firms, medical device firms, and pharmaceutical research laboratories. Related administrative uses, such as (a) finance, marketing, sales, accounting, or purchasing, (b) provisions of services to others on or off-site, and (c) related educational uses, may also be included provided they remain supportive of research and development uses conducted on the Premises and are part of the same research and development firm. In addition, notwithstanding any provision hereof to the contrary, up to twenty-five percent (25%) of the rentable square footage comprising the Premises may be subleased for general office use unrelated to research and development (subject to the requirements of Article 24), which may include, without limitation, corporate, executive, financial, legal, and/or non-medical professional offices.

Section 10.3 Founding Grant. Notwithstanding any other provision of this Lease, Lessee’s use of the Premises shall at all times comply with the requirements and restrictions of the Grant of Endowment of the Leland Stanford Junior University (the “Founding Grant”), and all subsequent amendments thereto; provided that, Lessee shall not be in breach of this Lease due to any subsequent amendment of the Founding Grant which conflicts or is inconsistent with the terms and conditions of this Lease, unless the applicable amendment occurs through a legislative or judicial act.

Section 10.4 Prohibited Uses. Without limiting the applicability of Sections 10.1, 10.2 and 10.3 or any other provision of this Lease, Lessee shall not do any act, or allow any sublessee or other user of the Premises to do any act, and in no event shall the Premises be used for any purpose that: (a) in any manner causes, creates, or results in a nuisance or waste; (b) is of a nature to involve substantial hazard, such as the manufacture or use of explosives, chemicals or products that may explode, or that otherwise may harm the health or welfare of persons or the physical environment; (c) would or could invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Premises; (d) would or could result in a refusal by insurance companies of good standing to insure the Premises in amounts required hereunder; (e) involves any Release of Hazardous Substances; or (f) violates any covenant, condition, agreement or easement applicable to the Premises.

ARTICLE 11. LIMITATION ON EFFECT OF APPROVALS

All rights of Lessor to review, comment upon, approve, inspect or take any other action with respect to the Premises, or the design or construction of any Alteration to the Premises, or any other matter, are specifically for the benefit of Lessor and no other party. Lessor neither has nor assumes any liability, responsibility or obligation for, in connection with, or with respect to, any such approvals, and no review, comment, approval or inspection, right or exercise of any right to perform Lessee’s obligations, or similar actions required or permitted by, of, or to Lessor hereunder, or actions or omissions of Lessor’s Agents, or other circumstances shall give or be deemed to give Lessor any such liability, responsibility or obligation.

ARTICLE 12. CONSTRUCTION REQUIREMENTS

Section 12.1 Construction of Improvements.

(a) The construction of any Improvements during the Term shall comply with the requirements of this Article 12. In addition to the Replacement Improvements and MDA Improvements, Lessee shall have the right to construct additional Improvements on the Premises, to redevelop the 3421 Hillview Premises, and to make Alterations to the existing Improvements during the Term (collectively “Additional Improvements and Alterations”).

(b) If any Improvements (i) relate in whole or in part to any Lessee Environmental Activity; (ii) affect the structural integrity of the Premises or any existing Improvements thereon; (iii) materially affect the exterior appearance of the Premises, (iv) require any environmental permits or any application to a political jurisdiction for rezoning, general plan amendment, variance, conditional use permit or City Architectural Review Board approval (but not merely a building permit); or (v) require Lessor’s approval pursuant to any other provision of this Lease, then such proposed Improvements shall be subject to Lessor’s prior written approval.

(c) All Improvements shall be at Lessee’s sole cost and expense, and shall be subject to the terms of this Article 12 and of First Class quality.

(d) All Improvements, whether or not subject to Lessor’s prior written approval, shall be subject to the provisions of Section 12.5.

(e) In each instance in this Article 12 in which Lessor’s prior written approval is required, such approval shall not be unreasonably withheld, conditioned or delayed. Lessor shall use commercially reasonable efforts to respond to any request for approval within ten (10) business days after receiving Lessee’s written request for such approval, along with any required accompanying plans, specifications, data or other information; provided that Lessor shall use commercially reasonable efforts to respond to any request for approval with respect to the Replacement Improvements within five (5) business days. In the event Lessor fails to respond within the applicable time period, Lessee may deliver to Lessor a written second request for approval, labeled as such. If Lessor fails to respond to the second request for approval within five (5) business days after receipt, Lessor’s failure to respond shall be deemed approval of the applicable request for approval. Upon reasonable advance notice, during Lessor’s review period, Lessee agrees to meet with Lessor’s designated representative(s) to review such request for approval. In the event Lessor disapproves the matter which is the subject of Lessee’s request, Lessor shall provide reasonable detail regarding the basis for such disapproval.

(f) During the term of the SAP Lease, Lessee shall cooperate with Lessor to ensure that in no event shall the construction of Improvements materially interfere with SAP’s rights under the SAP Lease. In addition, Lessor shall cooperate with Lessee to make such non-material adjustments to the lease lines of the 3421 Hillview Premises as are reasonably necessary to the redevelopment of the Premises (excluding the 3421 Hillview Premises); provided that no such adjustments shall affect the use of the 3421 Hillview Premises or Lessor’s ability to redevelop the 3421 Hillview Premises with replacement improvements equal to the Existing 3421 Square Footage.

Section 12.2 Permits and Approvals. Lessee shall be solely responsible for obtaining, at its sole cost and expense, the approval of the City (and any other governmental agencies with jurisdiction over the Premises) for any general plan amendment, rezoning, variance, conditional use permit, building, electrical and plumbing permits, environmental impact analysis and mitigations imposed thereby, or other governmental action necessary to permit the development, construction and operation of any Improvements in accordance with this Lease. Notwithstanding the foregoing, Lessee shall apply for and prosecute any required governmental review processes for a general plan amendment, rezoning, variance or use permit only through and in the name of Lessor, or otherwise with the approval of Lessor, which shall not be unreasonably withheld, conditioned or delayed, and Lessee shall not submit any environmental impact report or other consultant’s report containing information regarding Lessor, Lessor’s lands or Lessor’s tenants to any public agency without Lessor’s prior written approval. Lessor, at no cost or expense to itself, shall reasonably cooperate with Lessee to the extent reasonably required to obtain the approval of the City for any proposed Improvements approved by Lessor hereunder. Lessee shall reimburse Lessor for any out-of-pocket expenses incurred by Lessor in connection with such cooperation, which reimbursement shall be due and payable by Lessee to Lessor upon demand, provided that Lessee requested such cooperation and agreed to reimburse such expenses in writing. Nothing contained herein, however, shall permit or be deemed to permit Lessee to use the Premises for any purpose not expressly permitted under Section 10.1.

Section 12.3 Design.

The following provisions shall apply to all Improvements requiring Lessor’s approval pursuant to Section 12.1(a):

(a) The design of all such Improvements, including without limitation, the site plan, structural plans, landscaping plan, materials, colors, and elevations, shall be subject to Lessor’s prior written approval.

(b) Prior to submittal to the City, Lessee shall submit to Lessor, for Lessor’s review, four (4) duplicate sets of design drawings for the proposed Improvements, whether or not they are required by the City to commence the application for governmental design approval. The design drawings shall be subject to Lessor’s prior written approval. Lessee shall not apply for any governmental approvals until after obtaining Lessor’s prior written approval of the design drawings.

(c) Lessee acknowledges that prior to approving the design drawings for the proposed Improvements, Lessor may be obligated to meet and consult with certain committees and other persons within Lessor’s organization. Lessee shall provide Lessor with such information and materials as Lessor may request, attend committee and other meetings with Lessor and other persons associated with Lessor, and take such other actions at Lessee’s sole cost and expense as Lessor deems reasonably necessary to satisfy the requirements of such committees and other persons within Lessor’s organization, and to otherwise respond to Lessee’s request for approval of the proposed Improvements.

(d) Prior to finalizing any construction documents that differ in any material respect from any design or other construction documents previously approved by Lessor, Lessee shall submit to Lessor for Lessor’s prior written approval four (4) duplicate sets of such documents, upon which any changes shall be indicated.

(e) If Lessor disapproves any item pursuant to this Article 12, Lessee shall make whatever changes are reasonably necessary to address the disapproved item and shall resubmit it for Lessor’s written approval. Lessee shall not proceed with the disapproved item, or any item affected by the disapproved item, until Lessor has approved Lessee’s changes. If Lessor and Lessee are unable to agree upon a resolution, Lessor and Lessee shall meet to attempt in good faith to resolve the dispute; provided, however, that Lessor’s final determination shall prevail. Lessor may also, in its sole discretion, present its objections to the construction of any disapproved items to the City or other applicable governmental agency with jurisdiction.

(f) Prior to entering into a contract with any design architect, landscape architect or general contractor for any Improvements, Lessee shall obtain Lessor’s prior written approval of the identity of each such design architect, landscape architect or general contractor. Each such contract shall contain provisions acceptable to Lessor that permit the contract to be assumed by Lessor or its designee, at Lessor’s sole discretion, following a termination of this Lease. Any such assumption shall be on the same terms and conditions (including fees and prices) as set forth in the contract.

Section 12.4 Prerequisites to Commencement of Construction. In addition to all other requirements set forth in this Article, before commencing the construction of any Improvements (whether or not requiring Lessor’s approval), and before any building materials have been delivered to the Premises by Lessee or under Lessee’s authority, Lessee shall:

(a) Furnish Lessor with a true copy of Lessee’s contract with the general contractor (or the written assurance referred to in Section 12.3(f), if applicable).

(b) Deliver to Lessor true copies of all documents evidencing the commitment of construction financing for any new construction, or evidence satisfactory to Lessor regarding other arrangements to provide for payment for work undertaken by Lessee.

(c) Procure or cause to be procured and keep in force during the course of construction the insurance coverage described below, subject to reasonable deductibles, and provide Lessor with certificates of such insurance in form satisfactory to Lessor. All such insurance shall comply with the requirements of this Article 12 and of Article 20.

(i) To the extent not covered by property insurance maintained by Lessee pursuant to Article 20, comprehensive “all risk” builder’s risk insurance, including vandalism and malicious mischief, covering all Improvements in place on the Premises, all materials and equipment stored at the Premises and furnished under contract, and all materials and equipment that are in the process of fabrication at the premises of any third party or that have been placed in due course of transit to the Premises when such fabrication or transit is at the risk of, or when title to or an insurable interest in such materials or equipment has passed to, Lessee or its construction manager, contractors or subcontractors (excluding any contractors’, subcontractors’ and construction managers’ tools and equipment, and property owned by the employees of the construction manager, any contractor or any subcontractor), such insurance to be written on a completed value basis in an amount not less than the full estimated replacement value of the Improvements, as applicable.

(ii) Comprehensive liability insurance covering Lessee and Lessor, which insurance may be effected by endorsement, if obtainable, on the policy required to be carried pursuant to Article 20, including insurance for completed operations, elevators, owner’s protective liability, products completed operations for three (3) years after the date of acceptance of the work by Lessee, broad form blanket contractual liability, broad form property damage and full form personal injury (including but not limited to bodily injury), covering the performance of all work at or from the Premises by Lessee, and in a liability amount not less than the amount at the time carried by prudent owners of comparable construction projects in Santa Clara County, but in any event not less than Five Million Dollars ($5,000,000) combined single limit, which policy shall contain a cross-liability clause or separation of insureds provision, an endorsement deleting the property damage exclusion as to explosion, underground, and collapse hazards, and an endorsement providing incidental malpractice coverage, and shall include thereunder for the mutual benefit of Lessor and Lessee, bodily injury liability and property damage liability automobile insurance on any non-owned, hired or leased automotive equipment used in the construction of any work.

(iii) Worker’s Compensation Insurance in the amounts and coverages required under workers’ compensation, disability and similar employee benefit laws applicable to the Premises, and Employer’s Liability Insurance with limits not less than One Million Dollars ($1,000,000) or such higher amounts as may be required by law.

Section 12.5 General Construction Requirements.

(a) All construction and other work in connection with any Improvements shall be done at Lessee’s sole cost and expense and in a prudent and First Class manner and with First Class materials. Lessee shall construct all Improvements in accordance with (i) all Applicable Laws, (ii) plans and specifications that are in accordance with the provisions of this Article 12 and all other applicable provisions of this Lease, and (iii) the requirements of the then-current Stanford Research Park Handbook promulgated from time-to-time by Lessor (the “Handbook”); provided that in the event of a direct conflict between the terms of this Lease and any amendment or modification to the Handbook, the terms of this Lease shall control, unless the applicable amendment or modification reflects any change in Applicable Laws, or does not materially adversely affect the operation or economic performance of the Premises for Lessee’s intended use.

(b) Lessee shall give Lessor not less than fifteen (15) days notice of any excavation contemplated on any portion of the Premises. Lessor’s staff archeologist shall determine Lessor’s requirements for archaeological oversight of the excavation, and Lessee shall pay the cost of any on-site archaeological consultant (other than Lessor’s staff archeologist, which shall be paid by Lessor), not to exceed $5,000 per proposed Improvement for which excavation is required. When Lessor or its consultant deems it necessary to investigate the possible presence of, or to protect, archaeological artifacts, Lessee shall temporarily halt the excavation work in the area subject to such investigation. Lessee shall comply, at its own expense, with state law regarding the protection, removal or reburial of human remains and archaeological artifacts. In addition, Lessee shall comply with Lessor’s archaeologist’s requests regarding the protection, removal or reburial of human remains and archaeological artifacts, provided that such compliance with respect to any remains or artifacts that are not regulated by Applicable Laws shall be at Lessor’s expense, and if required by Lessee, shall be performed by Lessor. Lessee shall use good faith efforts to notify Lessor of any archeological discovery on the Premises in the event Lessor’s staff archeologist is not present at the time of such discovery but only if and to the extent that Lessee obtains actual knowledge thereof (it being agreed that Lessee shall not be required to retain its own archaeologist to observe, inspect or oversee any such excavation unless otherwise required by Applicable Laws). Each party shall deliver to the other a copy of any written reports prepared by that party’s archeological consultant. Any archaeological artifacts discovered on the Premises shall belong to Lessor. Provided Lessor and its archeological consultant have not been arbitrary in any decision made by Lessor or its archeological consultant to halt Lessee’s excavation, Lessor and its archeological consultant shall not be liable for any damages or other liability that may result from cessation of excavation, or other compliance with the provisions of this Section 12.5(b). Notwithstanding the foregoing, in the event construction of the Replacement Improvements is delayed for more than ten (10) business days due to the cessation of excavation pursuant to this subsection, the Rent Commencement Date shall be delayed by one (1) calendar day for each day of construction delay beyond the initial ten (10) business-day delay period.

(c) Lessee shall construct all Improvements within setbacks required by Applicable Laws and the Handbook.

(d) Prior to the commencement of any Improvements costing in excess of Fifty Thousand Dollars ($50,000) (which amount shall be subject to annual adjustment as of the first day of each Lease Year after the Rent Commencement Date to reflect percentage increases in the Index), Lessor shall have the right to post in a conspicuous location on the Premises, as well as to record with Santa Clara County, a Notice of Lessor’s Nonresponsibility pursuant to the California Civil Code. Lessee covenants and agrees to give Lessor at least ten (10) days prior written notice of the commencement of any such construction, alteration, addition, improvement, repair or landscaping in order that Lessor shall have sufficient time to post such notice. Notwithstanding the foregoing, in the event that Lessee deems it reasonably necessary to engage on an emergency basis in any work that could result in a Lien against the Premises, Lessee shall give Lessor such advance notice as is feasible under the circumstances of the emergency.

(e) The provisions of Section 12.3 shall apply to any change in the design elements of the Improvements that are subject to Lessor’s prior written approval and that have been approved by Lessor, and to any material deviations in the actual construction of the Improvements from such approved design elements.

(f) Lessee shall take all customary and necessary safety precautions during any construction.

(g) Lessee shall prepare and maintain in accordance with normal construction practices (i) on a current basis during construction, annotated plans and specifications showing clearly all changes, revisions and substitutions during construction, and (ii) upon completion of construction, as-built drawings showing clearly all changes, revisions and substitutions during construction, including, without limitation, field changes and the final location of all mechanical equipment, utility lines, ducts, outlets, structural members, walls, partitions and other significant features of any Improvements. These as-built drawings and annotated plans and specifications shall be kept at the Premises or other office of Lessee in the San Francisco Bay Area, and Lessee shall update them as often as necessary to keep them current. The as-built drawings and annotated plans and specifications shall be made available for copying and inspection by Lessor at all reasonable times.

Section 12.6 Construction Completion Procedures. Promptly upon completion of the construction of any Improvements, Lessee shall file for recordation, or cause to be filed for recordation, a notice of completion. Upon completion of any such construction, Lessee shall deliver to Lessor evidence reasonably satisfactory to Lessor of the payment of all costs, expenses, liabilities and liens arising out of or in any way connected with such construction (except for Liens that are contested in the manner provided in Article 16).

Section 12.7 On Site Inspection. Lessor shall be entitled to have on site, at all times during the construction of any Improvements requiring Lessor’s approval and at Lessor’s sole cost and expense, an inspector or representative who shall be entitled to observe all aspects of the construction. No inspection performed or not performed by Lessor hereunder shall (a) give, or be deemed to give, Lessor any responsibility or liability for the Improvements or the design or construction thereof; (b) constitute, or be deemed to constitute, approval or acceptance of, any aspect of the design or construction of the Improvements; or (c) constitute or be deemed to constitute a waiver of any of Lessee’s obligations hereunder. Subject to the provisions of Section 12.5(b) hereof, Lessee shall not be required to postpone or delay any investigative or construction activity to accommodate any inspector or representative of Lessor.

Section 12.8 Restoration. If this Lease expires or is terminated prior to the completion of construction of any Improvements, Lessee shall, at Lessor’s option and at Lessee’s expense, either promptly complete such construction or remove all such Improvements, construction materials, equipment and other items from the Premises and restore the Premises to their pre-construction condition.

Section 12.9 Demolition of Existing Improvements. Lessor shall demolish the existing improvements located on the Premises and deliver the Premises to Lessee as a cleared site ready for construction of Replacement Improvements in accordance with the scope of work attached as Exhibit E (the “Demolition Work”). Within thirty (30) days after written request by Lessee, which request may be delivered once Lessee has determined that the City is prepared to issue a permit for the Demolition Work, Lessor will seek a demolition permit and shall thereafter diligently prosecute the Demolition Work to completion; provided, however, that Lessor shall not be required to incur any costs or perform any Demolition Work unless and until Lessee has waived its right to terminate this Lease under Section 5.3 hereof. In connection with the Demolition Work, Lessor shall enforce its rights under the Cooperation Agreement with respect to the environmental condition of the existing improvements and the soil underlying such improvements or, if Roche fails to perform any of its obligations thereunder, Lessor shall perform such obligation on behalf of Roche (Lessor hereby reserving all of its rights to recover damages from Roche for the cost to perform such obligations). Lessor shall pay the entire cost of the Demolition Work.

Section 12.10 Prior to conducting any invasive investigation or construction activity which may impact any Pre-Existing Environmental Condition, Lessee shall have the right, but not the obligation (except as otherwise expressly provided herein), to present a plan to Lessor setting forth the scope and logistics of the proposed investigation or construction activity. Lessor shall promptly review any such plan solely for the purpose of determining whether the scope and logistics of the plan comply with then current industry standards for investigation of, or construction activity relating to, pre-existing environmental conditions (it being agreed that, except as otherwise expressly provided by any other section of this Lease, Lessor’s approval of such plan shall not be a condition to Lessee’s right to perform the applicable investigation or construction activity). Lessor shall use commercially reasonable efforts to respond to any request for approval within ten (10) business days after receiving Lessee’s written request for such approval, along with any required accompanying plans, specifications, data or other information. In the event Lessor fails to respond within the applicable time period, Lessee may deliver to Lessor a written second request for approval, labeled as such. If Lessor fails to respond to the second request for approval within five (5) business days after receipt, Lessor’s failure to respond shall be deemed approval of the applicable request for approval. Notwithstanding any provision hereof to the contrary, Lessee shall not be liable for, and shall not be obligated to indemnify, defend or hold Lessor or any of its trustees, officers, directors, employees, agents, successors or assigns harmless from or against, any claims, losses, damages, costs or expenses, including, without limitation, attorneys’ fees or costs, arising from any exacerbation of any Pre-Existing Environmental Condition or relating to any investigation or construction activity performed (a) in accordance with the scope and logistics therefor approved (or deemed approved) by Lessor pursuant to the foregoing provisions of this Section, and (b) in a manner that meets then current industry standards for such investigation, or for the conduct of construction activity in areas of potential environmental sensitivity.

ARTICLE 13. OWNERSHIP OF IMPROVEMENTS

All Improvements shall be the property of Lessee during, and only during, the Term and no longer. During the Term, no Improvements shall be conveyed, transferred or assigned, except as permitted under Articles 23, 24 and 25, and at all such times the holder of the leasehold interest of Lessee under this Lease shall be the owner of all Improvements. Any attempted conveyance, transfer or assignment of any of the Improvements, whether voluntarily or by operation of law or otherwise, to any person, corporation or other entity shall be void and of no effect whatever, except as permitted under Articles 23, 24 and 25. Notwithstanding the foregoing, Lessee may from time to time replace the Improvements and make Additional Improvements and Alterations, provided that the replacements for such items are of equivalent or better value and quality, and such items are free from any liens and encumbrances except for equipment leases and any other financings expressly permitted hereunder. Upon any termination of this Lease, whether by reason of the expiration of the Term hereof, or pursuant to any provision hereof, or by reason of any other cause whatsoever, all of Lessee’s right, title and interest in the Improvements shall cease and terminate and title to the Improvements shall immediately vest in Lessor. Lessee shall surrender the Improvements to Lessor as provided in Article 28. No further deed or other instrument shall be necessary to confirm the vesting in Lessor of title to the Improvements. However, upon any termination of this Lease, Lessee, upon request of Lessor, shall execute, acknowledge and deliver to Lessor a quitclaim deed confirming that all of Lessee’s rights, title and interest in the Improvements has expired and that title thereto has vested in Lessor. Notwithstanding the foregoing, the ownership and disposition of all personal property, trade fixtures and improvements installed by any subtenants of the Property shall be as provided in their subleases.

ARTICLE 14. MAINTENANCE AND REPAIRS; NO WASTE

Section 14.1 Lessor’s Obligation. During the Entitlement Period only, (a) Lessor shall cause the Premises to be maintained in the ordinary and usual course of business and consistent with Lessor’s past practice, and (b) Lessor shall continue to carry its existing insurance or maintain its existing program of self-insurance on the Premises, and shall not allow any termination or cancellation of such insurance policies or programs to occur or exist. As of the expiration of the Entitlement Period, there shall be no agreements with third parties in connection with the Premises that will be binding on Lessee after the expiration of the Entitlement Period, except for those agreements that have been assumed by Lessee pursuant to the Agreement to Lease.

Section 14.2 Maintenance and Repairs. During the Term, Lessee shall, at its own cost and expense and without any cost or expense to Lessor, keep and maintain the Premises and all Improvements and appurtenant facilities, including without limitation the structural components, roof, fixtures and building systems of the Improvements, grounds, sidewalks, parking and landscaped areas, in a First Class condition. Lessee shall promptly make all repairs, replacements and alterations (whether structural or nonstructural, foreseen or unforeseen, or ordinary or extraordinary) necessary to maintain the Premises and the Improvements in a First Class condition and in compliance with all Applicable Laws and to avoid any structural damage or injury to the Premises or the Improvements. The foregoing shall not limit Lessee’s right to demolish the existing Improvements and construct the Replacement Improvements, the MDA Improvements and any subsequent Additional Improvements and Alterations pursuant to Articles 5 and 12, nor shall it supercede the provisions of Article 22.

Section 14.3 No Obligation Of Lessor To Repair. Except as set forth in Section 14.1, Lessor shall not be obligated to make any repairs, replacements or renewals of any kind, nature or description whatsoever to the Premises or the Improvements, and Lessee hereby expressly waives any right to terminate this Lease and any right to make repairs at Lessor’s expense under Sections 1932(1), 1941 and 1942 of the California Civil Code, or any amendments thereof, or any similar law, statute or ordinance now or hereafter in effect.

Section 14.4 Lessee’s Failure to Repair. If Lessee fails for any reason to repair or maintain the Premises as required by this Lease to Lessor’s reasonable satisfaction, and does not cure such failure (a) within thirty (30) days after receipt of Lessor’s written notice, or (b) if the nature of the cure will reasonably require more than thirty (30) days to perform, within a reasonable time so long as Lessee promptly commences and diligently prosecutes such cure to completion, then Lessor shall have the right, but not the obligation, to enter onto the Premises and perform such repairs or maintenance without liability to Lessee (except to the extent of Lessor’s gross negligence or willful misconduct) for any loss or damage to Lessee’s furnishings, fixtures, equipment or other personal property or for interference with Lessee’s business arising therefrom. If Lessor performs such repairs or maintenance, Lessee shall pay all costs thereof to Lessor upon demand as Additional Rent.

ARTICLE 15. UTILITIES AND SERVICES

Section 15.1 During the Entitlement Period. Lessor shall be solely responsible for, shall make all arrangements for, and shall pay for all utilities and services furnished to or used at the Premises during the Entitlement Period, including without limitation, gas, electricity, water, telephone, cable and other communication services, security services, sewage, sewage service fees, trash collection, and any taxes or impositions thereon. The charges for these utilities and services shall be prorated between the parties as of the expiration of the Entitlement Period in accordance with Section 9.3.

Section 15.2 During the Term. Lessee shall be solely responsible for, shall make all arrangements for, and shall pay for all utilities and services furnished to or used at the Premises during the Term, including without limitation, gas, electricity, water, telephone, cable and other communication services, security services, sewage, sewage service fees, trash collection, and any taxes or impositions thereon. All service lines of such utilities shall be installed beneath the surface of the Premises and connected and maintained during the Term at no cost or expense to Lessor.

ARTICLE 16. MECHANICS’ AND OTHER LIENS

Section 16.1 No Liens. Lessee covenants and agrees to keep the Premises and every part thereof and all Improvements free and clear of and from any and all mechanics’, material supplier’s and other liens for: (a) work or labor done, services performed, materials, appliances, or power contributed, used or furnished, or to be used, in or about the Premises for or in connection with any operations of Lessee; (b) any Improvements; or (c) any work or construction by, for or permitted by Lessee on or about the Premises or Improvements (collectively, “Liens”). Lessee shall promptly and fully pay and discharge any and all claims upon which any such Lien may or could be based, and keep the Premises and Improvements free and clear of, and save and hold Lessor, the Premises and the Improvements harmless from, any and all such Liens and claims of Liens, damages, liabilities, costs (including, without limitation, attorneys’ fees and costs), suits or other proceedings pertaining thereto.

Section 16.2 Lessor’s Interests. In no event shall any interest of Lessor in the Premises, including without limitation, Lessor’s fee interest in the Premises or reversionary interest in the Improvements or interest under this Lease, be subject or subordinate to any Lien.

Section 16.3 Lessor’s Right to Cause Release of Liens. If Lessee does not cause any Lien that Lessee does not contest in accordance with Article 17 to be released of record by payment or posting of a proper bond or insured over within thirty (30) days following the imposition of such Lien, Lessor shall have the right, but not the obligation, to cause the Lien to be released by any means Lessor may deem appropriate, and the amount paid by Lessor, together with all expenses Lessor incurs in connection therewith (including, without limitation, reasonable attorneys’ fees and expenses), plus interest at the Interest Rate from the date of payment by Lessor, shall be Additional Rent, immediately due and payable by Lessee to Lessor upon demand.

ARTICLE 17. RIGHT TO CONTEST LIENS

Lessee shall have the right to contest, in good faith, the amount or validity of any Lien, provided that, before doing so, Lessee shall give Lessor written notice of Lessee’s intention to do so within thirty (30) days after the recording of such Lien and provided further that Lessee shall, at its expense, defend itself and Lessor against such Lien and shall pay and satisfy any adverse judgment that may be rendered concerning such Lien before that judgment is enforced against the Premises. In addition, at the request of Lessor, Lessee shall either (a) procure and record the bond provided for in Section 3143 of the California Civil Code, or in any comparable statute hereafter enacted providing for a bond freeing the Premises from the effect of such Lien; or, (b) at Lessee’s election, cause such Lien to be insured over for the benefit of Lessor; or (c) post alternative security that is reasonably acceptable to Lessor. Lessee shall pay all reasonable attorneys’ fees, consultants’ fees, and other costs incurred by Lessor in connection with any such contest.

ARTICLE 18. COMPLIANCE WITH LAWS; INSURANCE REQUIREMENTS

Section 18.1 Compliance with Applicable Laws. Lessee, at Lessee’s sole cost and expense, shall comply with all Applicable Laws relating to this Lease, the Premises and the Improvements during the Term. Lessee shall give Lessor prompt written notice of any violation of Applicable Laws known to Lessee and, at its sole cost and expense, Lessee shall promptly rectify any such violation. Without in any way limiting the generality of the foregoing obligation of Lessee, Lessee shall be solely responsible for compliance with, and shall make or cause to be made all such improvements and Alterations to the Premises (including, without limitation, removing barriers and providing alternative services) as shall be required by the Americans with Disabilities Act (42 USC section 12101 et seq.), as the same may be amended from time to time, and any similar or successor laws, and with any rules or regulations promulgated thereunder. Any work or installations made or performed by or on behalf of Lessee or any person or entity claiming through or under Lessee in order to conform the Premises to Applicable Laws shall be subject to and performed in compliance with the provisions of Article 12.

Section 18.2 Compliance with Insurance Requirements. Lessee shall not do anything, or permit anything to be done, in or about the Premises that would: (a) invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Premises or any property located therein; or (b) result in a refusal by insurance companies of good standing to insure the Premises or any such property in amounts required hereunder. Lessee, at Lessee’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body that shall hereafter perform the function of such Association.

Section 18.3 General. Lessee shall not do any act, or allow any subtenant or other user of the Property to do any act, that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person (whether on or off the Premises), is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Premises.

ARTICLE 19. ENVIRONMENTAL ISSUES

Section 19.1 Hazardous Substances. Except as provided in this Section 19.1, no Hazardous Substance shall be used, treated, kept, stored, transported, handled, sold or Released at, on, under or from the Premises during the Entitlement Period or the Term. Notwithstanding the foregoing, (a) Lessee and Lessee’s Agents and subtenants may use small quantities of standard janitorial and office products, and also such products as are incorporated into the functioning of building systems (e.g. HVAC units and elevators) which are necessary to the general office use permitted at the Premises, and then only in compliance with all Applicable Laws; and (b) in connection with any use of the Premises for research and development purposes, Lessee shall also be permitted to use, keep and store reasonable quantities of the Hazardous Substances required for activities permitted under this Lease, provided that Lessee shall deliver to Lessor a complete list of all such Hazardous Substances, and shall periodically update this list so that it remains current.

Section 19.2 Indemnities.

(a) Lessee shall indemnify, protect, defend, reimburse, and save and hold harmless Lessor and Lessor’s trustees, officers, directors and employees from and against any and all Environmental Claims to the extent caused by (i) Lessee Environmental Activity, (ii) any non-compliance by Lessee with Environmental Requirements at the Premises, except to the extent arising out of or related to the Pre-Existing Environmental Condition and not included in the definition of Lessee Environmental Activity, or (iii) any other acts or omissions of Lessee or Lessee’s Agents, subtenants or invitees in or about the Premises which results in the Release of Hazardous Substances which are not already on, in, or under the Premises due to the Pre-Existing Environmental Condition (as defined in Section 19.8). Lessee’s obligations hereunder shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings (with counsel having a minimum of twelve (12) years specialized experience in litigating matters involving environmental issues in California), even if such claims, suits or proceedings are groundless, false or fraudulent; conducting all negotiations of any description; and promptly paying and discharging when due any and all judgments, penalties, fines or other sums due against or from Lessor or the Premises.

(b) Lessor shall indemnify, protect, defend, reimburse and save and hold harmless Lessee from and against any third party claims (including, without limitation, claims of any governmental agency or authority) brought against Lessee (excluding those brought by Lessee’s Agents, subtenants or invitees) to the extent caused by any Pre-Existing Environmental Condition (except to the extent caused by the

Exacerbation of any Pre-Existing Environmental Condition arising out of or resulting from the acts or omissions of Lessee or any other occupant of or visitor to the Premises). Lessor’s obligations hereunder shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings (with counsel reasonably approved by Lessee), even if such claims, suits or proceedings are groundless, false or fraudulent; conducting all negotiations of any description; and promptly paying and discharging when due any and all judgments, penalties, fines or other sums due against or from Lessee or the Premises; and promptly reimbursing Lessee for any costs or expenses to relocate any personnel or facilities stationed at the Premises during any period in which the Premises are not permitted to be occupied by any governmental agency in connection with any remediation (including, without limitation, rent paid for any premises to which such personnel or facilities are so relocated). Lessor’s indemnification obligations hereunder shall extend only to Lessee’s actual costs.

Section 19.3 Obligation to Remediate. Notwithstanding the obligation of Lessee to indemnify Lessor pursuant to this Lease, Lessee shall, upon demand of Lessor, and at Lessee’s sole cost and expense, promptly commence all actions to remediate the Premises from the effects of any Lessee Environmental Activity. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Premises. Lessee shall take all actions necessary to remediate the Premises from the effects of such Lessee Environmental Activity to a condition allowing unrestricted use of the Premises (i.e. to a level that will allow any future use of the Premises, including residential, hospital, or day care, without any engineering controls or deed restrictions), notwithstanding any lesser standard of remediation allowable under Applicable Laws; provided that the foregoing remediation standard shall apply only to the effects of such Lessee Environmental Activity and shall not impose on Lessee any responsibility for possible restrictions on the use of the Premises resulting from the Pre-Existing Environmental Condition or the presence of other Hazardous Substances on the Premises that are not related to any Lessee Environmental Activity. All such work, including without limitation the contractor(s) performing the work and the work plan for the remediation, shall be reasonably approved in advance and in writing by Lessor. Lessee shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall be in accordance with all Applicable Laws. Any such actions shall be performed in a good, safe and workmanlike manner. Lessee shall pay all costs in connection with such investigatory and remedial activities, including but not limited to all power and utility costs, and any and all taxes or fees that may be applicable to such activities. Lessor’s environmental consultant shall have the right to be present during any testing or investigation on the Premises, and Lessee shall promptly provide to Lessor copies of testing results and reports that are generated in connection with the above activities and any that are submitted to any governmental entity. Notwithstanding the foregoing or any provision hereof to the contrary, Lessee shall not be required to postpone or delay any testing, investigation or remedial action to accommodate Lessor’s representatives or consultants provided that Lessee shall have given Lessor at least three (3) business days notice of the applicable test, investigation or remedial activity.

Promptly upon completion of such investigation and remediation, Lessee shall permanently seal or cap all monitoring wells and test holes in accordance with sound engineering practice and in compliance with Applicable Laws, remove all associated equipment, and restore the Premises to the maximum extent possible, which shall include, without limitation, the repair of any surface damage, including paving, caused by such investigation or remediation.

Section 19.4 Obligation to Notify. If Lessee or Lessor shall become aware of or receive notice or other communication in writing concerning any actual, alleged, suspected or threatened violation of Environmental Requirements, or liability for Environmental Claims in connection with the Premises, including but not limited to, notice or other communication concerning any actual or threatened investigation, inquiry, lawsuit, claims, citation, directive, summons, proceeding, complaint, notice, order, writ, or injunction, relating to same, then such party promptly shall deliver to the other party a written description of said notice or other communication, and documentation of any corrective action or mitigation measures undertaken or requested by such party.

Section 19.5 Periodic Audits. Lessee shall establish and maintain, at its sole cost and expense, a system to assure and monitor continued compliance on the Premises with Environmental Requirements related to Lessee Environmental Activity. No more than once per Lease Year, or at any time Lessor has a reasonable basis for belief that Lessee is in breach of its obligations under this Article 18, Lessor may retain a consultant selected by Lessor to undertake a detailed review of such compliance (the “Environmental Audit”). A copy of the Environmental Audit report shall be promptly supplied to Lessor and Lessee when it becomes available. In the event the Environmental Audit identifies any deficiencies in the compliance of the Premises with Environmental Requirements due to any Lessee Environmental Activity, Lessee shall promptly correct any such deficiencies identified in the Environmental Audit, and document to Lessor that corrective action has been taken. In such event, Lessee shall also reimburse Lessor for the reasonable cost of the Environmental Audit. If the Environmental Audit identifies any such deficiency in compliance of the Premises with Environmental Requirements due to any Lessee Environmental Activity, then, within nine (9) months of the date of the Environmental Audit, Lessor may request a detailed review of the status of such violation by a consultant selected by Lessor (the “Supplemental Audit”). Lessee shall pay for the reasonable cost of any Supplemental Audit. A copy of the Supplemental Audit shall be promptly supplied to Lessor and Lessee when it becomes available.

Section 19.6 Right to Inspect. In addition to Lessor’s rights under Section 19.5 above, Lessor shall have the right to enter and conduct an inspection of the Premises, including invasive tests, at any reasonable time and upon reasonable advance notice, to determine whether Lessee is complying with the terms of this Lease, including but not limited to the compliance of the Premises and the activities thereon with Environmental Requirements and the existence of Environmental Claims as a result of the condition of the Premises or surrounding properties and activities thereon. Lessor shall have the right, but not the obligation, to retain at its expense any independent professional consultant to enter the Premises to conduct such an inspection, and to review any report prepared by or for Lessee concerning such compliance. Lessee hereby grants to Lessor and Lessor’s

Agents the right to enter the Premises and to perform such tests on the Premises as are reasonably necessary in the opinion of Lessor to conduct such review and inspections. Except to the extent of Lessor’s gross negligence or willful misconduct in the exercise of its rights under this Section, Lessee hereby waives and releases any claims for damages for any injury or inconvenience to or interference with Lessee’s business at the Premises, any loss of occupancy or quiet enjoyment or the Premises or any other loss, damage, liability or cost occasioned by Lessor’s exercise of the rights reserved to Lessor under, or granted to Lessor pursuant to this Section. Notwithstanding the foregoing, Lessor shall repair any actual damage caused by the exercise of such rights. In no event shall Lessee be entitled to terminate this Lease as a result of Lessor’s exercise of such rights, notwithstanding any possible liability of Lessor for damages as a result of its gross negligence or willful misconduct.

Section 19.7 Right to Remediate. Should Lessee fail to perform or observe any of its obligations or agreements pertaining to Hazardous Substances or Environmental Requirements, then Lessor shall have the right, but not the obligation, without limitation of any other rights of Lessor hereunder, to enter the Premises personally or through Lessor’s Agents and perform the same. Lessee agrees to indemnify Lessor for the costs thereof and liabilities therefrom as set forth above in this Article 19.

Section 19.8 Release of Lessor. Lessee represents and acknowledges that it is aware that, prior to the Effective Date, detectable amounts of Hazardous Substances and any byproducts thereof may have been Released to soil and groundwater beneath and/or in the vicinity of the Premises as described in the documents listed on the attached Schedule 19.8 (the “Pre-Existing Environmental Condition”). Lessee further represents and acknowledges that it has made such investigations and inquiries as it deems appropriate to ascertain the effects, if any, of the Pre-Existing Environmental Condition on the Premises and on persons using the Premises. Except as set forth in the Agreement to Lease, Lessor makes no representation or warranty with regard to the Pre-Existing Environmental Condition or with regard to any aspect of the environmental condition of the Premises. Except to the extent of Lessor’s indemnity set forth in Section 19.2(b), Lessee, on behalf of itself and its successors and assigns, hereby releases Lessor and the Lessor Released Parties (as defined in Section 19.10(b)) from any and all claims, demands, debts, liabilities, and causes of action of whatever kind or nature, whether known or unknown or suspected or unsuspected which Lessee, Lessee’s Agents, subtenants or invitees may have, claim to have, or which may hereafter accrue, arising out of or relating to or in any way connected with the Pre-Existing Environmental Condition or the presence, suspected presence, Release or suspected Release of any Hazardous Substances in or into the air, soil, groundwater, surface water or improvements at, on, about, under or within the Premises or any portion thereof, or elsewhere in connection with the transportation of Hazardous Substances to or from the Premises, in each case prior to the Effective Date. In connection with such release, Lessee hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

or by the provisions of any similar statute.

Nothing in the foregoing shall be deemed to release Lessor from any obligations or indemnities it has expressly agreed to or assumed under this Lease or under the Agreement to Lease.

Section 19.9 Release of Lessee. Lessor hereby releases Lessee from any and all claims, demands, debts, liabilities, and causes of action of whatever kind or nature, whether known or unknown or suspected or unsuspected which Lessor may have, claim to have, or which may hereafter accrue against Lessee, arising out of or relating to or in any way connected with the Pre-Existing Environmental Condition. In connection with such release, Lessor hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

or by the provisions of any similar statute.

Nothing in the foregoing shall be deemed to release Lessee from any obligations or indemnities it has expressly agreed to or assumed under this Lease or under the Agreement to Lease.

Section 19.10 General Provisions.

(a) The obligations of Lessee under this Article 18 shall not be affected by any investigation by or on behalf of Lessor, or by any information which Lessor may have or obtain as a result of any such investigation.

(b) As used in this Article 19 and in Article 21, the term “Lessor Released Parties” shall include The Board of Trustees of The Leland Stanford Junior University, and all of its affiliated organizations, and their respective trustees, directors, officers, employees, faculty, students, agents, and insurance carriers.

(c) The provisions of this Article 19 shall survive any termination of this Lease.

(d) The provisions of Article 20 (Insurance) shall not limit in any way Lessee’s obligations under this Article 19; provided that the provisions of Section 20.2(f) shall apply.

ARTICLE 20. INSURANCE

Section 20.1 Entitlement Period. At all times during the Entitlement Period and at its sole cost and expense, Lessee shall obtain and keep in force for the benefit of Lessee and Lessor comprehensive general liability insurance, through one or more primary and umbrella liability policies, covering the activities of Lessee in connection with obtaining the Entitlements in the amount of not less than Three Million Dollars ($3,000,000) combined single limit per occurrence. Such insurance shall meet the requirements set forth in Sections 20.2(d) and 20.3.

Section 20.2 Required Insurance. At all times during the remainder of the Term after the Entitlement Period and at its sole cost and expense, Lessee shall obtain and keep in force for the benefit of Lessee and Lessor the following insurance:

(a) Property Insurance. All risk, fire, earthquake, flood and other perils, including extended coverage insurance on all Improvements. The amount of such insurance shall be the Full Insurable Replacement Value. Each such policy shall specify that proceeds shall be payable whether or not any improvements are actually rebuilt. Each such policy shall include an endorsement protecting the named and additional insureds against becoming a co-insured under the policy. Notwithstanding the foregoing, during the construction of the Replacement Improvements, the provisions of Section 12.4(c)(i) shall apply.

“Full Insurable Replacement Value” means 100% of the actual costs to replace the Improvements (without deduction for depreciation but with standard exclusions such as foundations, excavations, paving and landscaping, as applicable to specific perils), including the costs of demolition and debris removal and including materials and equipment not in place but in transit to or delivered to the Premises. The Full Insurable Replacement Value initially shall be determined at Lessee’s expense by an appraiser or an insurer, selected by Lessee and acceptable to Lessor. Lessor or Lessee may at any time, but not more frequently than once in any twelve (12) month period, by written notice to the other, require the Full Insurable Replacement Value to be redetermined, at Lessee’s expense, by an appraiser or insurer selected by Lessee and reasonably acceptable to Lessor. Lessee shall maintain coverage at the current Full Insurable Replacement Value throughout the Term, subject to reasonable deductibles approved by Lessor pursuant to Section 20.2(a).

(b) Rental and Business Interruption Insurance. Insurance against loss of rental from the Premises, under a rental value insurance policy, or against loss from business interruption under a business interruption policy, covering risk of loss due to causes insured against under subsection (a), in an amount not less than twelve (12) months of projected revenues from the Premises.

(c) Worker’s Compensation and Employer’s Liability Insurance. Worker’s Compensation Insurance in the amounts and coverages required under worker’s compensation, disability and similar employee benefit laws applicable to the Premises, and Employer’s Liability Insurance with limits not less than $1,000,000 or such higher amounts as may be required by law.

(d) Comprehensive General Liability Insurance. Comprehensive general liability insurance through one or more primary and umbrella liability policies against claims, including but not limited to, bodily injury and property damage occurring on the Premises, with such limits as may be reasonably required by Lessor from time to time, but in any event not less than $10,000,000, combined single limit and annual aggregate for the Premises, which Lessee shall increase as necessary during the Term to maintain adequate coverage over time that is comparable to the requirements in effect as of the execution of this Lease. Such insurance shall insure the performance by Lessee of the indemnity agreements contained in this Lease. If any governmental agency or department requires insurance or bonds with respect to any proposed or actual use, storage, treatment or disposal of Hazardous Substances by Lessee or any sublessee, tenant, or licensee of Lessee, Lessee shall be responsible for such insurance and bonds and shall pay all premiums and charges connected therewith; provided, however, that this provision shall not and shall not be deemed to modify the provisions of this Article 20.

Such insurance shall (i) delete any employee exclusion on personal injury coverage; (ii) include employees as additional insureds; (iii) provide blanket contractual coverage, including liability assumed by and the obligations of Lessee under Article 21 for personal injury, death and/or property damage; (iv) provide Products and Completed Operations and Independent Contractors coverage and Broad Form Property Damage liability coverage without exclusions for collapse, explosion, demolition, underground coverage and excavating, including blasting; (v) provide liability coverage on all mobile equipment used by Lessee; and (vi) include a cross liability endorsement (or provision) permitting recovery with respect to claims of one insured against another. Such insurance shall insure against any and all claims for bodily injury, including death resulting therefrom, and damage to or destruction of property of any kind whatsoever and to any third party arising from Lessee’s operations hereunder and whether such operations are performed by Lessee or any of its contractors, subcontractors, or by any other person.

(e) Vehicle Insurance. Automobile liability coverage for owned, non-owned and hired vehicles.

(f) Other. All other insurance that Lessee is required to maintain under Applicable Laws.

Section 20.3 Policy Form and General.

(a) All of the insurance policies required under this Lease, including without limitation, under the provisions of Article 12 and this Article 20, and all renewals thereof shall be issued by one or more companies of recognized responsibility, authorized to do business in California with a financial rating of at least a Class A- (or its equivalent successor) status, as rated in the most recent edition throughout the Term of Best’s Insurance Reports (or its successor, or, if there is no equivalent successor rating, otherwise reasonably acceptable to Lessor). Except as otherwise provided herein, the proceeds of all property damage and builder’s risk policies of insurance shall be payable to Lessor for application in accordance with this Lease. Any loss adjustment or disposition of insurance proceeds by the insurer shall require the written consent of Lessor for losses in excess of One Hundred Thousand Dollars ($100,000), such consent not to be unreasonably withheld or delayed. All property insurance hereunder shall name Lessor as an additional insured. All liability insurance shall name as additional insureds Lessor, and its directors, trustees, officers, agents, and employees, and such other parties as Lessor reasonably may request, and shall include an “additional insured” endorsement for lessors of property. Any deductibles or self-insurance retention for any of the foregoing insurance must be agreed to in advance in writing by Lessor, in its reasonable discretion. All deductibles and self-insurance retention shall be paid by Lessee. All insurance of Lessee shall be primary coverage.

(b) Each policy of property insurance and all other policies of insurance on the Improvements and/or the Premises which shall be obtained by Lessee, whether required by the provisions of this Lease or not, shall be made expressly subject to the provisions of this Article 20. All policies provided for herein expressly shall provide that such policies shall not be canceled, terminated or materially altered without thirty (30) days’ prior written notice to Lessor. Each policy, or a certificate of the policy executed by the insurance company evidencing that the required insurance coverage is in full force and effect, shall be deposited with Lessor on or before the date of this Lease, shall be maintained throughout the Term, and shall be renewed not less than fifteen (15) days before the expiration of the term of the policy. Except for specific provisions described herein, no policy shall contain any provisions for exclusions from liability and no exclusion shall be permitted in any event if it conflicts with any coverage required hereby, and, in addition, no policy shall contain any exclusion from liability for personal injury or sickness, disease or death or which in any way impairs coverage under the contractual liability coverage described above.

(c) If either party shall at any time deem the limits of any of the insurance described in this Lease then carried or required to be carried to be either excessive or insufficient, that party shall deliver written notice to the other, and the parties shall endeavor to agree upon the proper and reasonable limits for such insurance then to be carried and such insurance shall thereafter be carried with the limits thus agreed upon until further change pursuant to the provisions of this subsection. If the parties have been unable to agree on the proper and reasonable limits for such insurance after thirty (30) days of good faith negotiations, then such limits shall be determined by submitting the dispute to arbitration through JAMS San Jose or San Francisco offices, and the arbitration shall be final and binding upon both parties. The costs and expenses of the prevailing party in connection with any such arbitration shall be paid by the other party within thirty (30) days after the decision in such arbitration proceeding.

(d) No approval by Lessor of any insurer, or the terms or conditions of any policy, or any coverage or amount of insurance, or any deductible amount shall be construed as a representation by Lessor of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible, and Lessee assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers.

(e) Should Lessee fail to take out and keep in force each insurance policy required under this Article 20, or should such insurance not be reasonably approved by Lessor and should Lessee not rectify the situation within five (5) business days after written notice from Lessor to Lessee, Lessor shall have the right, without assuming any obligation in connection therewith, to purchase such insurance at the sole cost of Lessee, and all costs incurred by Lessor shall be payable to Lessor by Lessee within thirty (30) days after demand as Additional Rent and without prejudice to any other rights and remedies of Lessor under this Lease.

(f) Notwithstanding anything to the contrary contained herein, to the extent permitted by their respective policies of insurance and to the extent of insurance proceeds received (or which would have been received had the party carried the insurance required by this Lease) with respect to the loss, Lessor and Lessee each hereby waive any right of recovery against the other party and against any other party maintaining a policy of insurance with respect to the Premises or the Improvements or any portion thereof for any loss or damage sustained by such other party with respect to the Premises or the Improvements, or any portion thereof, or the contents of the same or any operation therein, whether or not such loss is caused by the fault or negligence of such other party. Either party shall notify the other party if the policy of insurance carried by it does not permit the foregoing waiver.

ARTICLE 21. INDEMNITY AND RELEASE

Section 21.1 Indemnity. Lessee shall indemnify, protect, defend and save and hold harmless the Lessor Released Parties from and against, and shall reimburse the Lessor Released Parties for, any and all claims, demands, losses, damages, costs, liabilities, causes of action and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred in any way in connection with or arising from, in whole or in part, the following: (a) any default by Lessee in the observance or performance of any of the terms, covenants or conditions of this Lease on Lessee’s part to be observed or performed; (b) the use, occupancy or manner of use or occupancy of the Premises by Lessee or any sublessee, licensee, or any other person or entity claiming by, through or under Lessee during the Term; (c) the conduct or management during the Term of any work or thing done in or on the Premises by Lessee or any sublessee, licensee or any other person or entity claiming by, through or under Lessee; (d) the design or construction of the Replacement Improvements, the MDA Improvements, or any Additional Improvements and Alterations constructed during the Term; (e) the condition of the Premises during the Term; (f) any actual or alleged acts, omissions, or negligence of Lessee or Lessee’s Agents, subtenants or invitees, in, on or about the Premises or any other of Lessor’s lands; and (g) any accident or other occurrence on the Premises from any cause whatsoever during the Entitlement Period or the Term. In case any claim, action or proceeding be brought, made or initiated against a Lessor Released Party relating to any of the above described events, acts, omissions, occurrences, or conditions, Lessee, upon notice from such Lessor Released Party, shall at its sole cost and expense, resist or defend such claim, action or proceeding by attorneys reasonably approved by such Lessor Released Party. Notwithstanding the foregoing, Lessee’s indemnity shall not apply to the extent of Lessor’s breach of its obligations under this Lease, any negligence or willful misconduct of Lessor or Lessor’s Agents, or as otherwise provided in Section 19.3, or to the extent that the act, omission, negligence or other event or circumstance giving rise to the Claim occurs after the expiration or termination of the Term; provided that Lessee’s indemnity shall continue during any period after the expiration or termination of the Term during which Lessee remains in possession of the Premises, or during which Lessee is continuing to perform obligations under this Lease requiring Lessee’s (or its Agents’) presence on the Premises, or during which Lessee maintains equipment on the Premises (e.g. environmental monitoring or remediation equipment).

Section 21.2 Lessee’s Assumption of Risk and Waiver. As a material part of the consideration to Lessor for entering into this Lease, Lessee agrees that no Lessor Indemnitee shall be liable to Lessee for, and Lessee expressly assumes the risk of and waives, releases and discharges all Lessor Released Parties from any and all claims, damages, liabilities, costs and expenses of any kind or nature relating in any manner, directly or indirectly, in whole or in part, to the Premises or this Lease, whether resulting from any act or omission of Lessor or from any other cause whatsoever, including without limitation: (a) the performance of any public or quasi public works on or near the Premises; (b) any loss or theft of, or damage to, any Improvements or personal property; and (c) any act or omission of any person accessing the Premises pursuant to an easement or right of entry reserved under this Lease or implied by Applicable Law; provided, however, that this assumption of risk and waiver and release shall not apply to the gross negligence, willful misconduct or failure by Lessor to comply with any of its express obligations under this Lease. Without limiting the generality of the foregoing provisions of this Section 21.2, and notwithstanding anything to the contrary elsewhere in this Lease, Lessor shall not under any circumstances whatsoever be liable to Lessee for: (i) consequential damages; or (ii) interference with light or other incorporeal hereditaments. The provisions of this Section 21.2 shall survive the expiration or earlier termination of this Lease.

Section 21.3 Limited Recourse.

(a) In no event shall Lessor’s trustees, officers, directors or employees have any personal liability to Lessee under this Lease, and Lessor’s liability under this Lease for all claims Lessee may have against Lessor shall not exceed an amount equal to the value of the Lessor’s interest in the Premises. The parties agree that such value is based on the sum of the present value of (i) Lessor’s reversionary fee interest in the Premises, and (ii) the rental income to be earned by Lessor during the remaining Term (measured at the time of any judgment).

(b) In no event shall any shareholder, investor, partner, employee, officer or director of Lessee have any personal liability under this Lease.

ARTICLE 22. APPROPRIATION, DAMAGE OR DESTRUCTION

Section 22.1 No Termination, No Effect on Rental Obligation. No Appropriation nor any loss or damage by any casualty resulting in either partial or total destruction of the Premises, the Improvements or any other property on the Premises shall, except as otherwise provided herein, operate to terminate this Lease. Except as expressly provided herein, no such Appropriation, loss or damage shall affect or relieve Lessee from Lessee’s obligation to pay Rent, and in no event shall Lessee be entitled to any proration or refund of Rent paid hereunder. Unless this Lease is terminated pursuant to and in accordance with this Article 22, and except as expressly provided in Section 22.4 below with respect to reduction of Rent in the event of a partial Appropriation, no such Appropriation, loss or damage shall relieve or discharge Lessee from the payment of Rent, or from the performance and observance of any of the agreements, covenants and conditions herein contained on the part of Lessee to be performed and observed. Lessee hereby expressly waives the provisions of Sections 1932(2) and 1933(4) of the California Civil Code, or any amendments thereto or any similar law, statute or ordinance now or hereafter in effect.

Section 22.2 Damage or Appropriation during the Entitlement Period. In the event the Premises or the Improvements are damaged or destroyed by any casualty during the Entitlement Period, all insurance proceeds payable for such damage shall be retained by Lessor and the obligations of Lessee and Lessor under this Lease shall continue in full force and effect, without Lessor repairing or being required to repair such damage; provided however, that Lessor shall make such emergency repairs as may be necessary to place the Premises in a safe condition and remove any debris, including without limitation, any Hazardous Substances resulting from such casualty. In the event of an Appropriation of the Premises or any portion thereof during the Entitlement Period, Lessor shall give prompt notice thereof to Lessee and Lessee shall have up to ten (10) business days to elect to either (a) terminate this Lease and receive a refund of the Deposit (as defined in the Agreement to Lease) and any interest accrued thereon, or (b) in the event of a partial Appropriation of the Premises, retain this Lease in full force and effect, in which event the Appropriation shall be handled in accordance with Section 22.4. In either event, any Award granted as a result of such Appropriation shall be retained by Lessor.

Section 22.3 Evaluation of Effect of Damage or Appropriation. Upon the occurrence of any event of damage or destruction to the Premises or the Improvements or any portion thereof during the Term, Lessee shall promptly undertake to determine the extent of the same and the estimated cost and time to repair and restore the Improvements in accordance with the provisions of this Lease. Lessee shall notify Lessor of its estimation of such cost and time not later than sixty (60) days after the occurrence of the damage or destruction. Upon any Appropriation of less than the entire Premises, Lessee shall promptly undertake to determine the effect of such Appropriation on the remaining portion of the Premises and the function of the Premises and, if this Lease is not terminated pursuant to and in accordance with this Article 22, the cost and time to make any repairs and Alterations to the remaining portion of the Premises necessary in order for the Premises to be restored to an economically viable whole capable of operation in accordance with this Lease. Lessee shall notify Lessor of its estimation of such cost and time not later than sixty (60) days after the occurrence of the Appropriation.

Section 22.4 Partial Appropriation; Amendment; Duty to Restore. If less than the entire Premises is subject to an Appropriation and this Lease is not terminated by either party pursuant to and in accordance with this Article 22, this Lease shall be deemed terminated as to the part so Appropriated as of the date of Appropriation and shall be deemed amended, effective as of the effective date of such Appropriation, such that the definition of the “Premises” shall include only that portion of the Premises that is not subject to such Appropriation. As of the effective date of such Appropriation, the Minimum Annual Rent shall be adjusted proportionately, based on the portion of the Premises that has been Appropriated and the value of such portion. Lessee, as promptly as practicable and with all due diligence, shall cause the repair or reconstruction of or the making of Alterations to the Improvements as necessary to restore the Improvements to an economically viable whole capable of operation in accordance with this Lease.

Section 22.5 Damage or Destruction; Duty to Restore. If the Premises or the Improvements, or any portion thereof, are damaged or destroyed at any time during the Term and this Lease is not terminated by either party pursuant to and in accordance with this Article 22, Lessee, as promptly as practicable and with all due diligence (given the time required to obtain insurance proceeds and to obtain construction permits), shall cause the repair, reconstruction and replacement of the Improvements as nearly as possible given the circumstances and then-Applicable Law to their condition immediately prior to such damage or destruction and, except as otherwise approved in writing by Lessor or precluded by then-Applicable Law, to their same general appearance. Notwithstanding the foregoing, Lessee shall have the right to elect not to restore any building that is damaged where the cost to repair and restore such building to substantially the same condition as existed immediately prior to such damage exceeds thirty-three percent (33%) of the Full Replacement Insurable Value of such building; provided, however, that Lessee shall be obligated to repair or restore the Premises such that at least seventy-five percent (75%) of the Entitled Square Footage in existence immediately prior to such damage is available for occupancy. If Lessee elects not to restore any such building(s) pursuant to the foregoing right, then the following shall apply: (a) Lessee shall cause such building(s) to be demolished and removed in accordance with Applicable Law, and shall clear, level and landscape the area of such building(s) in a manner comparable to the remainder of the Premises; and (b) the amount of Minimum Annual Rent shall not be changed or abated. In addition, if any damage or destruction occurs less than twenty (20) but more than five (5) years before the expiration of the Term, then

(i) Lessee shall be obligated to repair and restore the Premises pursuant to this Article 22 (such that at least seventy-five percent (75%) of the Entitled Square Footage in existence immediately prior to such damage is available for occupancy) only in the event Lessor agrees to extend the Term so that twenty (20) years remains of the Term as of the date such restoration of the Premises is completed; and

(ii) if Lessor elects not to so extend the Term, Lessee shall: (x) make such repairs as may be necessary to place the Premises in a safe condition by repairing any partially damaged buildings and demolishing any buildings that cannot be repaired, (y) clear, level and landscape the area of any demolished buildings, and (z) remove any debris (including without limitation, any Hazardous Substances resulting from the casualty); provided, however, that in the event Lessee does not restore the Improvements (such that at least seventy-five percent (75%) of the Entitled Square Footage in existence immediately prior to such damage is available for occupancy) within eighteen (18) months after the date of such damage (subject to extension for Force Majeure), Lessor may terminate this Lease upon ninety (90) days notice to Lessee; provided, further however, that if Lessor fails to exercise its right to terminate this Lease under the foregoing provisions of this clause (ii) on or before the date which is ninety (90) days after the earlier of (A) the date of the expiration of such eighteen (18) month period, as same may be extended for Force Majeure, or (B) the date of written notice from Lessee that Lessee does not intend to so restore the Premises, then Lessor shall be deemed to have waived its right to terminate this Lease pursuant to this clause (ii).

Section 22.6 Performance of Repairs and Restoration. All repairs and restoration shall be performed in accordance with the provisions of Article 12 of this Lease (as applicable). Except as otherwise provided herein, all insurance proceeds and all Awards received by or payable to any party with respect to any casualty or to the repairs needed to repair the Premises following a partial Appropriation (except proceeds of insurance carried by sublessees under Permitted Subleases covering loss or damage of their personal property), less actual costs and expenses incurred in connection with the collection thereof, shall be applied to the costs of repair and restoration (or demolition) of the Premises and the Improvements in accordance with the provisions of this Article 22 and in compliance with Article 12 (as applicable). All such insurance proceeds shall be held by Lessee (if and for so long as Lessee is 3401 Hillview LLC or an Affiliate thereof, and otherwise such proceeds shall be held by a trust company reasonably satisfactory to Lessor and Lessee), or at the request of the holder of any Leasehold Mortgage, by a trust company reasonably satisfactory to Lessor and such holder. Insurance proceeds shall be made available to Lessee in monthly draws during the repair of the Premises, which shall be available upon submission by Lessee of written request accompanied by reasonably detailed invoices and customary lien releases from Lessee’s contractor. Lessee shall pay any amount by which the Award or insurance proceeds received by Lessee as a result of the applicable damage or Appropriation, less the costs and expenses incurred in connection with the collection thereof, are insufficient to pay the entire cost of such repair and restoration.

Section 22.7 Option to Terminate Upon Damage or Destruction. Notwithstanding any provision hereof to the contrary, in the event of (a) any damage to or destruction of the Premises or the Improvements or any portion thereof at any time during the Term and the cost to repair and restore the same to substantially the same condition as existed immediately prior to such occurrence is reasonably estimated to exceed thirty-three percent (33%) of full replacement cost of all Improvements on the Premises and is not covered by any insurance obtained or required to be obtained by Lessee pursuant to Article 20, (b) any damage to or destruction of the Premises or the

Improvements occurring during the last five (5) Lease Years, or (c) any damage to or destruction of the Premises or the Improvements costing more than thirty-three percent (33%) of the full replacement cost of the Improvements, which Lessee is unable to repair or restore within five (5) years after the date of the casualty (despite diligent efforts to do so) due to the physical condition of the Premises or governmental restrictions, then Lessee shall have the option to terminate this Lease, exercisable as provided below.

Section 22.8 Option to Terminate upon Appropriation. If during the Term the entire Premises or such portion thereof shall be Appropriated such that the Appropriation makes the continued operation of the remaining portion of the Premises not capable of being restored to an economically viable whole for the purposes permitted hereunder, then, in either such case, Lessee shall have the option to terminate this Lease.

Section 22.9 Termination; Lessee’s Obligation to Restore. Lessee may exercise its option to terminate this Lease during the Term pursuant to this Article 22 by giving written notice to Lessor within ninety (90) days after the occurrence of the event of damage or destruction, any other date that triggers Lessee’s termination right, or the Appropriation, as the case may be. If Lessee elects to terminate this Lease pursuant to this Article 22, Lessee shall surrender the Premises to Lessor in accordance with the provisions of Article 28, except to the extent the damage or destruction prevents Lessee from so doing, shall demolish any partially destroyed Improvements, and shall make such other repairs as may be necessary to place the Premises in a safe condition, remove any debris and clean and level the area of any demolished buildings (it being agreed, however, that Lessee shall not be required to landscape the area of any demolished buildings in the case of termination of this Lease). Lessee’s obligations under this Article 22 shall survive the termination of this Lease. Except as provided in Section 22.2, all proceeds of insurance payable with respect to damage to, or destruction of the Improvements and other property located on the Premises, after payment of costs and expenses of collection thereof, shall first be applied to the costs of any demolition, removal, restoration, and remediation required under this Article 22, depending on the extent of the damage or destruction, with the balance, if any, of such insurance proceeds, to be distributed as provided in Section 22.11. Except as provided in Section 22.2, all Awards with respect to Lessee’s interests with respect to such Appropriation shall be distributed as provided in Section 22.11. Notwithstanding any provision hereof to the contrary, if Lessee elects to not restore any portion of the Premises pursuant to its rights under this Article 22, or Lessee or Lessor elects to terminate this Lease pursuant to their respective rights under this Article 22, then all insurance proceeds with respect to the applicable fire or other casualty, less the amount, if any, required to cure any default on the part of Lessee with respect to its obligations under the foregoing provisions of this Article 22 in connection with the applicable fire or other casualty shall belong (and be paid) to Lessee.

Section 22.10 Determination of Award. Except as provided in Section 22.2, the amount of the Award due to Lessor and Lessee as a result of Appropriation shall be separately determined by the court having jurisdiction over such proceedings based on the following: Lessor shall be entitled to that portion of the Award attributable to the value of the fee interest in the Premises (or portion thereof subject to Appropriation, in case of a partial Appropriation) subject to this Lease, and to the value of Lessor’s reversionary interest in the Improvements (or portion thereof subject to Appropriation, in case of a partial Appropriation), as determined by the court; Lessee shall be entitled to that portion of the Award attributable to the value of Lessee’s leasehold interest in the Premises (or portion thereof subject to Appropriation, in case of a partial Appropriation) and to the value of Lessee’s interest in the Improvements (or portion thereof subject to Appropriation, in case of a partial Appropriation), as determined by the court.

Section 22.11 Excess Proceeds and Awards for Lessee’s Interests. Except as provided in Section 22.2, if the total Award made in connection with any Appropriation for Lessee’s interests, and for severance damages to both Lessee’s and Lessor’s interests, exceeds the amount necessary to repair, restore, reconstruct or demolish the Improvements to the extent required under this Article 22 in a case where this Lease is not terminated, or if there are proceeds of insurance in excess of that required to repair, restore, reconstruct or demolish the Premises and the Improvements to the extent required under this Article 22, upon receipt by Lessor of satisfactory evidence that the work of repair, restoration, reconstruction or demolition required under this Article 22 has been fully completed to the extent required under this Section 22 and paid for in accordance with the provisions of Article 12 and that the last day for filing any mechanic’s or materialmen’s liens has passed without the filing of any, or if filed, any such lien has been released, any remaining Award or proceeds of insurance shall be paid to Lessee and the holders of Leasehold Mortgages as their interests may appear. Except as provided in Section 22.2, in case of an Award with respect to Lessee’s interests with respect to an Appropriation in a case where this Lease is terminated, any such Award shall be paid to Lessee and the holders of Leasehold Mortgages as their interests may appear.

Section 22.12 Right to Participate in Settlement. Except for any damage or Appropriation occurring during the Entitlement Period, Lessor and Lessee shall both have the right to participate in the settlement or compromise of any insurance proceeds and Awards. To the extent applicable, if in any Appropriation the court does not make the allocation of Awards referred to in Section 22.10, the parties shall endeavor to agree upon the proper and reasonable allocation of Awards. If the parties have been unable to agree on the proper and reasonable allocation of Awards after thirty (30) days of good faith negotiations, then such allocation shall be determined by submitting the dispute to arbitration through JAMS San Jose or San Francisco offices, and the arbitration shall be final and binding upon both parties. The costs and expenses of the prevailing party in connection with any such arbitration shall be paid by the other party within thirty (30) days after the decision in such arbitration proceeding.

Section 22.13 Emergency Repairs. If a casualty occurs there is a substantial possibility that immediate emergency repairs will be required to eliminate defective or dangerous conditions and to comply with Applicable Laws pending settlement of insurance claims and prior to procuring bids for performance of restoration work. Except as provided in Section 22.2, notwithstanding any other provision of this Article 22 to the contrary, Lessee shall promptly undertake such emergency repair work after a casualty as is necessary or appropriate under the circumstances to eliminate defective or dangerous conditions and to comply with Applicable Laws and any proceeds of insurance shall first be applied to reimburse Lessee for the cost of such emergency repair work.

ARTICLE 23. ASSIGNMENT

Section 23.1 Consent Required. Except as otherwise permitted in this Article 23 or in Articles 24 or 25, Lessee shall not directly or indirectly, in whole or in part, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate its interest in or rights with respect to the Premises or Lessee’s leasehold estate therein or the Improvements (any of the foregoing being herein referred to as a “Transfer”) without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Any sale or other transfer of voting stock, partnership interests or membership interests, or any consolidation or reorganization that results in a change in control of Lessee, shall be deemed a Transfer hereunder; provided, however, that the sale of voting stock of Lessee shall not be deemed a Transfer if Lessee is a publicly traded company, nor shall any assignment by Lessee to an Affiliate of Lessee or to a successor-in-interest to Lessee that acquires Lessee through a merger or sale of substantially all of the assets of Lessee be deemed a Transfer hereunder. For this purpose, “control” shall mean the sale or other transfer of more than fifty percent (50%) of the beneficial interest in Lessee, whether directly or by sales or transfers of underlying interests, and whether in a single transaction or a series of transactions. Lessor shall approve or disapprove any proposed Transfer within fifteen (15) business days after receipt of Lessee’s written request for approval (except as otherwise provided in Section 23.5), which request shall be deemed complete and delivered only if it (a) identifies the proposed assignee, (b) includes a copy of the proposed assignment documentation, and (c) includes reasonably detailed information regarding the financial condition of the proposed assignee.

Section 23.2 Conditions to Approval. Without limiting any other reasonable basis for denial of consent to a Transfer, Lessee agrees that it shall be conclusively presumed to be reasonable for Lessor to consider the following requirements in determining whether or not to consent to a proposed Transfer:

(a) No Event of Default shall have occurred and remain uncured under this Lease;

(b) Lessee shall have complied with all provisions of this Article 23, including Section 23.5;

(c) The use of the Premises by the transferee shall comply with the provisions of this Lease and shall not materially increase the risk of an Environmental Claim arising from any Lessee Environmental Activity to be conducted by the transferee at the Premises;

(d) The proposed transferee shall be (or shall commit to hiring a manager or operator that is) experienced in the ownership, management and operation of First Class properties similar to the Premises,

(e) The proposed transferee shall not have filed a petition in bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation under any law or statute of any government or any subdivision within five (5) years prior to the date of the proposed Transfer;

(f) The proposed transferee shall not (i) be under formal investigation by the Securities and Exchange Commission (the “SEC”) or subject to any SEC proceedings disclosed (or required to be disclosed) on the proposed transferee’s periodic filings with the SEC on the date of the proposed transfer or (ii) subject to a material enforcement action issued by the SEC against the proposed transferee within two (2) years prior to the date of the proposed Transfer;

(g) The proposed transferee shall not have been a party to litigation adverse to Lessor, or the subject of any default proceedings instituted by Lessor as landlord of property leased by the proposed transferee; and

(h) The proposed transferee shall be capable financially of performing Lessee’s obligations under this Lease and all other obligations relating to the Premises.

Section 23.3 Assumption in Writing. Upon any Transfer, Lessee shall deliver to Lessor a fully executed copy of the assignment instrument, pursuant to which the proposed transferee shall unconditionally assume and agree to perform and observe all covenants and conditions to be performed and observed by Lessee under this Lease. The consent by Lessor to any Transfer shall not relieve Lessee from the obligation to obtain Lessor’s express consent to any other Transfer requiring Lessor’s consent. Any Transfer or attempted Transfer that fails to comply with this Article 22 shall be void and, at the option of Lessor, shall constitute an Event of Default. No Transfer shall relieve Lessee from liability under this Lease; provided, however, that in the event an approved transferee has, together with its affiliates, either (i) not less than 500,000 square feet under its management or control at any given time, and has, together with its affiliates at least $250 million in real estate assets (as increased or decreased during the Term by percentage changes in the Consumer Price Index published by the U.S. Department of Labor, Bureau of Labor Statistics (San Francisco Bay Area, All Items (1982-84 = 100), or a successor or substitute index reasonably designated by Lessor); or (ii) Tangible Net Worth of at least $500,000,000, then Lessor shall release Lessee from liability under this Lease one (1) year after the date of such Transfer, so long as no Event of Default has occurred under the Lease between the date of the Transfer and the date which is one (1) year after the date of such Transfer. The foregoing release from liability shall be automatic and shall not require any further action, or the execution of any document, instrument or agreement, by Lessor or Lessee to be binding and effective. Notwithstanding the foregoing, Lessor hereby agrees to execute a release in form and substance reasonably satisfactory to Lessor and Lessee confirming such release from liability within ten (10) days after written request by Lessee. For purposes of this Lease, “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted account principles consistently applied. Lessor hereby acknowledges and agrees that the “Tangible Net Worth” of Lessee hereinabove described shall not have any application or effect with respect to any provision of this Lease or any of Lessee’s rights or obligations hereunder except as expressly set forth in this Section 23 in connection with Lessor’s review of certain Transfers.

Section 23.4 Entire Interest. Lessee shall not be entitled to Transfer less than all of its interest under this Lease or to Transfer its title to the Improvements separately from its interest under this Lease.

Section 23.5 Lessor’s Rights of First Offer and Re-Offer.

(a) Right of First Offer. If Lessee desires to enter into a Transfer, it shall first, before commencing any marketing activity in anticipation of a Transfer, deliver to Lessor a written offer (the “Offer”) setting forth all the material terms and conditions upon which Lessee proposes to Transfer its interest and offering to enter into a Transfer with Lessor on the same terms and conditions (except that if the terms and conditions include financing, Lessor shall have the option to acquire Lessor’s interest for all cash). Lessor shall have fifteen (15) business days after receipt in which to accept the Offer by written notice to Lessee. If Lessor does not give Lessee written notice accepting the Offer within the 15 business-day period, Lessee may at any time within the 9-month period after the expiration of the 15 business-day period, subject to all of the applicable terms and conditions of this Article 23, enter into a letter of intent or lease assignment for the Transfer of its interest to a third party without reoffering the interest to Lessor, provided that the terms and conditions of such Transfer shall not be “materially more favorable” to the Transferee (as defined in Section 23.5(b)) than those set forth in the Offer, and, if Lessee shall have entered into a letter of intent but not a lease assignment within such nine (9) month period, Lessee shall proceed diligently to the execution of assignment documents as soon as reasonably possible after the expiration of such 9-month period. If Lessee does not enter into a letter of intent or lease assignment for a Transfer before the expiration of the aforesaid 9-month period, but Lessee still desires to enter into a Transfer, Lessee shall again deliver to Lessor an Offer in accordance with this Section 23.5(a) (but offering the interest to Lessor on the same terms as were being offered to a third party), and Lessor shall have the right of first offer for another period of fifteen (15) business days after receipt of such Offer. This right of first offer shall be ongoing, and shall apply to all Transfers proposed at any time during the Term.

(b) Right of Re-Offer. If Lessee proposes to enter into a Transfer at any time within the 9-month period after delivery of the Offer on terms and conditions materially more favorable to the proposed Transferee than those contained in the Offer, Lessee shall again deliver to Lessor an Offer in accordance with Section 23.5(a), offering the interest to Lessor on the more favorable terms, and Lessor shall have fifteen (15) business days after receipt of the better Offer to accept such Offer by written notice to Lessee. For purposes if this Lease, the terms and conditions shall be “materially more favorable” if, taking into account all terms and conditions which would affect the economics of the proposed Transfer, they would have an aggregate economic value to Lessee that is equal to or lower than 95% of the economic value of the original Offer made by Lessee to Lessor. This right of re-offer shall be ongoing, and shall apply to all Transfers proposed at any time during the Term.

(c) Documentation and Closing of Transfer. If Lessor accepts an Offer, Lessor and Lessee shall work in good faith to complete a purchase and sale contract, together with such other appropriate documentation as may be necessary to effect the Transfer to Lessor, within forty-five (45) days after Lessor’s written notice of acceptance of the Offer, and to close such Transfer within ninety (90) days after Lessor’s written notice of acceptance of the Offer; provided, however, that the closing date may be extended for an additional thirty (30) days by Lessor in the event Lessor identifies a commercially reasonable due diligence item that requires more time to resolve. If Lessor accepts such Offer, Lessor shall promptly commence and diligently pursue its due diligence investigations. The Transfer shall be consummated by Lessor’s payment of the required consideration and Lessee’s delivery to Lessor of such documentation as Lessor may elect consistent with the Offer, which may consist, at Lessor’s election, of: (i) the documentation provided for in Section 28.2 in the case of a termination of this Lease; or (ii) (A) an assignment of lease, in recordable form, assigning to Lessor or its nominee all of Lessee’s right, title and interest in, to and under the Lease, free and clear of any and all Liens except for title exceptions existing as of the Commencement Date or as otherwise permitted hereunder, (B) a good and sufficient assignment of all of Lessee’s rights as landlord under any Permitted Subleases and such other agreements as Lessor may elect, and (C) a quitclaim deed to the Improvements. Lessor may elect, in its sole discretion, to assign its rights hereunder to an affiliate or nominee.

(d) Transfer to an Affiliate. Notwithstanding anything to the contrary contained herein, the provisions of this Section 23.5 shall not apply to any transaction that is permitted under Section 23.1 without Lessor’s consent.

ARTICLE 24. SUBLETTING

Section 24.1 Conditions to Subletting. Notwithstanding the provisions of Article 23 regarding Transfers, Lessee may enter into subleases for portions of the Premises subject to the following conditions:

(a) Lessee shall obtain the prior written consent of Lessor, which consent shall not be unreasonably withheld, provided that if all other conditions of this Article 24 are satisfied, it shall be presumed unreasonable to withhold such consent (absent extraordinary circumstances justifying denial of such consent);

(b) no rent paid to Lessee under any sublease shall be based in whole or in part on the sublessee’s net income or profits;

(c) no sublease shall relieve Lessee from the performance of any of its obligations under this Lease;

(d) no sublease shall extend beyond the expiration date of the Term of this Lease;

(e) each sublease shall be subject to and subordinate to the terms, covenants and conditions of this Lease and the rights of Lessor hereunder, including the use restrictions contained in Article 10 hereof;

(f) each sublease shall contain a provision that upon any termination or surrender of this Lease, either such sublease shall terminate, or, at Lessor’s sole option, such sublease shall continue in full force and effect and the sublessee shall attorn to, or, at Lessor’s option, enter into a direct lease on identical terms with, Lessor;

(g) the sublessee’s proposed use of its space shall be permitted under this Lease and shall not materially increase the risk of an Environmental Claim arising from any Lessee Environmental Activity to be conducted by such sublessee at the Premises (it being the understanding of the parties that if Lessor approves a sublease to a research and development user, it shall be reasonable for Lessor to condition such consent on the sublessee agreeing to additional environmental requirements normally contained in Lessor’s leases of research and development space (i.e. specific approval of any Hazardous Substances to be used in the Premises, the requirement of an annual inventory of Hazardous Substances, and requirements for permitting and closure);

(h) Lessor may reasonably consider the requirements set forth in Section 23.2(f) and (g); and

(i) for any sublease of over 100,000 rentable square feet, the sublessee shall demonstrate financial responsibility and resources reasonably satisfactory to Lessor (taking into consideration Lessor’s continuing primary liability under this Lease, the term of the sublease and the amount of space being subleased); provided that Lessor shall have no right to base its decision on the rent to be charged to the sublessee and Lessee may redact the rent information from any documents submitted to Lessor.

Section 24.2 Required Information; Lessor’s Response. Lessor agrees to approve or disapprove any proposed sublease within ten (10) business days after Lessee’s written request for approval, which request shall (a) identify the proposed sublessee and sublessee’s proposed use of its space, (b) state that the proposed sublease meets the conditions set forth in Section 24.1 above, (c) include the proposed form of sublease, (d) include information regarding the financial condition of the proposed sublessee, and (e) include such other information as is reasonably necessary to respond to the requirements of Section 24.1, or otherwise to allow Lessor to reasonably evaluate the proposed sublessee.

Section 24.3 Permitted Sublease. Any sublease entered into by Lessee in accordance with the provisions of this Article 24 is herein referred to as a “Permitted Sublease”. Lessee shall provide Lessor with a fully executed copy of each Permitted Sublease promptly upon execution, without redaction of rent information. Within thirty (30) days after written demand by Lessor, Lessee shall furnish Lessor a schedule, certified by Lessee as true and correct, setting forth all Permitted Subleases then in effect, including in each case the name of the sublessee, a description of the space subleased, the annual rental payable by such sublessee, a list of the Permitted Subleases, if any, that have been assigned to any Leasehold Mortgagee as additional security, and any other information reasonably requested by Lessor with respect to the Permitted Subleases.

Section 24.4 3421 Hillview Premises. Upon the inclusion of the 3421 Hillview Premises into this Lease, if Lessee elects to enter into a sublease of the 3421 Hillview Premises rather than occupy the 3421 Hillview Premises for Lessee’s own use or substantially demolish the improvements located on the 3421 Hillview Premises and redevelop that area of the Premises, fifty percent (50%) of the Excess Rent received by Lessee shall be paid to Lessor as and when received by Lessee. “Excess Rent” means the gross revenue received from the sublessee during the sublease term, less (a) that portion of the Minimum Annual Rent paid to Lessor by Lessee with respect to the building during the period of the sublease term; (b) any reasonably documented tenant improvement allowance or other economic concession (planning allowance, moving expenses, etc.), paid by Lessee to the sublessee; (c) any costs incurred by Lessee in making improvements to the base building; (d) customary and reasonable external brokers’ commissions to the extent paid and documented; (e) reasonable attorneys’ fees; and (f) reasonable costs of advertising the space for sublease (collectively, “Transfer Costs”). Lessee shall not have to pay any Excess Rent to Lessor until Lessee has recovered its Transfer Costs.

ARTICLE 25. LEASEHOLD MORTGAGES

Section 25.1 Leasehold Mortgage.

(a) Notwithstanding the provisions of Article 23 regarding Transfer of this Lease, but subject to the provisions of this Article 25, Lessee shall have the right at any time and from time to time to encumber the entire (but not less than the entire) leasehold estate created by this Lease and Lessee’s interest in the Improvements by a mortgage, deed of trust or other security instrument (any such mortgage, deed of trust, or other security instrument that satisfies the requirements of this Article 25 being herein referred to as a “Leasehold Mortgage”) to secure repayment of a loan (and associated obligations) made to Lessee by an Institutional Lender for the purpose of financing the construction of any Improvements made pursuant to the terms of this Lease or for the long-term financing of any such Improvements, provided that the loan secured by a Leasehold Mortgage shall be payable over not more than the remaining portion of the Term, and shall be in an amount that, when aggregated with the outstanding amount of all other Leasehold Mortgages, does not exceed seventy percent (70%) of the then fair market value of Lessee’s leasehold interest in the Improvements.

(b) In no event shall any interest of Lessor in the Premises, including without limitation, Lessor’s fee interest in the Premises or reversionary interest in the Improvements or interest under this Lease, be subject or subordinate to any lien or encumbrance of any mortgage, deed of trust or other security instrument.

(c) For purposes of this Article 25, “Institutional Lender” shall mean a state or federally chartered savings bank, savings and loan association, credit union, commercial bank or trust company or a foreign banking institution (in each case whether acting individually or in a fiduciary or representative (such as an agency) capacity); an insurance company organized and existing under the laws of the United States or any state thereof or a foreign insurance company (in each case whether acting individually or in a fiduciary or representative (such as an agency) capacity); an institutional investor such as a publicly held real estate investment trust, an entity that qualifies as a “REMIC” under the Internal Revenue Code or other public or private investment entity (in each case whether acting as principal or agent) which at the date hereof or in the future is involved in the business of investing in real estate assets; a brokerage or investment banking organization (in each case whether acting individually or in a fiduciary or representative (such as an agency) capacity); an employees’ welfare, benefit, pension or retirement fund; an institutional leasing company; any governmental agency or entity insured by a governmental agency, or any combination of Institutional Lenders; provided that each of the entities shall qualify as an Institutional Lender only if (at the time it becomes an Institutional Lender) it shall not be an Affiliate of Lessee.

Section 25.2 Agreement With Institutional Lender. Upon request by Lessee, Lessor agrees to enter into a tri-party agreement in the form attached hereto as Exhibit F with Lessee and any Institutional Lender holding a first priority Leasehold Mortgage.

ARTICLE 26. EVENTS OF DEFAULT AND REMEDIES

Section 26.1 Events of Default. The occurrence of any of the following shall be an “Event of Default” on the part of Lessee hereunder:

(a) Failure to pay Rent or any other sums of money that Lessee is required to pay hereunder at the times or in the manner herein provided, when such failure shall continue for a period of ten (10) days after written notice thereof from Lessor to Lessee; any such notice shall be deemed to be the notice required under California Code of Civil Procedure Section 1161. No such notice shall be deemed a forfeiture or a termination of this Lease unless Lessor expressly so elects in such notice.

(b) Failure to perform any nonmonetary provision of this Lease when, except in the case of any provision which by its terms provides for no grace period, such failure shall continue for a period of thirty (30) days, or such other period as is expressly set forth herein, after written notice thereof from Lessor to Lessee; any such notice shall be deemed to be the notice required under California Code of Civil Procedure Section 1161; provided that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to have occurred if Lessee shall commence such cure within said 30-day period and thereafter diligently and continuously prosecute such cure to completion. No such notice shall be deemed a forfeiture or a termination of this Lease unless Lessor expressly so elects in such notice.

(c) The abandonment of the Premises by reason of a course of conduct by Lessee that reasonably evidences an interest permanently to relinquish its rights under this Lease and which continues for the applicable period time identified in Section 1951.3 of the California Civil Code after delivery to Lessee of a Notice of Belief of Abandonment pursuant to Section 1951.3.

(d) Lessee shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, make an assignment for the benefit of its creditors, consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises.

(e) A court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver of Lessee or of the whole or any substantial part of the Premises and such order, judgment or decree shall not be vacated, set aside or stayed within sixty (60) days after the date of entry of such order, judgment, or decree, or a stay thereof shall be thereafter set aside.

(f) A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Lessee under any bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation law or statute of the Federal government or any state government or any subdivision of either now or hereafter in effect, and such order, judgment or decree shall not be vacated, set aside or stayed within sixty (60) days from the date of entry of such order, judgment or decree, or a stay thereof shall be thereafter set aside.

Section 26.2 Lessor’s Remedies. Upon the occurrence of an Event of Default, Lessor shall have the following rights and remedies:

(a) The right to terminate this Lease, in which event Lessee shall immediately surrender possession of the Premises in accordance with Article 28, and pay to Lessor all Rent and other charges and amounts due from Lessee hereunder to the date of termination.

(b) The rights and remedies described in California Civil Code Section 1951.2, including without limitation, the right to recover from Lessee: (i) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which (A) the unpaid Rent which would have been earned after termination until the time of award exceeds (B) the amount of such rental loss Lessee proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which (X) the unpaid Rent for the balance of the Term after the time of award, exceeds (Y) the amount of such rental loss that Tenant proves could be reasonably avoided; plus (iv) any other amount reasonably necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom, which, without limiting the generality of the foregoing, includes unpaid taxes and assessments, any costs or expenses incurred by Lessor in recovering possession of the Premises, maintaining or preserving the Premises after such default, preparing the Premises for marketing to a new lessee, leasing commissions, repairs and any other costs necessary or appropriate to relet the Premises, and such amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law. As used in clauses (i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c) The rights and remedies described in California Civil Code Section 1951.4 that allow Lessor to continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due, for so long as Lessor does not terminate Lessee’s right to possession. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Lessor’s initiative to protect its interest under this Lease shall not constitute a termination of Lessee’s right to possession. Lessee acknowledges that in the exercise of its rights under this subsection, Lessor has no duty to mitigate its damages.

(d) The right and power, as attorney-in-fact for Lessee, to enter and to sublet the Premises upon any vacancy while an Event of Default is outstanding, to collect rents from all subtenants and to provide or arrange for the provision of all services and fulfill all obligations of Lessee under the Permitted Subleases, and Lessor is hereby authorized on behalf of Lessee, but shall have absolutely no obligation, to provide such services and fulfill such obligations and to incur all such expenses and costs as Lessor deems necessary in connection therewith. Lessee shall be liable immediately to Lessor for all costs and expenses Lessor incurs in collecting such rents and arranging for or providing such services or fulfilling such obligations. Lessor is hereby authorized, but not obligated, to relet the Premises or any part thereof on behalf of Lessee, to incur such expenses as may be necessary to effect a relet and make said relet for such term or terms, upon such conditions and at such rental as Lessor in its sole discretion may deem proper. Lessee shall be liable immediately to Lessor for all reasonable costs Lessor incurs in reletting the Premises including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and other costs. If Lessor relets the Premises or any portion thereof, such reletting shall not relieve Lessee of any obligation hereunder, except that Lessor shall apply the rent or other proceeds actually collected by it as a result of such reletting against any amounts due from Lessee hereunder to the extent that such rent or other proceeds compensate Lessor for the nonperformance of any obligation of Lessee hereunder. Such payments by Lessee shall be due at such times as are provided elsewhere in this Lease, and Lessor need not wait until the termination of this Lease, by expiration of the Term hereof or otherwise, to recover them by legal action or in any other manner. Lessor may execute any lease made pursuant hereto in its own name, and the lessee thereunder shall be under no obligation to see to the application by Lessor of any rent or other proceeds, nor shall Lessee have any right to collect any such rent or other proceeds. Lessor shall not by any reentry or other act be deemed to have accepted any surrender by Lessee of the Premises or Lessee’s interest therein, or be deemed to have otherwise terminated this Lease, or to have relieved Lessee of any obligation hereunder, unless Lessor shall have given Lessee express written notice of Lessor’s election to do so as set forth herein.

(e) The right to have a receiver appointed upon application by Lessor to take possession of the Premises and to collect the rents or profits therefrom and to exercise all other rights and remedies pursuant to Section 26.2(d).

(f) The right to enjoin, and any other remedy or right now or hereafter available to a lessor against a defaulting lessee under the laws of the State of California or the equitable powers of its courts, and not otherwise specifically reserved herein.

(g) Whether or not this Lease is terminated, the right to recover actual damages incurred by Lessor arising out of the Event of Default, or due to Lessee’s failure to indemnify Lessor pursuant to Section 21.1.

Section 26.3 Waiver of Notice and Redemption. Except as otherwise expressly provided in this Article 26, Lessee hereby expressly waives, so far as permitted by law, the service of any notice of intention to enter or re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Lessee, for and on behalf of itself and all persons claiming through or under Lessee, also waives any right of redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 or 1179, or under any other present or future law, if Lessee is evicted or Lessor takes possession of the Premises by reason of any default by Lessee hereunder.

Section 26.4 Rights Cumulative. The various rights and remedies reserved to Lessor herein, including those not specifically described herein, shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity and the exercise of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity shall not preclude the simultaneous or later exercise by Lessor of any or all other rights and remedies.

Section 26.5 Lessor’s Default. Lessor shall be in default under this Lease if Lessor fails to cure any breach of its obligations under this Lease within thirty (30) days after receipt of written notice from Lessee specifying in reasonable detail the nature of Lessor’s breach; provided, however, that if the nature of Lessor’s breach is such that more than thirty (30) days are required for performance, then Lessor shall not be in default if Lessor commences the cure of such breach within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Lessee shall be entitled to actual (but not consequential) damages in the event of an uncured default by Landlord, but shall not have any right to terminate this Lease as a result of any Landlord default.

ARTICLE 27. LESSOR’S RIGHT TO CURE DEFAULTS

If Lessee shall fail or neglect to do or perform any act or thing herein provided by it to be done or performed and such failure shall not be cured within any applicable grace period provided in Article 26, then Lessor shall have the right, but shall have no obligation, to pay any amounts payable by Lessee to third parties hereunder, discharge any lien, take out, pay for and maintain any insurance required under Article 20, or do or perform or cause to be done or performed any such other act or thing (entering upon the Premises for such purposes, if Lessor shall so elect), and Lessor shall not be or be held liable or in any way responsible for any loss, disturbance, inconvenience, annoyance or damage resulting to Lessee on account thereof (except to the extent of Lessor’s gross negligence or willful misconduct), and Lessee shall repay to Lessor upon demand the entire cost and expense thereof, including, without limitation, compensation to the agents, consultants and contractors of Lessor and attorneys’ fees and expenses. Lessor may act upon shorter notice or no notice at all if necessary in Lessor’s judgment to meet an emergency situation or governmental or municipal time limitation. Lessor shall not be required to inquire into the correctness of the amount or validity of any payable or lien that may be paid by Lessor, and Lessor shall be duly protected in paying the amount of any such payable or lien claimed, and, in such event, Lessor shall also have the full authority, in Lessor’s sole judgment and discretion and without prior notice to or approval by Lessee, to settle or compromise any such lien or payable. Any act or thing done by Lessor pursuant to the provisions of this Article 27 shall not be or be construed as a waiver of any default by Lessee, or as a waiver of any term, covenant, agreement or condition herein contained or of the performance thereof.

ARTICLE 28. SURRENDER OF THE PREMISES

Section 28.1 Surrender. In the event this Lease is terminated during the Entitlement Period by Lessee in accordance with Section 5.3, Lessee shall surrender the Premises to Lessor in the same condition it was as of the Effective Date, reasonable wear and tear excepted. Upon the termination of this Lease after the Commencement Date, whether at the expiration of the Term or prior thereto, Lessee shall surrender the Premises to Lessor in good order and repair, and in keeping with the then-current standards of the Stanford Research Park (but subject to the age of the Improvements), reasonable wear and tear excepted, free and clear of all letting and occupancies other than any Permitted Subleases that, pursuant to the provisions of this Lease, Lessor has elected to recognize after such termination, and free and clear of all Liens or any other encumbrances and any other encumbrances.

Section 28.2 Ownership of Improvements; Contracts. Upon any termination of this Lease, all Improvements shall automatically and without further act by Lessor or Lessee, become the property of Lessor, free and clear of any claim or interest therein on the part of Lessee or anyone claiming under Lessee, and without payment therefor by Lessor. Upon or at any time after the Termination Date, if requested by Lessor, Lessee shall, without charge to Lessor, promptly execute, acknowledge and deliver to Lessor a good and sufficient quitclaim deed of all of Lessee’s right, title, and interest in and to the Premises and the Improvements and a good and sufficient assignment to Lessor of Lessee’s interest in any Permitted Subleases which Lessor has elected to recognize after the Termination Date, and in any contracts, as designated by Lessor, relating to the operation, management, maintenance or leasing of the Premises or any part thereof, and shall deliver to Lessor all such other instruments, records and documents relating to the operation, management, maintenance or leasing of the Premises or any part thereof, including but not limited to all leases, lease files, plans and specifications, records, registers, permits, and all other papers and documents which may be necessary or appropriate for the proper operation and management of the Premises. Lessee hereby irrevocably appoints Lessor as its lawful attorney-in-fact to execute and deliver for, on behalf of and in the name of Lessee, any such deed, assignment or other instrument referred to in this Article 28 or otherwise, required to document the transfer or reversion to Lessor of such interests of Lessee, and Lessee and Lessor agree that such power of attorney shall be a power coupled with an interest. Lessee agrees to indemnify, protect, defend, and hold harmless Lessor from and against any and all losses, costs, damages, claims, liabilities and expenses arising directly or indirectly, in whole or in part, out of any obligations or liabilities incurred by Lessee prior to the Termination Date with respect to any such items so assigned to Lessor. Any contracts, agreements or other obligations of Lessee relating to the Premises not designated by Lessor and assigned by Lessee to Lessor pursuant to this Article 28 shall immediately terminate and be of no further force or effect as of the Termination Date.

Section 28.3 Personal Property. Any personal property of Lessee that remains on the Premises after the Termination Date may, at the option of Lessor, be deemed to have been abandoned by Lessee and may either be retained by Lessor as its property or disposed of, without accountability, at Lessee’s expense in such manner as Lessor may determine in its sole discretion.

Section 28.4 Holding Over. If Lessee remains in possession of all or any part of the Premises after the Termination Date with Lessor’s prior written consent: (a) Lessee’s occupancy of the Premises shall be deemed a month-to-month tenancy (not a renewal or extension of the Term), terminable by either party upon thirty (30) days’ written notice to the other; (b) the Minimum Annual Rent during the holdover period shall be one hundred fifty percent (150%) of the respective Minimum Annual Rent in effect during the last month of the Term (and Lessor’s acceptance of Rent without all or any part of the 50% increase shall not be deemed or constructed as a waiver by Lessor of its right to collect the entire 50% increase in Rent); and (c) Lessee’s occupancy of the Premises otherwise shall be subject to all applicable terms and conditions of the Lease as if the Term had not expired or the Lease had not been terminated, as the case may be. Nothing in this Section 28.4 shall be deemed or construed as a consent by Lessor to any holding over by Lessee. If Lessee remains in possession of all or any part of the Premises after the Termination Date without Lessor’s written consent: (i) Lessee’s occupancy of the Premises shall be solely as a tenant at sufferance and no notice of termination shall be necessary in order to recover possession; (ii) Lessee’s occupancy of the Premises otherwise shall be subject to all applicable terms and conditions of this Lease; and (iii) in addition to such other remedies as may be available to Lessor at law or in equity, Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, damages, liabilities and costs arising from or related to Lessee’s continued possession, including without limitation claims, damages or losses incurred in connection with prospective or actual successor tenants, lost rents, lost development opportunities and reasonable attorneys’, brokers’ and consultants’ fees, costs and expenses.

ARTICLE 29. USE OF NAME

Lessee acknowledges and agrees that the names “The Leland Stanford Junior University,” “Stanford” and “Stanford University,” and all variations thereof, are proprietary to Lessor. Lessee shall not use any such name or any variation thereof or identify Lessor in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or use any trademark, service mark, trade name or symbol of Lessor or that is associated with it, without Lessor’s prior written consent, which may be given or withheld in Lessor’s sole discretion.

ARTICLE 30. SIGNS

Lessee shall have the right to install any signs on the Premises that are permitted under Applicable Laws.

ARTICLE 31. REPRESENTATIONS AND WARRANTIES

Section 31.1 Lessee’s Representations and Warranties. Lessee hereby represents and warrants to Lessor as follows:

(a) Lessee is a corporation duly formed and validly existing under the laws of the state identified in the Basic Lease Information and is qualified to do business under the laws of the State of California. Lessee has full corporate power and authority to enter into and perform its obligations under this Lease and to develop, construct and operate the Premises as contemplated by this Lease.

(b) Lessee has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid, and binding obligation of Lessee.

(c) Lessee has the right, power, legal capacity and authority to enter into and perform its obligations under this Lease and no approvals or consents of any person are required in connection with the execution and performance of this Lease. The execution and performance of this Lease will not result in or constitute any default or event that with notice or the lapse of time or both, would be a default, breach or violation of the organizational instruments governing Lessee or any agreement or any order or decree of any court or other governmental authority to which Lessee is a party or to which it is subject.

Section 31.2 Lessor’s Representations and Warranties. Lessor hereby represents and warrants to Lessee as follows:

(a) Lessor is a body having corporate powers under the laws of the State of California.

(b) Lessor has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid, and binding obligation of Lessor.

(c) Lessor has the right, power, legal capacity and authority to enter into and perform its obligations under this Lease and no approvals or consents of any person are required in connection with the execution and performance of this Lease. The execution and performance of this Lease will not result in or constitute any default or event that with notice or the lapse of time or both, would be a default, breach or violation of the organizational instruments governing Lessor or any agreement or any order or decree of any court or other governmental authority to which Lessor is a party or to which it is subject.

ARTICLE 32. NO WAIVER BY LESSOR

No failure by Lessor to insist upon the strict performance of any term, covenant, agreement, provision, condition or limitation of this Lease or to exercise any right or remedy upon a breach thereof, and no acceptance by Lessor of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such term, covenant, agreement, provision, condition or limitation. No term, covenant, agreement, provision, condition or limitation of this Lease and no breach thereof may be waived, altered or modified except by a written instrument executed by Lessor. No waiver of any breach shall affect or alter this Lease but each and every term, covenant, agreement, provision, condition and limitation of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE 33. NO PARTNERSHIP

It is expressly understood that neither Lessee nor Lessor is or becomes, in any way or for any purpose, a partner of the other in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with the other, or agent of the other by reason of this Lease or otherwise. Lessee is and shall be an independent contractor with respect to the Lease and Premises.

ARTICLE 34. NO DEDICATION

This Lease shall not be, nor be deemed or construed to be, a dedication to the public of the Premises, the areas in which the Premises are located or the Improvements, or any portion thereof.

ARTICLE 35. NO THIRD PARTY BENEFICIARIES

This Lease shall not confer nor be deemed nor construed to confer upon any person or entity, other than the parties hereto, any right or interest, including, without limiting the generality of the foregoing, any third party beneficiary status or any right to enforce any provision of this Lease.

ARTICLE 36. NOTICES

Any notice, consent or other communication required or permitted under this Lease shall be in writing and shall be delivered by hand, sent by air courier, sent by prepaid registered or certified mail with return receipt requested, or sent by facsimile, and shall be deemed to have been given on the earliest of (a) receipt or refusal of receipt; (b) one business day after delivery to an air courier for overnight expedited delivery service; (c) five (5) business days after the date deposited in the United States mail, registered or certified, with postage prepaid and return receipt requested (provided that such return receipt must indicate receipt at the address specified); or (d) on the day of its transmission by facsimile if transmitted during the business hours of the place of receipt, otherwise on the next business day, provided that a copy of such notice, consent or other communication is also delivered pursuant to clause (b) or (c) above. All notices shall be addressed as appropriate to the addresses given in the Basic Lease Information (or to such other or further addresses as the parties may designate by notice given in accordance with this section).

ARTICLE 37. INTENTIONALLY OMITTED

ARTICLE 38. INTENTIONALLY OMITTED

ARTICLE 39. MEMORANDUM OF LEASE

This Lease shall not be recorded. However, at the request of either party, the parties hereto shall execute and acknowledge a memorandum hereof in recordable form that Lessor shall file for recording in the Official Records of Santa Clara County.

ARTICLE 40. GENERAL PROVISIONS

Section 40.1 Broker’s Commissions. Lessee’s broker in this transaction is CRESA Partners, and Lessor shall be responsible for any commission due to its broker in connection with this Lease. Each party represents to the other party that the representing party has incurred no liability for any brokerage commission or finder’s fee arising from or relating to the negotiation or execution of this Lease, other than as set forth in this Section 40.1. Each party hereby indemnifies and agrees to protect, defend and hold harmless the other party from and against all liability, cost, damage or expense (including, without limitation, attorneys’ fees and costs incurred in connection therewith) on account of any brokerage commission or finder’s fee which the indemnifying party has agreed to pay or which is claimed to be due as a result of the actions of the indemnifying party. This Section 40.1 is intended to be solely for the benefit of the parties hereto and is not intended to benefit, nor may it be relied upon by, any person or entity not a party to this Lease.

Section 40.2 Severability. In case any one or more of the provisions of this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, and this Lease shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

Section 40.3 Time of the Essence. Time is hereby expressly declared to be of the essence of this Lease and of each and every term, covenant, agreement, condition and provision hereof.

Section 40.4 Headings. Article, Section and subsection headings in this Lease are for convenience only and are not to be construed as a part of this Lease or in any way limiting or amplifying the provisions hereof.

Section 40.5 Lease Construed as a Whole. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Lessor or Lessee. The parties acknowledge that each party and its counsel have reviewed this Lease and participated in its drafting and therefore that the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed nor applied in the interpretation of this Lease.

Section 40.6 Meaning of Terms. Whenever the context so requires, the neuter gender shall include the masculine and the feminine, and the singular shall include the plural, and vice versa.

Section 40.7 Attorneys’ Fees. In the event of any action or proceeding at law or in equity between Lessor and Lessee to enforce or interpret any provision of this Lease or to protect or establish any right or remedy of either party hereunder, the party not prevailing in such action or proceeding shall pay to the prevailing party all costs and expenses, including without limitation, reasonable attorneys’ fees and expenses (including attorneys’ fees and expenses of in-house attorneys), incurred therein by such prevailing party and if such prevailing party shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment.

Section 40.8 California Law; Forum. The laws of the State of California, other than those laws denominated choice of law rules which would require the application of the laws of another forum, shall govern the validity, construction and effect of this Lease. This Lease is made and all obligations hereunder arise and are to be performed in the County of Santa Clara, State of California. Any action which in any way involves the rights, duties and obligations of the parties hereto may (and if against Lessor, shall) be brought in the courts of the State of California located in Santa Clara County or in the United States District Court for the Northern District of California, and the parties hereto hereby submit to the personal jurisdiction of said courts.

Section 40.9 Binding Agreement. Subject to the provisions of Articles 22, 23 and 24 of this Lease, the terms, covenants and agreements contained in this Lease shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 40.10 Entire Agreement. This instrument, together with the exhibits hereto, all of which are incorporated herein by reference, constitutes the entire agreement between Lessor and Lessee with respect to the subject matter hereof and supersedes all prior offers, negotiations, oral and written. This Lease may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Lessor and Lessee.

Section 40.11 Quiet Enjoyment. Lessor agrees that Lessee, upon paying the Rent and all other sums due hereunder and upon keeping and observing all of the covenants, agreement and provisions of this Lease on its part to be observed and kept, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation by anyone claiming by, through, or under Lessor.

Section 40.12 Termination Not Merger. The voluntary sale or other surrender of this Lease by Lessee to Lessor, or a mutual cancellation thereof, or the termination thereof by Lessor pursuant to any provision contained herein, shall not work a merger, but at the option of Lessor shall either terminate any or all existing subleases or subtenancies hereunder, or operate as an assignment to Lessor of any or all of such subleases or subtenancies.

Section 40.13 Modification of Lease. In the event of any ruling or threat by the Internal Revenue Service, or opinion of counsel, that all or part of the Rent paid or to be paid to Lessor under this Lease will be subject to the income tax on unrelated business taxable income, Lessee agrees to modify this Lease to avoid such tax; provided that such modifications will not result in any increase in Rent, or any increased obligations of Lessee under this Lease. Lessor will pay all Lessee’s reasonable costs incurred in reviewing and negotiating any such lease modification, including reasonable attorneys’ and accountants’ fees.

Section 40.14 Survival. The obligations of this Lease shall survive the expiration or earlier termination of this Lease to the extent necessary to implement any requirement for the performance of obligations or forbearance of an act by either party hereto which has not been completed prior to the termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing, in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provisions of this Lease.

Section 40.15 Estoppel Certificates. Either party, at any time and from time to time within ten (10) business days after receipt of written notice from the other party, shall execute, acknowledge and deliver to the requesting party a certificate stating (to the responding party’s best knowledge where applicable): (a) that Lessee has accepted the Premises (if true); (b) the Commencement Date and Expiration Date of this Lease; (c) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that same is in full force and effect as modified and stating the modifications); (d) to Lessee’s knowledge, whether or not there are then existing any defenses against the enforcement of any of the obligations of Lessee under this Lease (and, if so, specifying same); (e) whether or not there are then existing any defaults on the part of Lessee, or, to Lessee’s knowledge, on the part of Lessor in the performance of their respective obligations under this Lease (and, if so, specifying same); and (f) any other factual information relating to the rights and obligations under this Lease that may reasonably be required by requesting party.

Section 40.16 Consequential Damages. Notwithstanding any provision hereof to the contrary, except as provided in Article 19 and in Section 28.4, in no event shall either party have any liability to the other for any indirect or consequential damages suffered or incurred as a result of any breach or default by such party of its obligations hereunder, nor shall any party be obligated to indemnify, defend or hold the other party harmless from or against any indirect or consequential damages.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease by proper persons thereunto duly authorized as of the date first above written.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

By:	Stanford Management Company

By:	/s/ Jean Snider

Its:	Managing Director, SRP

3401 HILLVIEW LLC, a Delaware limited liability company

By:	EMC Corporation, a Massachusetts corporation,
its member

By:	/s/ Dan Fitzgerald

Its:	Senior Vice President

Schedules and Exhibits

Schedule	Description

7.1(c)	Municipal Code Excerpt
19.8	Environmental Reports

Exhibit	Description

A	Legal Description of Premises
B	Determination of Fair Market Land Value
C	3421 Hillview Premises
D	Lease Amendment
E	Demolition Scope of Work
F	Tri-Party Agreement

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

All that certain Real Property in the City of Palo Alto, County of Santa Clara, State of California, described as follows:

Exh. A - p. 1 of 1

EXHIBIT B

DETERMINATION OF FAIR MARKET LAND VALUE

(a) If within the 30-day negotiating period Lessor and Lessee cannot reach agreement as to the Fair Market Land Value, they shall each select one appraiser to determine the Fair Market Land Value. Each such appraiser shall arrive at a determination of the Fair Market Land Value and submit his or her conclusions to Lessor and Lessee within thirty (30) days after the expiration of the initial 30-day negotiating period.

(b) If only one appraisal is submitted within the requisite time period, it shall be deemed to be the Fair Market Land Value. If both appraisals are submitted within such time period, and if the two appraisals so submitted differ by less than ten (10) percent of the higher of the two, the average of the two shall be the Fair Market Land Value. If the two appraisals differ by more than ten (10) percent of the higher of the two, then the two appraisers shall immediately select a third appraiser who will within thirty (30) days of his or her selection make a determination of the Fair Market Land Value and submit such determination to Lessor and Lessee. This third appraisal will then be averaged with the closer of the previous two appraisals and the result shall be the Fair Market Land Value.

(c) All appraisers specified pursuant hereto shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office, research and development and industrial properties in California. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser plus one-half of any other costs incurred in the determination.

Exh.B - p. 1 of 1

EXHIBIT C

[plan showing 3421 Hillview Premises]

Exh. C - p. 1 of 1

EXHIBIT D

FIRST AMENDMENT OF LEASE

This First Amendment of Lease (the “Amendment”) is made and entered into as of             , 200     (the “Effective Date”), by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Lessor”), and 3401 HILLVIEW LLC, a Delaware limited liability company (“Lessee”).

RECITALS

A. Lessor and Lessee are the parties to that certain Ground Lease dated as of             , 2004 between Lessor and Lessee (the “Lease”). Capitalized terms used herein and not defined shall have the meanings given to them in the Lease.

B. Lessor and Lessee desire to modify the Lease as set forth in this Amendment.

NOW, THEREFORE, the parties hereby mutually promise, covenant and agree as follows:

1. Additional Parcel. As of and following the Effective Date, the parcel of land commonly known as 3421 Hillview Avenue, Palo Alto and more particularly described in Exhibit A attached hereto shall be added to the description of the real property leased to Lessee pursuant to the Lease and shall thereafter be subject to the terms and provisions of the Lease.

2. Effect of Amendment. As specifically amended by this Amendment, the Lease shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one instrument.

*  *  *  *  *

Exh. D - p. 1 of 2

IN WITNESS WHEREOF, the parties hereto have executed this instrument by proper persons thereunto duly authorized the day and year first herein written at Santa Clara County, California.

LESSOR:	THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California

	By:	The Stanford Management Company

By:

Its:

LESSEE:	3401 HILLVIEW LLC, a Delaware limited liability company

	By:	EMC Corporation, a Massachusetts corporation, its member

By:

Its:

Exh. D - p. 2 of 2

EXHIBIT A (to Exhibit D)

ADDITIONAL PARCEL

Exh. D - p. 1 to Exh. A

EXHIBIT E

DEMOLITION SCOPE OF WORK

Exh. E - p. 1

EXHIBIT F

TRI-PARTY AGREEMENT

THIS AGREEMENT is entered into as of                     ,             , by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Lessor”),                     , a              (“Lessee”) and                     , a              (“Lender”).

RECITALS

A. Lessor is the owner of that certain real property, being a portion of the lands of The Leland Stanford Junior University, located in the County of Santa Clara, State of California, and more particularly described in attached Exhibit A (the “Premises”) and the lessor under that certain ground lease of the Premises dated as of             , 2003, by and between Lessor and Lessee (the “Lease”).

B. Lessee desires to obtain a loan from Lender in the principal amount [of] [not to exceed]              Dollars ($            ) (the “Loan”) and to encumber its leasehold interest under the Lease as security for the Loan.

C. Lender is willing to make the Loan to Lessee secured by Lessee’s leasehold interest under the Lease provided that Lessor consents thereto and agrees to the provisions of this Agreement.

D. Lessor is willing to consent to the encumbering of Lessee’s leasehold interest under the Lease as security for the Loan on the terms and conditions set forth in this Agreement. Lender is an approved “Institutional Lender” as that term is defined in the Lease.

AGREEMENT

NOW THEREFORE, in consideration of the premises and other mutual valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

A. Encumbrance of Leasehold Interest. Subject to the terms and conditions of this Agreement, Lessor hereby consents to the encumbering of Lessee’s leasehold interest under the Lease pursuant to a mortgage or deed of trust as security for the Loan provided that the outstanding amount of the Loan secured thereby shall not exceed $             (the mortgage, deed of trust or other security instrument permitted hereunder being herein referred to as the “Leasehold Mortgage”). In no event shall any interest of Lessor in the Premises be subject or subordinate to any lien or encumbrance of the Leasehold Mortgage or any other mortgage, deed of trust, or other security instrument.

Exh. E - p. 2

B. Parties’ Obligations. During the continuance of the Leasehold Mortgage until such time as the lien of the Leasehold Mortgage shall have been extinguished, the parties agree as follows:

(a) Modifications to Lease. Lessor shall not agree to any mutual termination nor accept any surrender of the Lease, except upon the expiration of the term of the Lease or its termination pursuant to any express provision of the Lease, nor shall any material amendment or modification of the Lease be binding upon Lender or any purchaser in foreclosure from Lender, unless Lender has given its prior written consent to such amendment or modification, which consent shall not be unreasonably withheld and shall be deemed given if a written refusal to consent together with a written explanation of the reasons for such refusal to consent is not received by Lessor from Lender within ten (10) days after receipt by Lender of a written request for Lender’s consent to a proposed amendment or modification.

(b) Insurance. Lender may be a named insured on any fire and other hazard insurance policies carried by Lessee and covering the Premises. All proceeds of any such insurance policies shall be held by Lessor, or at the request of Lender, by a trust company satisfactory to Lessor and Lender. In the event that at any time prior to expiration of the term of the Lease there shall be a partial or total destruction of the buildings and improvements then on the Premises from any cause, Lessee shall not have the right to terminate the Lease but shall diligently restore and rehabilitate said buildings and improvements pursuant to plans and specifications first approved by Lessor and Lender in writing, and, except as hereinafter provided, all proceeds of all property damage insurance shall be disbursed to Lessee upon such terms as Lessor and Lender may agree, for the purpose of restoring and rehabilitating said buildings and improvements. Should the proceeds of such insurance exceed the cost of such restoration and rehabilitation, the balance shall be paid to Lender to be credited by Lender as a payment on account of the Loan, and the remaining balance, if any, shall be paid in accordance with the Lease. Proceeds of any business or rental interruption insurance carried by Lessee with respect to the Premises shall be applied first to any unpaid obligations of Lessee under the Lease, then to any unpaid obligations under the Leasehold Mortgage and any remaining balance may be paid to Lessee.

(c) Lender’s Right to Perform. Lender shall have the right, but not the obligation, at any time prior to termination of the Lease to pay all rental due thereunder, to provide any insurance and make any other payments, to make any repairs and improvements and do any other act or thing required of Lessee thereunder, and to do any act or thing which may be necessary and proper to be done in the performance and observance of the covenants, conditions and agreements thereof to prevent the termination of the Lease. All payments so made and all things so done and performed by Lender shall be as effective to prevent a termination of the Lease as the same would have been if made, done and performed by Lessee instead of by Lender.

(d) Lessee’s Default. Should any default occur under the Lease, Lender shall have thirty (30) days after receipt of notice from Lessor setting forth the nature of such default, and, if the default is such that possession of the Premises may be necessary to remedy the default, a reasonable time after the expiration of such thirty (30) day period within which to remedy such default, provided that (i) Lender shall have fully cured any default in the payment of any monetary obligations of Lessee under the Lease, within such thirty (30) day period and shall continue to pay currently such monetary obligations as and when the same are due, and (ii) Lender shall have given Lessor written notice that Lender intends to take action to acquire Lessee’s leasehold estate, and, subject to the provisions of Section 2(i) below, commenced foreclosure or other appropriate proceedings in the nature thereof, and shall thereafter diligently and continuously prosecute such proceedings to completion. Lender shall not be liable for any indemnities set forth in the Lease unless and until Lender assumes the obligations of Lessee thereunder; provided, however, that in the event the default under the Lease relates to Lessee’s failure to may any payment due on an indemnity set forth in the Lease, Lender acknowledges that its failure to cure such default may result in the termination of the Lease and the loss of Lender’s security.

(e) Lender’s Right to Cure. A default under the Lease which in the nature thereof cannot be remedied by Lender shall be deemed to be remedied if (i) within thirty (30) days after receiving written notice from Lessor of such default, Lender shall have given Lessor written notice that Lender intends to take action to acquire Lessee’s interest under the Lease and, subject to the provisions of Section 2(i) below, commenced foreclosure or other appropriate proceedings in the nature thereof, and Lender shall thereafter diligently and continuously prosecute any such proceedings to completion, (ii) Lender shall have fully cured any default in the payment of any monetary obligations of Lessee under the Lease within such thirty (30) day period and shall thereafter continue to faithfully perform all such monetary obligations, and (iii) after gaining possession of the Premises, Lender shall perform all of the obligations of Lessee under the Lease as and when the same are due and cure any defaults that are curable by Lender but that require possession of the Premises to cure, such cure to be effected within thirty (30) days after gaining possession, or such longer period of time as is reasonably necessary to effect such cure using all due diligence.

(f) Notices. Lessor shall mail to Lender a duplicate copy by certified mail of any and all notices which Lessor may from time to time give to or serve upon Lessee pursuant to the provisions of the Lease; and no notice by Lessor to Lessee hereunder shall be deemed to have been given as to Lender unless and until a copy thereof has been mailed to Lender.

(g) Foreclosure. Subject to the provisions of this subsection (g) and subsection (i) below, foreclosure of a Leasehold Mortgage or any sale thereunder, whether by judicial proceedings or by virtue of any power of sale contained in the Leasehold Mortgage, or any conveyance of the leasehold interest under the Lease from Lessee to Lender by virtue or in lieu of foreclosure or other appropriate proceedings in the nature thereof, shall not require the consent of Lessor or constitute a breach of any provision of or a default under the Lease and upon such foreclosure, sale or conveyance, Lessor shall recognize Lender, or any other foreclosure sale purchaser or recipient of any deed in lieu, as the Lessee under the Lease; provided:

(i) Lender shall have fully complied with the provisions of this Agreement applicable prior to gaining possession of the Premises and Lender or the foreclosure sale purchaser or deed in lieu recipient, as the case may be, who is to become the Lessee under the Lease shall comply with the provisions of this Agreement applicable after gaining possession of the Premises;

(ii) Lender, or the foreclosure sale purchaser or deed in lieu recipient, as the case may be, who is to become the Lessee under the Lease shall be responsible for taking such actions as shall be necessary to obtain possession of the Premises; and

(iii) Lender, or the foreclosure sale purchaser or deed in lieu recipient, as the case may be, who is to become the Lessee under the Lease shall execute, acknowledge and deliver to Lessor an instrument in form satisfactory to Lessor pursuant to which Lender or the foreclosure sale purchaser or deed in lieu recipient, as the case may be, expressly assumes all obligations of the Lessee under the Lease, which instrument shall contain the same representation and release by the entity assuming the Lessee’s obligations under the Lease as are made by Lender pursuant to Section 3 of this Agreement.

If there are two or more Leasehold Mortgages or foreclosure sale purchasers (whether of the same or different Leasehold Mortgages), Lessor shall have no duty or obligation whatsoever to determine the relative priorities of such Leasehold Mortgages or the rights of the different holders thereof and/or foreclosure sale purchasers. If Lender becomes the Lessee under the Lease, or under any new lease obtained pursuant to subsection (h) below, Lender shall not be personally liable for the obligations of the Lessee under the Lease accruing prior to or after the period of time that Lender is the Lessee thereunder.

(h) Rejection of Lease. Should the Lease be terminated by reason of any rejection of the Lease in a bankruptcy proceeding, Lessor shall, subject to the terms and conditions of this subsection (h) and subsection (i) below, upon written request by Lender to Lessor made within thirty (30) days after such termination, execute and deliver a new lease of the Premises to Lender for the remainder of the term of the Lease with the same covenants, conditions and agreements (except for any requirements which have been satisfied by the Lessee prior to termination) as are contained therein; provided, however, that Lessor’s execution and delivery of such new lease of the Premises shall be made without representation or warranty of any kind or nature whatsoever, either express or implied, including without limitation, any representation or warranty regarding title to the Premises or the priority of such new lease; Lessor’s obligations and liability under such new lease shall not be greater than if the Lease had not terminated and Lender had become the Lessee thereunder, and the new lease shall contain the same representation and release made by the entity that is the lessee thereunder as are made by Lender under Section 3 of this Agreement. Lessor’s delivery of the Premises to Lender pursuant to such new lease shall be made without representation or warranty of any kind or nature whatsoever, either express or implied; and Lender shall take the Premises “as is” in their then current condition. Upon execution and delivery of such new lease, Lender, at its sole cost and expense, shall be responsible for taking such action as shall be necessary to cancel and discharge the Lease and to remove the Lessee named therein and any other occupant from the Premises. Lessor’s obligation to enter into such new lease of the Premises with Lender shall be conditioned as follows:

(i) Lender shall have complied with the provisions of this Agreement applicable prior to the gaining of possession and shall comply with the provisions of this Agreement applicable after gaining possession of the Premises;

(ii) if more than one holder of a Leasehold Mortgage claims to be the Lender and requests such new lease, Lessor shall have no duty or obligation whatsoever to determine the relative priority of such Leasehold Mortgages, and in the event of any dispute between or among the holders thereof, Lessor shall have no obligation to enter into any such new lease if such dispute is not resolved to the sole satisfaction of Lessor within ninety (90) days after the date of termination of the Lease; and

(iii) Lender shall pay all costs and expenses of Lessor, including without limitation, reasonable attorneys’ fees, real property transfer taxes and any escrow fees and recording charges, incurred in connection with the preparation and execution of such new lease and any conveyances related thereto.

(i) Transfer of Leasehold Interest. In the event Lender desires to transfer the leasehold interest in the Premises by foreclosure sale, accept a deed in lieu of foreclosure, or acquire Lessee’s interest in the Lease by any other means, Lender shall provide Lessor not less than thirty (30) days prior written notice of its intention to exercise any such right and Lessor shall have the right, exercisable within thirty (30) days after receipt of such written notice to elect to acquire the entire interest in the Loan and the Leasehold Mortgage for a price equal to the sum of the outstanding unpaid balance of the Loan secured by the Leasehold Mortgage, together with any other amounts due and unpaid under the Leasehold Mortgage. In the event Lender desires to sell the Loan to a third party, Lender shall provide Lessor not less than thirty (30) days prior written notice of its intention to do so, identifying in reasonable detail the terms upon which the third party is willing to purchase the Loan, and Lessor shall have the right, exercisable within thirty (30) days after receipt of such written notice, to elect to purchase the Loan and the Leasehold Mortgage for a price equal to that which would have been paid by the third party. The closing of the acquisition of the Loan (the “Closing”) shall occur within thirty (30) days after the date of such election through escrow at a title company selected by Lessor and reasonably acceptable to Lender (the “Title Company”). At the Closing Lessor shall deliver to Lender through escrow the purchase price for the Loan and Lender shall assign to Lessor all of its right, title and interest in the Loan and the Leasehold Mortgage pursuant to documentation satisfactory to Lessor and the Title Company. If Lessor fails to deliver into escrow the required funds within said thirty (30) day period with instructions to deliver said funds to Lender conditioned only upon receipt of the documentation necessary to enable the Title Company to insure Lessor as the sole Beneficiary of the Leasehold Mortgage, Lender shall be entitled to pursue its rights to acquire or transfer the leasehold estate pursuant to this Agreement. If Lessor delivers said funds as required herein, Lender’s rights under this Agreement shall terminate and be of no further force or effect.

C. Hazardous Substances. By execution of this Agreement, Lender hereby represents to Lessor as follows: Lender is aware that detectable amounts of hazardous substances and groundwater contaminants have come to be located beneath and/or in the vicinity of the Premises. (See, for example, Remedial Action Order(s)                      issued by the Department of Toxic Substances Control, Cal EPA, formerly known as the California Department of Health Services, Toxic Substances Division, and Regional Water Quality Control Board Orders No.                     .) Lender has made such investigations and inquiries as it deems appropriate to ascertain the effects, if any, of such substances and contaminants on the Premises and persons using the Premises. Lessor makes no representation or warranty with regard to the environmental condition of the Premises. Lender hereby covenants and agrees not to sue and forever releases and discharges Lessor, and its trustees, officers, directors, agents and employees for and from any and all claims, losses, damages, causes of action and liabilities, arising out of hazardous substances or groundwater contamination presently existing on, under, or emanating from or onto the Premises. Lender understands and expressly waives any rights or benefits available under Section 1542 of the Civil Code of California or any similar provision in any other jurisdiction. Section 1542 provides substantially as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

D. Notices. Any notice or demand required or given hereunder shall be in writing and shall be considered to have been duly and properly given upon personal delivery to the party or an officer of the party being served, or if mailed, upon the first to occur of actual receipt or 48 hours after deposit in United States registered or certified mail, postage prepaid, addressed to the parties as follows :

Lessor:	The Board of Trustees of the Leland Stanford Junior University
c/o Stanford Management Company
2770 Sand Hill Road
Menlo Park, Ca 94025
Attention: Director, Stanford Research Park

Lessee:

Attention:

Lender:

Attention:

Such addresses may be changed by notice to the other parties given in the same manner as provided herein, such changes to be effective only upon receipt of notice thereof.

E. Assignment. Neither this Agreement nor any of the rights or obligation of the parties hereto may be assigned in whole or in part to any other party without the consent of the other parties hereto and any attempted assignment without such consent shall be null and void. Nothing contained in this Agreement shall constitute the consent of Lessor to any other or future encumbrance of Lessee’s leasehold interest under the Lease.

F. Counterparts. This Agreement may be executed in any number of counterparts and each of the counterparts shall be considered an original and all counterparts shall constitute but one and the same instrument.

G. Entire Agreement; Modifications; Waiver. This Agreement and the exhibits hereto, which are incorporated herein by this reference, shall constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be changed or modified orally or in any manner other than by any agreement in writing signed by the parties hereto. No waiver of any of the terms or conditions of this Agreement and no waiver of any default or failure of compliance shall be effective unless in writing, and no waiver furnished in writing shall be deemed to be a waiver of any other term or provision or any future condition of this Agreement.

H. Governing Law. This Agreement shall be governed by California law.

I. Attorneys’ Fees. In the event of any litigation arising out of any dispute or controversy concerning this Agreement, the party or parties not prevailing in such dispute shall pay any and all costs and expenses incurred by the prevailing party or parties, including, without limitation, reasonable attorneys’ fees and expenses, which shall include fees and expenses of in-house attorneys.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE BOARD OF TRUSTEES OF THE
LELAND STANFORD JUNIOR UNIVERSITY

By
By Stanford Management Company	Its:

By:
Its:

By:
Its

FIRST AMENDMENT TO GROUND LEASE

This First Amendment to Ground Lease (this “Amendment”), dated October 1, 2007 for reference purposes only, is made by and between The Board of Trustees of the Leland Stanford Junior University, a body having corporate powers under the laws of the State of California (“Lessor”) and 3401 Hillview LLC, a Delaware limited liability company (“Lessee”) in the following factual context:

A. Lessor and Lessee entered into that certain Ground Lease dated February 2, 2006 (the “Lease”), for real property commonly known as 3401 Hillview Avenue, Palo Alto, California, as legally described in Exhibit “A” to the Lease (the “Land”).

B. Lessor and Roche Palo Alto LLC (“Roche”) are parties to a ground lease dated July 1, 1968 (the “Roche Lease”) for real property commonly known as 3431 Hillview Avenue, Palo Alto, California, as legally described in the Roche Lease (the “Roche Land”).

C. The Land and the Roche Land share a common boundary, and Lessor and Lessee desire to slightly modify the Land to make the parking more efficient on the Land along the common boundary with the Roche Land;

D. The parties now wish to amend the Lease as set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. This Amendment shall be effective as of October 1, 2007.

2. Amended Premises. Exhibit “A” attached to the Lease is hereby deleted in its entirety and Exhibit “A” attached to this Amendment is substituted therefor (such that the legal description of the Land and the Premises under the Lease shall be as set forth in Exhibit “A” attached hereto). Lessor and Lessee shall promptly upon request by either of them to the other execute an amendment to the memorandum of the Lease recorded in the Official Records of Santa Clara County to reflect this revised legal description.

3. Amendment of Roche Lease. This Amendment is conditioned upon and shall become effective only upon the amendment of the Roche Lease to conform the legal description of the Roche Land to the legal description of the Land. Lessor shall provide to Lessee a fully executed copy of an amendment of the Roche Lease that modifies the legal description of the Roche Land within ten (10) days after such execution.

4. Miscellaneous. All capitalized terms used but not defined herein shall have the meanings set forth in the Lease. The Lease, as amended by this Amendment, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment. No prior agreement, understanding, or representation pertaining to any such matter shall be effective for any purpose. Except as amended hereby, the Lease shall in all other particulars, terms and conditions remain in full force and effect and is hereby ratified and confirmed by the parties hereto. In the event of any inconsistency between the Lease, as amended, and this Amendment, the provisions of this Amendment shall prevail. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original. If any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. No subsequent change or addition to this Amendment shall be binding unless in writing and duly executed by both Lessor and Lessee. Each of Lessee and Lessee shall be solely responsible for its own costs and expenses (including attorneys’ fees) in connection with the preparation and execution of this Amendment and any amendment to the memorandum of Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the respective dates set forth below.

LESSOR:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California

By:	/s/ Jean Snider

Its:	Managing Director, Real Estate

LESSEE:

3401 HILLVIEW LLC,
a Delaware limited liability company

By:	/s/ Mark Peek

Its:	Chief Financial Officer

Exhibit “A”

Legal Description

HILLVIEW SITE

3401 Hillview Avenue, Palo Alto, CA 94304

Real property situate in the City of Palo Alto, County of Santa Clara, State of California, described as follows:

Being a portion of Parcel A, as shown on that certain Parcel Map, filed April 27, 1979 in Book 440 of Maps at Page 37, Records of Santa Clara County, described as follows:

Beginning at a point on the northeasterly line of said Parcel A, distant thereon South 53°09’05” East, 409.70 feet along said line, from the northwesterly terminus of the northeasterly line of said Parcel A, shown on said Parcel Map (440 M 37) as “S 53°09’05” E 1410.04’”;

Thence leaving said northeasterly line, the following twenty-seven (27) courses:

1)	South 36°50’55” West, 67.33 feet to the beginning of a non-tangent curve, concave to the southwest, having a radius of 251.00 feet, from which a radial line bears South 34°14’40” West;

2)	Northwesterly, along said curve, through a central angle of 07°34’55” and an arc length of 33.21 feet to the beginning of a compound curve, concave to the southwest, having a radius of 246.00 feet;

3)	Northwesterly, along said curve, through a central angle of 07°42’11” and an arc length of 33.07 feet to the beginning of a reverse curve, concave to the northeast, having a radius of 444.00 feet;

4)	Northwesterly, along said curve, through a central angle of 08°00’14” and an arc length of 62.02 feet to the beginning of a compound curve, concave to the northeast, having a radius of 275.00 feet;

5)	Northwesterly, along said curve, through a central angle of 20°11’57” and an arc length of 96.95 feet;

6)	South 44°08’23” West, 32.27 feet to the beginning of a non-tangent curve, concave to the south, having a radius of 19.00 feet, from which a radial line bears South 07°56’38” West;

7)	Westerly and southwesterly, along said curve, through a central angle of 63°19’01” and an arc length of 21.00 feet;

8)	South 34°37’37” West, 11.51 feet to the beginning of a curve to the right, having a radius of 100.00 feet;

9)	Southwesterly, along said curve, through a central angle of 43°40’46” and an arc length of 76.24 feet;

10)	South 78°18’23” West, 15.55 feet to the beginning of a curve to the left, having a radius of 58.00 feet;

11)	Southwesterly, along said curve, through a central angle of 32°06’19” and an arc length of 32.50 feet to the beginning of a compound curve, concave to the southeast, having a radius of 33.00 feet;

12)	Southwesterly, along said curve, through a central angle of 42°21’17” and an arc length of 24.39 feet to the beginning of a compound curve, concave to the east, having a radius of 85.00 feet;

13)	Southerly and southeasterly, along said curve, through a central angle of 31°53’43” and an arc length of 47.32 feet;

14)	South 28°02’56” East, 13,27 feet to the beginning of a curve to the left, having a radius of 661.00 feet;

15)	Southeasterly, along said curve, through a central angle of 05°47’03” and an arc length of 66.73 feet;

16)	South 33°49’59” East, 41.66 feet to the beginning of a curve to the right, having a radius of 450.00 feet;

17)	Southeasterly, along said curve, through a central angle of 23°35’50” and an arc length of 185.33 feet;

18)	South 10°14’09” East, 132.03 feet;

19)	South 79°45’51” West, 86.26 feet;

20)	South 07°29’54” East,17.21 feet to the beginning of a non-tangent curve, concave to . the southeast, having a radius of 25.00 feet, from which a radial line bears South • 18°39’09” East;

21)	Westerly and southwesterly, along said curve, through a central angle of 78°31’49” and an arc length of 34.27 feet;

22)	South 84°26’47” West, 282.62 feet;

23)	South 09°38’42” West, 126.61 feet;

24)	South 84°43’19” West, 291.54 feet;

25)	North 05°07’47” West, 284.07 feet to the beginning of a curve to the left, having a radius of 370.00 feet;

26)	Northwesterly, along said curve, through a central angle of 34°26’52” and an arc length of 222.45 feet;

27)	South 85°20’05” West, 255.73 feet to the southwesterly line of said Parcel A (440 M 37);

Thence along said southwesterly line and along the general northwesterly, northerly, and northeasterly lines of said Parcel A, the following seven (7) courses:

1)	North 15°27’55” West, 945.97 feet to the beginning of a curve to the right, having a radius of 590.22 feet;

2)	Northeasterly, along said curve, through a central angle of 17°06’01” and an arc length of 176.15 feet to the beginning of a compound curve, concave to the southeast, having a radius of 80.00 feet;

3)	Northeasterly, easterly and southeasterly, along said curve, through a central angle of 110°14’53” and an arc length of 153.94 feet to the beginning of a compound curve, concave to the southwest, having a radius of 4930.00 feet;

4)	Southeasterly, along said curve, through a central angle of 07°53’16” and an arc length of 678.70 feet;

5)	South 86°00’00” East, 11.48 feet to the beginning of a non-tangent curve, concave to the southwest, having a radius of 4935.00 feet, from which a radial line bears South 29°53’27” West;

6)	Southeasterly, along said curve, through a central angle of 06°57’28” and an arc length of 599.29 feet;

7)	South 53°09’05” East, 409.70 feet to the point of Beginning.

Exh. F - p. 1 of 7

Containing an area of 28.958 acres, more or less.

As shown on Exhibit “B” attached hereto and made a part hereof.

This description was prepared by me or under my direction.

SECOND AMENDMENT TO GROUND LEASE

This Second Amendment to Ground Lease (this “Amendment”), is dated as of June 13, 2011 for reference purposes only, is made by and between The Board of Trustees of the Leland Stanford Junior University, a body having corporate powers under the laws of the State of California (“Lessor”) and 3401 Hillview LLC, a Delaware limited liability company (“Lessee”) in the following factual context:

A. Lessor and Lessee entered into that certain Ground Lease dated February 2, 2006, covering real property commonly known as 3401 Hillview Avenue, Palo Alto, California, and legally described in Exhibit “A” to that certain First Amendment to Ground Lease dated as of October 1, 2007. Together, the Ground Lease and First Amendment to Ground Lease are referred to in this Amendment as the “Lease”.

B. VMware, Inc., an affiliate of Lessee, has assumed the leasehold interest of Roche Palo Alto LLC with respect to certain real property commonly known as 3431 Hillview Avenue, which is adjacent to the Premises (the “Adjacent Premises”). In connection therewith, Lessor and VMware, Inc. have entered into that certain Amended and Restated Ground Lease dated of even date herewith (the “3431 Hillview Lease”).

C. Lessor and Lessee now desire to further amend the Lease to modify its term and to make certain other changes, as set forth below. Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Lease.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Modification of Term. Lessor and Lessee acknowledge and agree that the Expiration Date of the Lease is currently February 28, 2057. The Lease is hereby amended to change the Expiration Date of the Lease to May 13, 2046 (the “Modified Expiration Date”). All references to the Expiration Date in the Lease shall mean the Modified Expiration Date.

2. Non-R&D Subleases. Lessee agrees and acknowledges that based on the square footage of Improvements on the Premises, the provision in the last sentence of Section 10.2 allowing Lessee to sublease up to twenty-five percent (25%) of the rentable square footage comprising the Premises for general office use unrelated to research and development (“Non-R&D Use”) means that Lessee may sublet up to 115,000 rentable square feet for Non R&D Use. Pursuant to the 3431 Hillview Lease, provided that the Premises and the Adjacent Premises continue to be leased or entirely occupied (except for the proposed sublease space or space previously subleased in accordance with this Lease or the 3431 Hillview Lease) by the same entity, and/or an Affiliate of such entity, a portion of such square footage may be used for subleases for Non-R&D Use in the Adjacent Premises. During such time as the Premises and the Adjacent Premises continue to be leased or entirely occupied (except for the proposed sublease space or space previously subleased in accordance with this Lease or the 3431 Hillview Lease) by the same entity, and/or an Affiliate of such entity, (a) Lessee may, subject to the requirements of Article 24, only enter into Permitted Subleases for Non-R&D Use if the aggregate of all Non-R&D Use of space at the Premises and the Adjacent Premises does not exceed a total of 115,000 rentable square feet, (b) at any time that the maximum amount of square footage subject to Non-R&D Use is subleased on the Premises and/or the Adjacent Premises, Lessee shall have no right to enter into subleases for Non-R&D Use and (c) Lessee shall notify Lessor in its request for approval of all proposed subleases pursuant to Section 24.2 whether or not the proposed sublease will be for Non-R&D Use, and if the proposed sublease is approved by Lessor, how many rentable square feet space in the Premises and the Adjacent Premises combined will be subleased for Non-R&D Use. Notwithstanding the foregoing, upon any change of ownership that results in the Premises and the Adjacent Premises no longer being leased or entirely occupied (except for space previously subleased in accordance with this Lease or the 3431 Hillview Lease) by the same entity and/or an Affiliate of such entity, Lessee’s right to sublease the Premises for Non-R&D Use shall be reduced to the extent subtenants for Non-R&D Use remain in the Adjacent Premises, until such time as their subleases expire, whereupon the square footage used by such subtenants shall again become available for subleases on the Premises.

3. Independent Leases. Lessee and Lessor agree that neither the terms and conditions of the Lease nor the terms and conditions of the 3431 Hillview Lease shall be applicable or admissible as evidence in the interpretation of the other document.

4. Separate Parcels. The Premises and the Adjacent Premises shall be maintained as separate and independent leasehold parcels. Lessee shall seek separate entitlements for each parcel, and in no event shall the Premises or the Adjacent Premises be developed or redeveloped so that either the Premises or the Adjacent Premises fails to meet City zoning requirements, including without limitation parking requirements, on a stand-alone basis. Lessee shall not enter into any agreement with VMware, Inc. or the City that burdens either the Premises or the Adjacent Premises for the benefit of the other premises. Notwithstanding the foregoing, Lessor recognizes that the roadways, sidewalks and landscaping located on the Premises are and will continue to be integrated with the Adjacent Premises, subject to Lessor’s approval rights for Additional Improvements and Alterations as provided in Article 12. Lessee may propose to Lessor a parcel line adjustment between the Premises and the Adjacent Premises for the purpose of accommodating its proposed Improvements on the Premises; provided that each of the proposed parcels resulting from the lot line adjustment meets all City zoning requirements on a stand-alone basis. Lessor shall give a request for a lot line adjustment reasonable consideration, but shall have no obligation to consent thereto.

5. Miscellaneous. All capitalized terms used but not defined herein shall have the meanings set forth in the Lease. The Lease, as amended by this Amendment, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment. No prior agreement, understanding, or representation pertaining to any such matter shall be effective for any purpose. As amended hereby, the Lease shall in all other particulars, terms and conditions remain in full force and effect and is hereby ratified and confirmed by the parties hereto. In the event of any inconsistency between the Lease, as amended, and this Amendment, the provisions of this Amendment shall prevail. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. If any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. No subsequent change or addition to this Amendment shall be binding unless in writing and duly executed by both Lessor and Lessee. Each of Lessee and Lessee shall be solely responsible for its own costs and expenses (including attorneys’ fees) in connection with the preparation and execution of this Amendment and any amendment to the memorandum of Lease.

6. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the respective dates set forth below.

LESSOR:

THE BOARD OF TRUSTEES OF THE
LELAND STANFORD JUNIOR UNIVERSITY,
a body having corporate powers under
the laws of the State of California

By:	/s/ Jean Snider

Its:	Jean Snider Managing Director, Real Estate

LESSEE:

3401 HILLVIEW LLC,
a Delaware limited liability company

By:	VMware, Inc.

By:	Mark S. Peek

Its:	CFO and Co-President, Business Operations